Exhibit 10.1

SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT

among

WEWORK COMPANIES U.S. LLC,

as Borrower,

GOLDMAN SACHS INTERNATIONAL BANK,

as Senior LC Facility Administrative Agent and Shared Collateral Agent

and

SOFTBANK VISION FUND II-2 L.P.,

as Junior TLC Facility Administrative Agent

Dated as of December 19, 2023

GOLDMAN SACHS INTERNATIONAL BANK and JPMORGAN CHASE BANK, N.A.,

as Issuing Banks and Additional Collateral Agents,

SOFTBANK VISION FUND II-2 L.P.,

as Junior TLC Facility Lender,

SVF II GP (JERSEY) LIMITED and SB GLOBAL ADVISERS LIMITED,

GOLDMAN SACHS INTERNATIONAL BANK
as sole Structuring Agent,

GOLDMAN SACHS INTERNATIONAL BANK,
and
JPMORGAN CHASE BANK, N.A.,

as Joint Lead Arranger and Joint Bookrunners

i

4.11	Federal Regulations	58
4.12	Labor Matters	58
4.13	ERISA	58
4.14	Investment Company Act	59
4.15	Subsidiaries	59
4.16	Use of Proceeds	59
4.17	Environmental Matters	59
4.18	Accuracy of Information, etc.	60
4.19	Security Documents	60
4.21	[Reserved]	61
4.22	Anti-Corruption Laws and Sanctions	61
4.23	EEA Financial Institutions	61

SECTION 5.	CONDITIONS PRECEDENT	61
5.1	Conditions to Closing Date	61
5.2	Conditions to Each Extension of Credit	63
5.3	Determinations under Sections 5.1	64

SECTION 6.	AFFIRMATIVE COVENANTS	64
6.1	Financial Statements	64
6.2	Certificates; Creditor Party Calls; Other Information	65
6.3	Payment of Taxes	66
6.4	Maintenance of Existence; Compliance	66
6.5	Maintenance of Property; Insurance	66
6.6	Inspection of Property; Books and Records; Discussions	67
6.7	Notices	67
6.8	Environmental Laws	67
6.9	Additional Collateral, etc	68
6.10	Designation of Subsidiaries	69
6.11	Certain Post-Closing Obligations	69
6.12	Reporting	70
6.13	Filings, Orders and Pleadings	70
6.14	Certain Bankruptcy Matters	70
6.15	No Discharge	70
6.16	Liens	71
6.17	COMI	71

SECTION 7.	NEGATIVE COVENANTS	71
7.1	Liens	71
7.2	Lines of Business	71
7.3	Disposition of Assets	71
7.4	[Reserved]	72
7.5	Anti-Layering	72
7.6	Use of Proceeds	72
7.7	Chapter 11 Modifications	72
7.8	Cash Collateral; DIP Financings	72
7.9	Foreign Currency Letter of Credit Sublimit	73

SECTION 8.	EVENTS OF DEFAULT	73
8.1	Events of Default	73
8.2	Priority of Payments with Respect to the Collateral	76

SECTION 9.	THE AGENTS	77
9.1	Appointment	77
9.2	Delegation of Duties	78
9.3	Exculpatory Provisions	78
9.4	Reliance by the Applicable Agent	79
9.5	Notice of Default	79
9.6	Non-Reliance on Applicable Agents and Other Issuing Banks	79
9.7	Indemnification	80
9.8	Applicable Agent in Its Individual Capacity	80
9.9	Successor Agents	80
9.10	Arrangers and Bookrunners	81
9.11	Erroneous Payments	81
9.12	Actions and Matters Relating to the Collateral	84
9.13	Rights, Obligations and Protections of the Controlling Collateral Agent and the Controlling Administrative Agent	86

SECTION 10.	MISCELLANEOUS	88
10.1	Amendments and Waivers	88
10.2	Notices	88
10.3	No Waiver; Cumulative Remedies	90
10.4	Survival of Representations and Warranties	90
10.5	Payment of Expenses; Indemnity; Limitation of Liability	91
10.6	Successors and Assigns; Participations and Assignments	93
10.7	Adjustments; Set-off	96
10.8	Counterparts; Electronic Execution	96
10.9	Severability	97
10.10	Integration	97
10.11	GOVERNING LAW	97
10.12	Submission To Jurisdiction; Waivers	97
10.13	Acknowledgements	98
10.14	Releases of Guarantees and Liens	99
10.15	Intercreditor Matters	100
10.16	Confidentiality	100
10.17	WAIVERS OF JURY TRIAL	101
10.18	Patriot Act and Beneficial Ownership Regulation	101
10.19	Usury Savings Clause	101
10.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	102
10.21	Intended Tax Treatment. .	102
10.22	Deemed Assignment and Junior TLC Facility Lender Considerations.	102
10.23	Judgment Currency	103
10.24	Conflicts	103

SCHEDULES

1.1A	Existing Letters of Credit
1.1B	Unrestricted Subsidiaries
1.1C	LC Cash Collateral Account Control Agreements
4.6	Litigation
4.7	Prepetition Defaults
4.13	Pension Plans
4.15	Subsidiaries
6.11	Post-Closing Obligations

EXHIBITS:

A	Form of Compliance Certificate
B	Form of Assignment and Assumption
C-1 to C-4	Forms of U.S. Tax Compliance Certificate
D	Form of Solvency Certificate
E	Form of Security Agreement
F	Form of Subsidiary Guaranty
G-1	Form of Borrower LC Cash Collateral Reallocation Request
G-2	Form of Issuing Bank LC Cash Collateral Reallocation Request
H	Form of Deficiency Notice

SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this “Agreement”), dated as of December 19, 2023, among WEWORK COMPANIES U.S. LLC, a Delaware limited liability company (the “Borrower”), GOLDMAN SACHS INTERNATIONAL BANK and JPMORGAN CHASE BANK, N.A., each as Issuing Banks (in such capacity, each as an “Issuing Bank” and collectively, the “Issuing Banks”), SOFTBANK VISION FUND II-2 L.P., a limited partnership established in Jersey with registration number 2995, whose registered office is at 47 Esplanade, St Helier, Jersey, JE1 0BD (the “Partnership”) acting by the Manager (as defined below) (the Partnership, acting by the Manager or the Jersey General Partner (as defined below) in its capacity as general partner, as the case may be, the “Junior TLC Facility Lender”), GOLDMAN SACHS INTERNATIONAL BANK, as the senior LC facility administrative agent, shared collateral agent and an additional collateral agent, JPMORGAN CHASE BANK, N.A. as an additional collateral agent, and SOFTBANK VISION FUND II-2 L.P., as the junior TLC facility administrative agent (the “Junior TLC Facility Administrative Agent”), SVF II GP (Jersey) Limited, a private limited company incorporated in Jersey with registration number 129289, whose registered office is at 47 Esplanade, St Helier, Jersey, JE1 0BD in its capacity as general partner of the Partnership and in its own corporate capacity (the “Jersey General Partner”), and SB Global Advisers Limited, an England and Wales limited company with registered number 13552691, whose registered office is at 69 Grosvenor Street, London W1K 3JP, United Kingdom in its capacity as manager of the Partnership (the “Manager”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, the Borrower and certain of its subsidiaries and certain Parent Companies on November 6, 2023 (the “Petition Date”) have commenced voluntary cases (the “Chapter 11 Cases”) under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court of New Jersey (the “Bankruptcy Court”), Case No. 23-19865 (JKS), and the Credit Parties (as hereinafter defined) continue to operate their businesses and manage their properties as debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, the Borrower has asked the Junior TLC Facility Lender to provide and the Junior TLC Facility Lender has agreed to provide a senior secured first priority debtor-in-possession “last out” term loan C facility, in an aggregate principal amount equal to $671,237,045.94, the proceeds of which will be used to provide cash collateral to support the Senior LC Facility Credit Agreement Obligations;

WHEREAS, the Borrower has asked each Issuing Bank to provide and each Issuing Bank has agreed, severally and not jointly, to provide a portion of a senior secured first priority cash collateralized debtor-in-possession “first out” letter of credit facility for the purpose of issuing, amending, extending or renewing certain letters of credit for the Borrower and the Credit Parties, in an aggregate amount for each Issuing Bank plus any unreimbursed drawings thereunder not to exceed, in the case of Goldman Sachs, $370,000,000 and in the case of JPMorgan, $280,000,000 at any time outstanding for such Issuing Bank;

WHEREAS, all of the Borrower’s Obligations under the Senior LC Facility and Junior TLC Facility are to be guaranteed by the Guarantors;

WHEREAS, to provide security for the payment of the Obligations of the Credit Parties hereunder and under the other Credit Documents, the Credit Parties will provide and grant to Collateral Agents, for their benefit and the benefit of the other Secured Parties, certain security interests, liens and other rights and protections pursuant to the terms and conditions hereof pursuant to Sections 364(c)(2), 364(c)(3) and 364(d) of the Bankruptcy Code and superpriority administrative expense claims pursuant to Section 364(c)(1) of the Bankruptcy Code, in each case having the relative priorities as set forth in the DIP Order, and other rights and protections as more fully described herein and in the DIP Order.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.          DEFINITIONS

1.1         Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate on such day (or, if such day is not a Business Day, the next preceding Business Day) with an interest period of one month plus 1.0%.  Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted Term SOFR Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted Term SOFR Rate, respectively.  If the ABR is being used as an alternate rate of interest pursuant to Section 2.7 hereof, then the ABR shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the ABR shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Accounting Changes”:  as defined in the definition of GAAP.

“Additional Agreement”:  as defined in Section 10.15.

“Additional Collateral Agent”: as defined in Section 9.2(b).

“Adjusted Term SOFR Rate”: the higher of (a) Term SOFR Rate and (b) the Floor.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person; provided, it is understood and agreed that neither the Partnership nor the Junior TLC Facility Lender (or any of their respective affiliates (other than, to the extent deemed an Affiliate, the Credit Parties)) shall constitute an “Affiliate” of the Credit Parties for purposes of this Agreement and the other Loan Documents.

“Agent Indemnitee”:  as defined in Section 9.7(a).

“Agents”:  the collective reference to each Applicable Agent and any other agent identified on the cover page of this Agreement.

“Agreement”:  as defined in the preamble hereto.

“Alternative Currency”:  Euros, Pounds Sterling, Canadian Dollars, Singapore Dollars, Swedish Krona, Australian Dollars and such other freely tradable currencies (other than Dollars) as the Borrower, the applicable Issuing Bank, the Senior LC Facility Administrative Agent and the Junior TLC Facility Lender may each agree in its sole discretion in accordance with Section 3.1; provided that the availability of Letters of Credit under any new Alternative Currency shall be subject to the Minimum Cash Collateral Requirement.

“Ancillary Document”:  as defined in Section 10.8(a).

“Annual Reporting Date”:  as defined in Section 6.1(a).

“Anti-Corruption Laws”:  all laws, rules and regulations of any jurisdiction that may be applicable to the Borrower or their Affiliates from time to time concerning or relating to money-laundering bribery or corruption.

 “Applicable Agent” refers to the Senior LC Facility Administrative Agent, the Junior TLC Facility Administrative Agent, the Shared Collateral Agent and/or either or both of the Additional Collateral Agents, as the context may require.

“Applicable Commitment”: refers to either the Issuing Commitments or the Junior TLC Facility Commitments, as the context may require.

“Applicable Facility”: refers to either the Senior LC Facility or the Junior TLC Facility, as the context requires.

“Applicable Required Creditor Parties”: refers to, with respect to the Senior LC Facility, each of the Issuing Banks, and with respect to the Junior TLC Facility, the Junior TLC Facility Lender, as the context may require.

“Application”:  an application, in such form as any Issuing Bank may specify from time to time, requesting such Issuing Bank to issue a Letter of Credit.

“Approved Currency”: Dollars and each Alternative Currency.

“Arranger”:  the joint lead arrangers and joint bookrunners identified on the cover page of this Agreement.

“Article 55 BRRD”:  Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit B.

“ASU”:  as defined in the definition of Financing Lease Obligations.

“Australian Dollars”:  freely transferable lawful money of Australia.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an interest period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action”:  the exercise of any Write-Down and Conversion Powers.

“Bail-In Legislation”:

(a)          in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)          in relation to the United Kingdom, the UK-Bail-In Legislation; and

(c)          in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Court”:  as defined in the recitals hereto.

“Bankruptcy Event”:  with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Applicable Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark”: initially, the Adjusted Term SOFR Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.7, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement”:  for any Available Tenor, the first alternative set forth below that can be determined by the Applicable Agent:

(1)          Daily Simple SOFR;

(2)          the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Applicable Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” timing and frequency of determining rates and making payments of interest, the applicability and length of lookback periods, and other technical, administrative or operational matters) that the Applicable Agent (after consultation with the Borrower) decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Applicable Agent in a manner substantially consistent with market practice (or, if the Applicable Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Applicable Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Applicable Agent and the Borrower decide is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Transition Event”:  with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble hereto.

“Business”:  as defined in Section 4.17(b).

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City or London are authorized or required by law to close.

“Canadian Dollars”:  freely transferable lawful money of Canada.

“Captive Insurance Subsidiary”:  any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Carve Outs”:  the Carve Out (as defined in the Cash Collateral Order) and the JPM Carve Out (as defined in the Cash Collateral Order).

“Cash Collateral Order”: that certain Interim Order (I) Authorizing the Debtors to Use Cash Collateral, (II) Granting Adequate Protection to the Prepetition Secured Parties, (III) Scheduling a Final Hearing, (IV) Modifying the Automatic Stay, and (V) Granting Related Relief [Docket No. 103], and any final order consistent with such interim order or otherwise in form and substance acceptable to the Prepetition Secured Parties.

“Cash Equivalents”:

(a)          Dollars;

(b)          Canadian Dollars, Pounds Sterling, Yen, Euros, any national currency of any Participating Member State of the EMU, Swiss Franc and any other currency held in the ordinary course of business and not for speculative purposes;

(c)          marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within two years from the date of acquisition;

(d)          certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Issuing Bank or any domestic or foreign commercial bank having combined capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(e)          commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Services (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within twelve (12) months from the date of acquisition;

(f)          repurchase obligations for underlying securities of the types described in clauses (c), (d) and (i) of this definition entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (d) above;

(g)          securities with maturities of one year or less from the date of acquisition, which (or the unsecured unsubordinated debt securities of the issuer of which) is rated at least A-1 or A-2 by S&P or A3 or P-2 by Moody’s;

(h)          securities with maturities of twelve (12) months or less from the date of acquisition backed by standby letters of credit issued by any Issuing Bank or any commercial bank satisfying the requirements of clause (d) of this definition;

(i)          readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from two of Moody’s, S&P and Fitch Ratings (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) with maturities of twenty-four (24) months or less from the date of acquisition;

(j)          readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from two of Moody’s, S&P and Fitch Ratings (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) with maturities of twenty-four (24) months or less from the date of acquisition;

(k)          money market mutual or similar funds at least 90% of the assets of which consist of assets satisfying the requirements of clauses (a) through (j) of this definition; or

(l)          money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AA- or better by S&P and Aa3 or better by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“CFC”:  a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco”:  a direct or indirect Subsidiary substantially all of whose assets consist (directly or indirectly through entities that are disregarded for U.S. federal income Tax purposes) of the Equity Interests (including any other interest treated as an equity interest for U.S. federal income Tax purposes) and/or the Indebtedness of one or more CFCs and/or other CFC Holdcos.

“Change of Control”:  the Permitted Investors, taken together, shall cease to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, securities having a majority of the ordinary voting power for the election of directors of the Borrower measured by voting power rather than number of shares (determined on a fully diluted basis but not giving effect to contingent voting rights which have not vested), unless the Permitted Investors, taken together, beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, (x) at least 35% (determined on a fully diluted basis but not giving effect to contingent voting rights which have not vested) of the outstanding voting interests in the Equity Interest of the Borrower, and (y) on a fully diluted basis but not giving effect to contingent voting rights which have not vested, more of the outstanding combined voting interests in the Equity Interest of the Borrower than any other Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act).

“Chapter 11 Cases”: as defined in the preamble hereto.

“Closing Date”:  the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied or waived in accordance with Section 10.1, which shall be December 19, 2023.

“Closing Date JPM Backstop LC”: each Letter of Credit issued on the Closing Date by JPMorgan to backstop certain letters of credit issued under the Prepetition Credit Agreement.

“CME Term SOFR Administrator”: CME Group Benchmark Administration, Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code”:  the Internal Revenue Code of 1986, as amended.

“Collateral”:  collectively, the LC Cash Collateral and WeWork Collateral.

“Commitment Fee Rate”:  0.50% per annum.

“Commitment Period”:  in the case of the Senior LC Facility, the period from and including the Closing Date to, but excluding, the Senior LC Facility Termination Date.

“Commodity Exchange Act”:  the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlling Administrative Agent”: with respect to (A) any WeWork Collateral, (x) until the earlier of the (i) the Senior LC Facility Date of Full Satisfaction and (ii) the Non-Controlling Secured Party Enforcement Date, the Senior LC Facility Administrative Agent, and (y) thereafter, the Junior TLC Facility Administrative Agent, and (B) any LC Cash Collateral, (x) until the Senior LC Facility Date of Full Satisfaction, each Additional Collateral Agent with respect to all LC Cash Collateral pledged to such Additional Collateral Agent for the benefit of such Additional Collateral Agent’s capacity as an Issuing Bank (or any affiliate or branch thereof) and (y) thereafter, the Junior TLC Facility Administrative Agent.

“Controlling Collateral Agent”: with respect to (A) any WeWork Collateral, the Shared Collateral Agent, and (B) any LC Cash Collateral, each Additional Collateral Agent with respect to all LC Cash Collateral pledged to such Additional Collateral Agent for the benefit of such Additional Collateral Agent’s capacity as an Issuing Bank (or any affiliate or branch thereof); provided that after giving effect to the Deemed Assignment, the Shared Collateral Agent and/or each Additional Collateral Agent shall continue to hold such assigned interests as collateral agent for the benefit of the Junior TLC Facility Lender.

“Controlling Secured Party”: with respect to any Collateral, the Secured Parties whose Applicable Agent is the Controlling Administrative Agent for such Collateral.

“Credit Documents”:  this Agreement, the DIP Order (or any order by the Bankruptcy Court related thereto or to this Agreement), the Fee Letters, the Subsidiary Guaranty, and the Security Documents.

“Credit Exposure”:  at any time, an amount equal to the sum, at such time, of (a) LC Exposure plus (b) any unpaid fees and expenses under any Letter of Credit that have not been fully reimbursed to the applicable Issuing Bank, plus (c) estimated fees and expenses projected to accrue on all outstanding Letters of Credit issued by such Issuing Bank through to the anticipated expiration dates of such Letters of Credit, plus (d) in the case of the LC Cash Collateral Accounts denominated in Dollars for each Issuing Bank, the estimated agency fees payable to the Senior LC Facility Administrative Agent (if applicable) and other anticipated and applicable reimbursable, out of pocket expenses pursuant to Section 10.5(a) and Indemnified Liabilities of the Senior LC Facility Administrative Agent and such Issuing Bank, including, for the avoidance of doubt, a reasonable reserve for documented legal fees of outside counsel for the Senior LC Facility Administrative Agent and each Issuing Bank, taken as a whole.

“Credit Party”:  each WeWork Group Member that is a party to a Credit Document; provided, that a Credit Party shall not include any Excluded Subsidiary.

“Creditor Party”:  the Senior LC Facility Administrative Agent, the Junior TLC Facility Administrative Agent, the Issuing Banks, the Junior TLC Facility Lender and, for the purposes of Section 10.13 only, any other Agent and the Arrangers.

“Daily Simple SOFR”:  for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Applicable Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Applicable Agent decides in its reasonable discretion that any such convention is not administratively feasible for the Applicable Agent, then the Applicable Agent, in consultation with the Borrower, may establish another convention in its reasonable discretion.

“Deemed Assignment”: as defined in Section 10.22(a).

“Default”:  any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Issuing Bank”:  any Issuing Bank that (a) has failed to promptly and in any case no earlier than three (3) Business Days of the date requested to issue, amend, renew, or extend any Letters of Credit unless such Issuing Bank notifies the Applicable Agent, the Borrower and the Issuing Banks in writing that such failure is the result of such Issuing Bank’s determination that one or more conditions precedent to issuing (each of which conditions precedent, taken together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has become the subject of a Bankruptcy Event, or (c) has become the subject of a Bail-In Action. Any determination by the Applicable Agent that an Issuing Bank is a Defaulting Issuing Bank under clauses (a) through (c) above shall be conclusive and binding absent manifest error, and such Issuing Bank shall be deemed to be a Defaulting Issuing Bank upon delivery of written notice of such determination to the Borrower and each Issuing Bank.

“Deposit Account”: as defined in the Uniform Commercial Code; provided that each Deposit Account shall be an interest bearing account.

“Desk Business”:  the Borrower and the Restricted Subsidiaries’ business of providing co-working space as a service.

“DIP Order”:  an order of the Bankruptcy Court, in form and substance satisfactory to the Senior LC Facility Administrative Agent, each Issuing Bank, the Junior TLC Facility Lender and the Required Consenting AHG Noteholders in each of their sole discretion as confirmed by the Senior LC Facility Administrative Agent, each Issuing Bank, the Junior TLC Facility Lender and the Required Consenting AHG Noteholders in writing, authorizing and approving on a final basis, among other things, the Facilities and the transactions contemplated by this Agreement (as the same may be amended, supplemented, or modified from time to time); it being understood and agreed that the form of DIP Order filed with the Bankruptcy Court on or about November 19, 2023 is satisfactory to the Senior LC Facility Administrative Agent, each Issuing Bank, the Junior TLC Facility Lender and the Required Consenting AHG Noteholders.

“Dollar Equivalent”:  for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Senior LC Facility Administrative Agent) by the applicable Thomson Reuters Corp., Refinitiv, or any successor thereto (“Reuters”) source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Senior LC Facility Administrative Agent or the applicable Issuing Bank in its reasonable discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Senior LC Facility Administrative Agent or the applicable Issuing Bank using any method of determination it deems appropriate in its reasonable discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Senior LC Facility Administrative Agent or the applicable Issuing Bank using any method of determination it deems appropriate in its sole discretion.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“EEA Financial Institution”:  (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”:  any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”:  any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“EMU”:  the Economic and Monetary Union of the European Union.

“Environmental Laws”:  any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees and enforceable requirements of any Governmental Authority or Requirements of Law (including common law) regulating, governing or imposing liability for protection of human health or the environment.

“Environmental Permits”:  as defined in Section 6.8(a).

“Equity Interests”:  shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that Equity Interests shall not include any debt securities that are convertible into or exchangeable for any combination of Equity Interests and/or cash.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: (a) any entity, whether or not incorporated, that is under common control with a WeWork Group Member within the meaning of Section 4001(a)(14) of ERISA; (b) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which a WeWork Group Member is a member; (c) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which a WeWork Group Member is a member; and (d) with respect to any WeWork Group Member, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that WeWork Group Member, any corporation described in clause (b) above or any trade or business described in clause (c) above is a member.

“ERISA Event”:  (a) the failure of any Plan to comply with any material provisions of ERISA and/or the Code (and applicable regulations under either) or with the material terms of such Plan; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any Reportable Event; (d) the failure of any WeWork Group Member or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA; (e) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (f) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (g) the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any WeWork Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (h) the receipt by any WeWork Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (i) the failure by any WeWork Group Member or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (j) the incurrence by any WeWork Group Member or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Pension Plan or Multiemployer Plan; (k) the receipt by any WeWork Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a WeWork Group Member or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in “endangered” or “critical” status (within the meaning of Sections 431 or 432 of the Code or Sections 304 or 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA) or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA or that the PBGC has issued a partition order under Section 4233 of ERISA with respect to the Multiemployer Plan; (l) the failure by any WeWork Group Member or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA; (m) the withdrawal by any WeWork Group Member or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any WeWork Group Member or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (n) the imposition of liability on any WeWork Group Member or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (o) the occurrence of an act or omission which could give rise to the imposition on any WeWork Group Member or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Plan; (p) the assertion of a material claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against any WeWork Group Member or any of their respective ERISA Affiliates in connection with any Plan; (q) receipt from the IRS of notice of the failure of any Pension Plan (or any other Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (r) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to Section 303(k) or 4068 of ERISA with respect to any Pension Plan.

“Erroneous Payment”: as defined in Section 9.11(a).

“Erroneous Payment Deficiency Assignment”: as defined in Section 9.11(d).

“Erroneous Payment Return Deficiency”: as defined in Section 9.11(d).

“Erroneous Payment Subrogation Rights”: as defined in Section 9.11(e).

“EU Bail-In Legislation Schedule”:  the document described as such and published by the Loan Market Association (or any successor Person), from time to time.

“Euros”:  the single currency of the Participating Member States.

“Event of Default”:  any of the events specified in Section 8.1, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Account”: (a) any accounts used for payroll, taxes or retiree and/or employee benefits, (b) any accounts used for escrow, customs or other fiduciary purposes, (c) any accounts with amounts on deposit in which do not exceed an average daily balance (determined on a monthly basis) of $50,000,000 for all such accounts in the aggregate at any one time and (d) any accounts consisting of withheld income taxes and U.S. federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Borrower in the ordinary course of business to be paid to the Internal Revenue Service or state or local government agencies with respect to current or former employees of any of the WeWork Group Members; provided that (i) no exclusions described under this definition shall apply to any LC Cash Collateral Account and (ii) no LC Cash Collateral Account shall be an Excluded Account at any time, including after the Senior LC Facility Date of Full Satisfaction.

“Excluded Equity Interest”: (i) margin stock, (ii) Equity Interests in joint ventures and Restricted WeWork Subsidiaries that are not wholly owned by the WeWork Obligor and its Restricted WeWork Subsidiaries to the extent a pledge of such Equity Interests would be prohibited by the applicable joint venture agreement or organizational documents of such joint venture or such non-wholly-owned Restricted WeWork Subsidiary, (iii) Equity Interests (which shall include, for purposes of this clause, any other interest treated as an equity interest for U.S. federal income Tax purposes) of any CFC or CFC Holdco in each case, owned directly by a Credit Party, in excess of 65% of the “total combined voting power of all classes of voting stock” (within the meaning of Treasury Regulations section 1.956-2(c)(2)) of such CFC or CFC Holdco, as the case may be, (iv) any Equity Interest to the extent the pledge thereof would be prohibited by any Law (excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code) and (v) any Equity Interests (which shall include, for purposes of this clause, any other interest treated as an equity interest for U.S. federal income Tax purposes) of any CFC or CFC Holdco not directly owned by a Credit Party.

“Excluded Property”: Any property or asset that is not included in the Adequate Protection Collateral (as defined in the Cash Collateral Order) or Prepetition Collateral; provided that for the purposes of this Agreement; the Adequate Protection Collateral shall not include any Excluded Equity Interest.

Notwithstanding the foregoing, (i) no exclusions described under this definition shall apply to any LC Cash Collateral Account or any LC Cash Collateral and (ii) no LC Cash Collateral Account or LC Cash Collateral shall be Excluded Property at any time, including after the Senior LC Facility Date of Full Satisfaction.

“Excluded Subsidiary”:

(a)          any Subsidiary that is not a wholly-owned Subsidiary of the Borrower;

(b)          any direct or indirect Foreign Subsidiary;

(c)          any Subsidiary of the Borrower (x) that would be prohibited or restricted by applicable law or contract (including any requirement to obtain the consent, approval, license or authorization of any Governmental Authority or third party, unless such consent, approval, license or authorization has been received, but excluding any restriction in any organizational documents of such Subsidiary) from becoming a Guarantor so long as (i) in the case of Subsidiaries of the Borrower existing on the Closing Date, such contractual obligation is in existence on the Closing Date and (ii) in the case of Subsidiaries of the Borrower acquired after the Closing Date, such contractual obligation is in existence at the time of such acquisition, or (y) the inclusion of which as a Guarantor would result in material adverse Tax consequences to the Borrower and/or its Affiliates and direct or indirect beneficial owners as reasonably determined by the Borrower (including as a result of the operation of Section 956 of the Code or any similar Requirement of Law in any applicable jurisdiction);

(d)          any CFC or CFC Holdco;

(e)          any domestic Subsidiary that is a direct or indirect Subsidiary of (i) a CFC or (ii) a CFC Holdco;

(f)          Captive Insurance Subsidiaries, not-for-profit Subsidiaries, special purpose entities (other than ordinary course lease holding Subsidiaries), Unrestricted Subsidiaries and Immaterial Subsidiaries;

(g)          any Restricted Subsidiary acquired with pre-existing Indebtedness permitted to remain outstanding under this Agreement (to the extent such guarantee would be prohibited by or require consent pursuant to the terms of such Indebtedness);

(h)          any Subsidiary with respect to which the Subsidiary Guaranty would result in material adverse Tax consequences to the Borrower or any of its Subsidiaries or direct or indirect beneficial owners, as reasonably determined by the Borrower in consultation with the Controlling Collateral Agent (including as a result of the operation of Section 956 of the Code or any similar Requirement of Law in any applicable jurisdiction);

(i)          any Subsidiary to the extent that the burden or cost of providing a guarantee outweighs the benefit afforded thereby as reasonably determined by the Borrower and the Controlling Collateral Agent; and

(j)          WeWork Companies, LLC, a Delaware limited liability company.

“Excluded Taxes”:  any of the following Taxes imposed on or with respect to a Creditor Party or required to be withheld or deducted from a payment to a Creditor Party: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Creditor Party being organized under the laws of, or having its principal office in, or otherwise doing business in, or otherwise being resident for tax purposes or taxable in, or, in the case of any Creditor Party, having its applicable lending office or other branch or permanent establishment located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Creditor Party, any U.S. federal withholding or backup withholding Taxes imposed on amounts payable to or for the account of such Creditor Party with respect to an applicable interest in an Issuing Commitment (or otherwise in any Credit Document) pursuant to law in effect as of the date on which (i) such Creditor Party acquires such interest in the Issuing Commitment (or otherwise becomes a party to this Agreement) (in either case, other than pursuant to an assignment request by the Borrower under Section 2.12) or (ii) such Creditor Party changes its lending office, except in each case to the extent that, pursuant to Section 2.10, amounts with respect to such Taxes were payable either to such Creditor Party’s assignor immediately before such Creditor Party acquired the applicable interest in an Issuing Commitment (or otherwise becomes a party to this Agreement) or to such Creditor Party immediately before it changed its lending office, (c) Taxes attributable to such Creditor Party’s failure to comply with Section 2.10(f), (d) any withholding Taxes imposed under FATCA or similar Requirement of Law, and (e) all liabilities, penalties and interest with respect to any of the foregoing.

“Existing Letters of Credit”: those certain letters of credit set forth on Schedule 1.1A which shall be, as of the Closing Date, deemed to be issued under this Agreement.

“Facilities”:  the Senior LC Facility and the Junior TLC Facility.

“FATCA”:  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version, in each case that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules, promulgation, guidance, notes or practices adopted or entered into in connection with any intergovernmental agreement, treaty or convention entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Goldman Sachs International Bank from three federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters”: the GS Agency Fee Letter, the Senior LC Facility Fee Letter and, if applicable, the Junior TLC Facility Fee Letter.

“Fee Payment Date”: (a) the later of (x) the last day of each March, June, September and December and (y) two (2) Business Days after the receipt by the Junior TLC Facility Lender and the Borrower of the Senior LC Facility Administrative Agent’s and/or any Issuing Bank’s invoice for fees and interest payable in respect of the period ended the last day of each March, June, September and December (or if such invoice is revised after delivery, the date such revised invoice is received by the Junior TLC Facility Lender and the Borrower), in each case, until the date of expiration or termination of each Letter of Credit and (b) the Senior LC Facility Termination Date.

“Financial Officer”: the chief financial officer or the treasurer of the Borrower or (b) any chief restructuring officer of the Borrower that may be appointed during the pendency of the Chapter 11 Cases.

“Financing Lease Obligations”:  of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, however, that all obligations of any Person that are or would have been treated as operating leases (including for avoidance of doubt, any network lease or any operating indefeasible right of use) for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Financing Lease Obligations in the financial statements to be delivered pursuant to Section 6.1.

“Floor”: 0.00%.

“Foreign Benefit Arrangement”:  any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any WeWork Group Member, any ERISA Affiliate or any other entity related to a WeWork Group Member on a controlled group basis.

“Foreign LC Sublimit”: as defined in Section 7.9.

“Foreign Plan”:  each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by any WeWork Group Member, or ERISA Affiliate or any other entity related to a WeWork Group Member on a controlled group basis.

“Foreign Plan Event”:  with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“Foreign Subsidiary”:  any Subsidiary of the Borrower that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Funding Office”:  the office of the Applicable Agent specified in Section 10.2 or such other office as may be specified from time to time by the Applicable Agent as its funding office by written notice to the Borrower and the applicable Issuing Banks.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then if so requested by the Borrower or the Issuing Banks, the Borrower and the Applicable Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, each Applicable Agent and the Issuing Banks, all standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners) and any supranational bodies such as the European Central Bank and the European Union.

“GS Agency Fee Letter”:  the agency fee letter, dated as of November 15, 2023, between Goldman Sachs International Bank and the Borrower.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness or dividends (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”:  the collective reference to each domestic Wholly Owned Subsidiary of the Borrower, whether now existing or hereafter arising, other than any Excluded Subsidiary.

“Highest Lawful Rate”:  the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to such Issuing Bank which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Immaterial Subsidiary”:  any Restricted Subsidiary, that for the most recently ended Reference Period prior to such date, (a) the revenue thereof does not exceed 5.0% of the revenue of the Borrower and the Restricted Subsidiaries and (b) the gross assets thereof (after eliminating intercompany obligations) does not exceed 5.0% or more of the total assets of the Borrower and its Restricted Subsidiaries; provided, further, that for the most recently ended Reference Period prior to such date, the combined (a) revenue of all Immaterial Subsidiaries shall not exceed 10.0% or more of the revenue of the Borrower and the Restricted Subsidiaries or (b) gross assets of all Immaterial Subsidiaries (after eliminating intercompany obligations) shall not exceed 10.0% or more of the total assets of the Borrower; provided, further, that no Immaterial Subsidiary may hold any LC Cash Collateral or any LC Cash Collateral Account, or any interests therein at any time and to the extent any Immaterial Subsidiary does hold any LC Cash Collateral or any LC Cash Collateral Accounts or any interests therein, such Immaterial Subsidiary shall be deemed to be a Material Subsidiary for all purposes of this Agreement and each other Credit Document.

“Indebtedness”:  of any Person means, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) trade payables, (ii) any earn-out or holdback obligation not paid when due and payable, (iii) expenses accrued in the ordinary course of business and (iv) obligations resulting from take-or-pay contracts entered into in the ordinary course of business) which purchase price is due more than six months after the date of placing such property in service or taking delivery of title thereto; (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that the amount of such Indebtedness will be the lesser of (i) the fair market value of such asset as determined by such Person in good faith on the date of determination and (ii) the amount of such Indebtedness of other Persons; (f) all Financing Lease Obligations of such Person; (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, bankers’ acceptances, bank guarantees, surety bonds or other similar instruments; (h) all obligations of such Person under any Swap Agreement; and (i) all guarantees by such Person in respect of the foregoing clauses (a) through (h).  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  The amount of the obligations of the Borrower or any of its Subsidiaries in respect of any Swap Agreement shall, at any time of determination and for all purposes under this Agreement, be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time giving effect to current market conditions notwithstanding any contrary treatment in accordance with GAAP.  For purposes of clarity and avoidance of doubt, any joint and several Tax liabilities arising by operation of consolidated return, fiscal unity or similar provisions of applicable law shall not constitute Indebtedness for purposes hereof.

“Indemnified Liabilities”:  as defined in Section 10.5(b).

“Indemnified Taxes”:  (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee”:  as defined in Section 10.5(b).

“Insolvent”:  with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, trade secrets, know-how and processes, all applications and registrations therefor, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  the first Business Day of each January, April, July and October and the applicable Termination Date.

“Investment Grade Rating”:  a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and equal to or higher than BBB- (or the equivalent) by S&P or Fitch Ratings or, if the applicable instrument is not then rated by Moody’s or S&P, an equivalent rating by any other rating agency.

“IRS”:  the United States Internal Revenue Service, or any successor thereto.

“Issuing Bank Assignee”:  (a) an Issuing Bank; (b) an Affiliate of an Issuing Bank; and (c) any financial institution; provided that notwithstanding the foregoing, “Issuing Bank Assignee” shall not include (i) competitors of the Borrower or any of its Subsidiaries that are in the Desk Business as of such date and, in each case, identified in writing by the Borrower to each Applicable Agent from time to time prior to or after the Closing Date and affiliates thereof to the extent such affiliates are clearly identifiable solely on the basis of the similarity of such affiliates’ names to such competitors, (ii) the Borrower or its Subsidiaries or Affiliates, (iii) natural persons, and (iv) any Defaulting Issuing Bank or potential Defaulting Issuing Bank or any of their respective subsidiaries or any Person who, upon becoming an Issuing Bank hereunder, would constitute any of the foregoing Persons described in clause (iv).

“Issuing Bank Register”:  as defined in Section 10.6(e)(iv).

“Issuing Banks”: as of the Closing Date, Goldman Sachs International Bank (“Goldman Sachs”) and JPMorgan Chase Bank, N. A. (“JPMorgan”), including, in each case, each of their respective affiliates and branches, and each other Issuing Bank under the Senior LC Facility approved by the Senior LC Facility Administrative Agent, each existing Issuing Bank, the Borrower and the Junior TLC Facility Lender that has agreed in its sole discretion to act as an “Issuing Bank” hereunder.  Each reference herein to “Issuing Bank” shall be deemed to be a reference to the applicable Issuing Bank.

“Issuing Commitment”: with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The Issuing Commitment as of the Closing Date for Goldman Sachs is equal to $370,000,000 and for JPMorgan is equal to $280,000,000, respectively.

“Judgment Currency”:  as defined in Section 10.22.

“Junior TLC Facility”: the facility in respect of the aggregate Junior TLC Facility Commitment and the Term Loans.

“Junior TLC Facility Administrative Agent”:  as defined in the preamble hereto.

“Junior TLC Facility Cash Collateral Interest”: all of the Credit Parties’ interests in the LC Cash Collateral and each LC Cash Collateral Account (including, for the avoidance of doubt, the Credit Parties’ reversionary interest in the LC Cash Collateral and each LC Cash Collateral Account) other than, until the occurrence of a Deemed Assignment, interests included in the Senior LC Facility Cash Collateral Interest; provided that any enforcement on the LC Cash Collateral or any LC Cash Collateral Account relating to the Junior TLC Facility Cash Collateral Interest is only permitted to take place after the Senior LC Facility Date of Full Satisfaction; provided further that there shall be no Junior TLC Facility Cash Collateral Interest in any Prefunded Amounts.

“Junior TLC Facility Collateral”: collectively, the WeWork Collateral and the Junior TLC Facility Cash Collateral Interest (including rights arising from the Deemed Assignment).

“Junior TLC Facility Commitment”:  the commitment of the Junior TLC Facility Lender to make or otherwise fund a Term Loan on the Closing Date hereunder.  As of the Closing Date, the Junior TLC Facility Commitment is $671,237,045.94.

“Junior TLC Facility Credit Document Obligations”: (i) the unpaid principal of and interest on (including interest contemplated by Section 2.4(e) hereof, interest accruing after the maturity of the obligations under the Junior TLC Facility and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Term Loans (including, for the avoidance of doubt, SVF Fronted Amounts), (ii) the amount of any gain as a result of market currency fluctuations in connection with the exchange and/or conversion of amounts posted in Alternative Currencies to support Letters of Credit in Alternative Currencies at the time such amounts are converted and/or exchanged from such Alternative Currencies back to Dollars and (iii) all other obligations and liabilities of the Borrower to the Junior TLC Facility Lender, Junior TLC Facility Administrative Agent, each Controlling Collateral Agent in its capacity as the collateral agent for the Junior TLC Facility, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Credit Document, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Junior TLC Facility Administrative Agent, each Controlling Collateral Agent in its capacity as the collateral agent for the Junior TLC Facility, or to the Junior TLC Facility Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Junior TLC Facility Date of Full Satisfaction”:  the date that each of the following has occurred: (a) the occurrence of the Senior LC Facility Date of Full Satisfaction and (b) all Junior TLC Facility Credit Document Obligations have been paid in full in cash or otherwise addressed in a manner satisfactory to the Junior TLC Facility Lender.

“Junior TLC Facility Fee Letter”: the Fee Letter, dated December 19, 2023, between the Borrower and the Junior TLC Facility Lender.

“Junior TLC Facility Lender”: the Partnership.

“Junior TLC Facility Maturity Date”: the earliest of (a) the Senior LC Facility Date of Full Satisfaction, (b) July 17, 2024 (or such later date as the Junior TLC Facility Lender may agree in its sole discretion), (c) the date on which the Term Loans have been voluntarily prepaid by the Borrower pursuant to, and in accordance with, this Agreement and (d) the date on which all Junior TLC Facility Credit Document Obligations have been accelerated pursuant to, and in accordance with, Section 8.1.

“Junior TLC Facility Secured Party”:  the Secured Parties in respect of the Junior TLC Facility.

“Latest Expiry Date”:  as defined in Section 3.1(a).

“LC Cash Collateral”: cash deposited in or standing to the credit of each LC Cash Collateral Account that is pledged as cash collateral to backstop Credit Exposure of any Issuing Bank under the Senior LC Facility pursuant to any Security Document and is subject to an LC Cash Collateral Account Control Agreement.  Unless as otherwise specified hereunder, Prefunded Amounts and SVF Fronted Amounts do not constitute LC Cash Collateral. Notwithstanding the foregoing or any provision herein, in no event shall any WeWork Collateral constitute LC Cash Collateral.

“LC Cash Collateral Account”: each Deposit Account in the name of the Borrower, as the account holder, at an Issuing Bank (or any of its affiliates or branches), as the depositary bank, holding LC Cash Collateral. For the avoidance of doubt, (i) security interests in the LC Cash Collateral Accounts include the Senior LC Facility Cash Collateral Interest and, if applicable, the Junior TLC Facility Cash Collateral Interest and (ii) there shall be at least one LC Cash Collateral Account at each Issuing Bank (or any of its affiliates and branches) corresponding to any Letters of Credit outstanding in each Approved Currency issued by such Issuing Bank. Notwithstanding the foregoing or any provision herein, in no event shall any Deposit Account or Securities Account which is subject to an Account Control Agreement (each as defined under the Prepetition Credit Agreement) constitute an LC Cash Collateral Account.

“LC Cash Collateral Account Bank”: each Issuing Bank (or any of its affiliates or branches) in its capacity as the depositary bank in respect of any LC Cash Collateral Account.

“LC Cash Collateral Account Control Agreement”: each Deposit Account Control Agreement or foreign law equivalent document among the Borrower, as the account holder, a Controlling Collateral Agent, as the secured party, and each LC Cash Collateral Account Bank, as depositary bank.  Each LC Cash Collateral Account Control Agreement shall give exclusive control over such LC Cash Collateral Account to the Controlling Collateral Agent and acknowledge that the applicable Controlling Collateral Agent will continue to act as secured party on behalf of the Junior TLC Facility Administrative Agent and the Junior TLC Facility Lender on and after the occurrence of a Deemed Assignment.  Each LC Cash Collateral Account Control Agreement in effect as of the Closing Date is set forth in Schedule 1.1C.

“LC Disbursement”:  a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure”:  at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of all outstanding Letters of Credit at such time (including, with respect to Letters of Credit issued in Alternative Currencies, the Dollar Equivalent of such amount) plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed pursuant to Section 3.5 at such time under the Senior LC Facility (including, with respect to Letters of Credit issued in Alternative Currencies, the Dollar Equivalent of such amount).

“Letter of Credit Fee”: as defined in Section 3.3(a).

“Letters of Credit”:  any irrevocable standby letter of credit issued or deemed to be issued under the Senior LC Facility pursuant to Section 3.1 (including the Existing Letters of Credit), which shall be (i) issued for working capital needs and general corporate purposes of the Borrower and/or its Subsidiaries, (ii) denominated in Dollars or any Alternative Currency and (iii) otherwise in such form as may be reasonably approved from time to time by the Senior LC Facility Administrative Agent and the applicable Issuing Bank.

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Market Intercreditor Agreement”:  the Prepetition Pari Passu Intercreditor Agreement as in effect on the date hereof, the Prepetition 1L/2L/3L Intercreditor Agreement as in effect on the date hereof and any other an intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of liens or arrangements relating to the distribution of payments, as applicable, at the time the intercreditor agreement is proposed to be established in light of the type of Indebtedness subject thereto.

“Material Indebtedness”:  Indebtedness (other than the Letters of Credit and Term Loans but including obligations calculated on a mark to market basis in respect of one or more Swap Agreements) with respect to any WeWork Group Member in an aggregate principal amount exceeding $50,000,000.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, classified or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Material Subsidiary”:  a Restricted Subsidiary that is not an Immaterial Subsidiary.

“Maximum GS Unused Issuing Commitment Fee”: with respect to Goldman Sachs, the amount of Unused Issuing Commitment Fees payable assuming that 85% of the Issuing Commitment of Goldman Sachs is utilized.

“Membership Agreement”:  an agreement (which may be in the form of a membership agreement, sublease agreement or a similar agreement) entered into between a WeWork Group Member or any Affiliate of a WeWork Group Member and a member or customer, providing for the use by such member or customer of office space provided by the applicable WeWork Group Member or Affiliate.

“Minimum Cash Collateral Amount”: the amount of LC Cash Collateral on deposit or standing to the credit of the applicable LC Cash Collateral Account at the applicable Issuing Bank denominated in the applicable Approved Currency equal to at least 105% of the Credit Exposure in respect of Letters of Credit denominated in such currency that are issued by and outstanding for such Issuing Bank at such time; provided that any Prefunded Amounts and/or SVF Fronted Amounts shall constitute LC Cash Collateral for the purpose of compliance with the Minimum Cash Collateral Amount.

“Minimum Cash Collateral Requirement”: a requirement that at any time (1) the amount of LC Cash Collateral deposited in or standing to the credit of each LC Cash Collateral Account for each Approved Currency shall be equal to or greater than the Minimum Cash Collateral Amount applicable for such LC Cash Collateral Account for such Approved Currency and (2) each Issuing Bank, in its capacity as its own Additional Collateral Agent, holds LC Cash Collateral on deposit in or standing to the credit of each LC Cash Collateral Account of such Additional Collateral Agent in an aggregate amount sufficient to satisfy the requirement described under clause (1) above with respect to all Credit Exposure of such Issuing Bank; provided that any Prefunded Amounts and/or SVF Fronted Amounts shall constitute LC Cash Collateral for the purpose of compliance with the Minimum Cash Collateral Requirement.

“Minimum GS Base Letter of Credit Fee”: with respect to Goldman Sachs, the amount of Base Letter of Credit Fees payable to Goldman Sachs assuming 85% of the then current Issuing Commitment of Goldman Sachs is utilized.

“Minimum Alternative Currency Letter of Credit Fee”: (x) with respect to Goldman Sachs, the amount of Alternative Currency Letter of Credit Fees payable assuming 85% of the then current Foreign LC Sublimit of Goldman Sachs is utilized and (y) with respect to JPMorgan, the amount of Alternative Currency Letter of Credit Fees payable assuming 85% of the then current Foreign LC Sublimit of JPMorgan is utilized.

“Multiemployer Plan”:  a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any WeWork Group Member or any ERISA Affiliate (i) makes or is obligated to make contributions (ii) during the preceding five plan years, has made or been obligated to make contributions or (iii) has any actual or contingent liability.

“Multiple Employer Plan”:  a Plan which has two or more contributing sponsors (including any WeWork Group Member or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Controlling Administrative Agent”: Any Administrative Agent that is not the Controlling Administrative Agent.

“Non-Controlling Secured Party”: the Secured Parties whose Administrative Agent is not the Controlling Administrative Agent.

“Non-Controlling Secured Party Enforcement Date”:  solely with respect to the WeWork Collateral, the date which is 90 days after the occurrence of both (i) an Event of Default and (ii) the receipt by the Senior LC Facility Administrative Agent of written notice from the Junior TLC Facility Lender certifying that (x) an Event of Default has occurred and is continuing and (y) the Obligations under the Junior TLC Facility are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms hereof; provided that the Non-Controlling Secured Party Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any WeWork Collateral at any time the Shared Collateral Agent has commenced at the direction of the Controlling Administrative Agent and is diligently pursuing any enforcement action with respect to all or a material portion of the WeWork Collateral.

“Non-U.S. Issuing Bank”:  an Issuing Bank that is not a U.S. Person.

“Obligations”:  the Senior LC Facility Credit Document Obligations and the Junior TLC Facility Credit Document Obligations.

“Other Connection Taxes”:  with respect to any Creditor Party, Taxes imposed as a result of a present or former connection between such Creditor Party and the jurisdiction imposing such Tax (other than connections arising solely from such Creditor Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Credit Document).

“Other Taxes”:  all present or future stamp or documentary, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12).

“Parent Company”:  any Person of which the Borrower is a direct or indirect subsidiary.

“Participating Member States”:  any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act”:  as defined in Section 5.1(f).

“PBGC”:  the Pension Benefit Guaranty Corporation established under Section 4002 of ERISA and any successor entity performing similar functions.

“Pension Plan”:  any employee benefit plan (including a Multiple Employer Plan, but not including a Multiemployer Plan) which is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (i) which is or was sponsored, maintained or contributed to by, or required to be contributed to by, any WeWork Group Member or any of their respective ERISA Affiliates or (ii) with respect to which has any WeWork Group Member or any of their respective ERISA Affiliates has any actual or contingent liability.

“Perfection Requirements”:  the filing of appropriate Uniform Commercial Code financing statements with the office of the Secretary of State of the state of organization of each Credit Party, the filing of appropriate assignments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, in each case, in favor of the Shared Collateral Agent and/or the Additional Collateral Agent, as applicable for the benefit of the Secured Parties, as applicable, the delivery to the Shared Collateral Agent of any stock certificate or promissory note required to be delivered pursuant to the applicable Credit Documents, together with instruments of transfer executed in blank, and execution and delivery of each LC Cash Collateral Account Control Agreement for each LC Cash Collateral Account.

“Permitted Investors”:  collectively, (a) SoftBank Vision Fund II-2 L.P., SVF II Aggregator (Jersey) L.P., SVF II WW (DE) LLC, SVF II WW Holdings (Cayman) Limited, Cupar Grimmond, LLC, Aristeia Capital, L.L.C., BlackRock Financial Management, Inc., Brigade Capital Management, LP, Capital Research and Management Company, King Street Capital Management, L.P., Sculptor Capital LP, and Silver Point Capital, L.P., (b) any Affiliate of any such Person, (c) any funds or accounts managed or advised by any Person listed in clause (a) or their affiliates and (d) any Person where the voting of shares of capital stock of the Borrower is controlled by any of the foregoing.

“Permitted Liens”: means, with respect to any Person:

(1) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business (whether or not consistent with past practice);

(2) Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, Incurred in the ordinary course of business (whether or not consistent with past practice);

(3) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings; provided any reserves required pursuant to GAAP have been made in respect thereof;

(4) [reserved];

(5) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, drains, telegraph, television and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real property or Liens incidental to the conduct of the business of such Person;

(6) Liens arising out of judgments, decrees, orders or awards in respect of which the Borrower or a Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for the review of such judgment, which appeal or proceedings have not been finally terminated or the period within which such appeal or proceedings may be initiated has not expired;

(7) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(8) with respect to any Restricted Subsidiary that is not a Credit Party, Liens on cash of such Restricted Subsidiary constituting cash collateral in respect of letters of credit issued to support bona fide lease agreements of such Restricted Subsidiary in the ordinary course of business, in an aggregate amount of such cash collateral at any time not to exceed $25,000,000;

(9) Liens securing security deposits pursuant to bona fide lease agreements in the ordinary course of business;

(10) any interest or title of a lessor under any lease entered into by the Borrower or any Subsidiary in the ordinary course of business (whether or not consistent with past practice) and covering only the assets so leased and other statutory and common law landlords’ Liens under leases, and financing statements related thereto;

(11) [reserved]; and

(12) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto.

“Permitted Senior Secured Debt”:  the Prepetition Notes and the Prepetition Credit Agreement, in each case that are secured on a pari passu or junior basis in right of payment and/or in right of security to the Facilities and are subject to a Market Intercreditor Agreement, as applicable.

“Permitted UK Recognition Filing”: any UK Recognition Filing that is made after consultation with each Issuing Bank and the Junior TLC Facility Lender and after the Issuing Banks and the Junior TLC Facility Lender shall have entered into arrangements acceptable to the Issuing Banks and the Junior TLC Facility Lender in their sole discretion to address any concerns around LC Cash Collateral located in LC Cash Collateral Accounts in the United Kingdom.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Petition Date”:  as defined in the recitals hereto.

“Plan”:  any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA but excluding any Multiemployer Plan), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any WeWork Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

“Plan of Reorganization”:   a plan of reorganization with respect to the Credit Parties and their respective Subsidiaries pursuant to the Chapter 11 Cases.

“Pounds Sterling”:  the lawful currency of the United Kingdom.

“Prefunded Amounts”:  as defined in the DIP Order, it being understood that the Junior TLC Facility Lender does not have any Junior TLC Facility Cash Collateral Interests over such amounts.

“Prepetition Collateral”: all WeWork Collateral (as defined in the Prepetition Credit Agreement).

“Prepetition Collateral Agent”: as defined in the definition of Prepetition Credit Agreement.

“Prepetition Credit Agreement”: that certain Credit Agreement dated as of December 27, 2019, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, among the Partnership, WeWork Companies U.S. LLC, the several banks and other financial institutions or entities from time to time parties thereto as letters of credit issuers, the several banks and other financial institutions or entities from time to time parties thereto as participants, Goldman Sachs International Bank, as senior tranche administrative agent, and as shared collateral agent (in such capacity, the “Prepetition Collateral Agent”), Kroll Agency Services Limited, as the junior tranche administrative agent, and the other parties thereto from time to time.

“Prepetition Notes”:  collectively, the 1L Notes (as defined in the RSA), the 2L Notes (as defined in the RSA) and the 3L Notes (as defined in the RSA).

“Prepetition Pari Passu Intercreditor Agreement”: that certain Pari Passu Intercreditor Agreement, dated as of January 3, 2023 by and among WeWork Companies LLC, the other grantors party thereto, Goldman Sachs Bank International as the authorized representative for the Prepetition Credit Agreement secured parties and U.S. Bank Trust Company, National Association, as authorized representatives for the secured parties under the Prepetition Notes constituting 1L Notes.

“Prepetition 1L/2L/3L Intercreditor Agreement”: that certain Intercreditor Agreement, dated as of May 5, 2023 by and among WeWork Companies LLC, the other grantors party thereto, Goldman Sachs Bank International in its capacity as Shared Collateral Agent (as defined in the Prepetition Credit Agreement), U.S. Bank Trust Company, National Association as Authorized Representative for the First Lien Notes Secured Parties (as defined therein), U.S. Bank Trust Company, National Association as Authorized Representative for the Second Priority Lien Secured Parties the First Lien Notes Indenture Trustee, U.S. Bank Trust Company, National Association as Authorized Representative for the Second Priority Lien Secured Parties (as defined therein) and U.S. Bank Trust Company, National Association as Authorized Representative for the Third Priority Lien Secured Parties (as defined therein).

“Prime Rate”:  the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by Applicable Agent) or any similar release by the Federal Reserve Board (as reasonably determined by Applicable Agent)

“Proceeding”:  any litigation, investigation or proceeding of or before any arbitrator or Governmental Authority.

“Proceeds” as defined in Section 8.2(a).

“Prohibited Transaction”:  as defined in Section 406 of ERISA and Section 4975(c) of the Code.

“Projections”:  as defined in Section 4.18.

“Properties”:  as defined in Section 4.17(a).

“Reference Period”:  any period of four (4) consecutive fiscal quarters.

“Regulation S-X”: Regulation S-X under the Securities Act of 1933.

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”:  the obligation of the Borrower to reimburse an Issuing Bank, pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Relevant Governmental Body”:  the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived pursuant to DOL Reg. Section 4043 as in effect on the date of the event.

“Representatives”:  as defined in Section 10.16.

“Required Consenting AHG Noteholders”: as defined in the RSA.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority”: any body which has authority to exercise any Write-Down and Conversion Powers.

“Responsible Officer”:  any chief executive officer, president, co-president, chief legal officer, general counsel, chief financial officer, treasurer, secretary, assistant secretary, representative director or any other person so designated by the board of managers, managing officers or other appropriate governing body, receptively in a resolution, but in any event, with respect to financial matters, the chief financial officer or treasurer.

“Restricted Subsidiary”:  the Credit Parties and each other Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Reuters”:  as defined in the definition of Dollar Equivalent.

“RSA”: the restructuring support agreement executed on the Petition Date between the Credit Parties, the Junior TLC Facility Lender, and certain other prepetition secured parties, as in effect as of the Petition Date.

“Sanctioned Country”:  at any time, a country, region or territory that is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, the Crimea region, so-called Donetsk People’s Republic and Luhansk People’s Republic of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person”:  at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including, without limitation, lists maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom, (b) any Person operating from, or organized or resident in, a Sanctioned Country or (c) any Person 50% or more owned or otherwise controlled by (as such concepts are defined in applicable Sanctions) any such Person.

“Sanctions”:  economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including, without limitation, those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or (b) the United Nations Security Council, the European Union or any European Union member state, or His Majesty’s Treasury of the United Kingdom.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”:  collectively, (a) each Agent, (b) each Issuing Bank, (c) the Junior TLC Facility Lender, (d) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document and (e) the permitted successors and assigns of each of the foregoing.

“Security Agreement”:  (a) the Pledge and Security Agreement, to be dated as of the Closing Date (as amended, restated, amended and restated, modified or waived from time to time), made by, among others, the Borrower and the Credit Parties in favor of the Shared Collateral Agent and each Additional Collateral Agent substantially in the form attached hereto as Exhibit E and (b) each other security agreement supplement delivered by a Restricted Subsidiary pursuant to Section 6.9(b) in substantially the form attached to the Security Agreement or another form that is otherwise reasonably satisfactory to the Controlling Collateral Agent, each Issuing Bank and the Borrower.

“Security Documents”:  the collective reference to the Security Agreement, the DIP Order, each LC Cash Collateral Account Control Agreement and all other security documents delivered to the Shared Collateral Agent (or bailee or agent thereof) or the Additional Collateral Agents (or bailee or agent thereof) granting a Lien on any property of any Person to secure the obligations and liabilities of any Credit Party under any Credit Document.

“Senior LC Facility”: the facility in respect of the aggregate Senior LC Facility Commitments and Credit Exposure of the Issuing Banks.

“Senior LC Facility Administrative Agent”:  Goldman Sachs International Bank, together with its affiliates, as the arranger of the Issuing Commitments and as the administrative agent for the Issuing Banks under this Agreement and the other Credit Documents, together with any of its permitted successors.

“Senior LC Facility Cash Collateral Interest”: all of the security interests granted to and purported to be created by any Security Document for the benefit of the Senior LC Facility Administrative Agent, each Additional Collateral Agent and/or each Issuing Bank with respect to all of the LC Cash Collateral and each LC Cash Collateral Account.

“Senior LC Facility Credit Document Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Reimbursement Obligations under the Senior LC Facility and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the LC Exposure under the Senior LC Facility, other Credit Exposure and all other obligations and liabilities of the Borrower to the Senior LC Facility Administrative Agent, Shared Collateral Agent in its capacity as the collateral agent for the Senior LC Facility, any Additional Collateral Agent or any Issuing Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Credit Document, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Senior LC Facility Administrative Agent, the Shared Collateral Agent in its capacity as the collateral agent for the Senior LC Facility, any Additional Collateral Agent or any Issuing Bank that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Senior LC Facility Date of Full Satisfaction”:  as of any date, that on or before such date: (a) all amounts due and payable to the Senior LC Facility Administrative Agent and each Issuing Bank (including, for the avoidance of doubt, all the principal of and interest accrued to all unreimbursed draws, fees and expenses due and payable on such date (other than, for the avoidance of doubt, Credit Exposure addressed under clause (c) below)) shall have been paid in full in cash, and the Senior LC Facility Administrative Agent has received written confirmation from each Issuing Bank that (b) all Issuing Commitments under the Senior LC Facility shall have expired or been terminated with respect to such Issuing Bank, and (c) at the option of the Borrower, such Issuing Bank shall, within two (2) Business Days of the Senior LC Facility Termination Date, either (x) have received backstop letters of credit in form satisfactory to such Issuing Bank (including, without limitation, as to currency, identity of issuer, and other terms) (1) backstopping all contingent Credit Exposure of such Issuing Bank in an amount that would otherwise satisfy the Minimum Cash Collateral Requirement with respect to such Issuing Bank plus additional applicable charges or expenses related to backstop letters of credit and (2) which are acceptable to each Issuing Bank based on any regulatory capital treatment for such Issuing Bank (as determined by such Issuing Bank) or (y) transfer LC Cash Collateral in an amount that would otherwise satisfy the Minimum Cash Collateral Requirement held by such Issuing Bank in its capacity as its own Additional Collateral Agent into Deposit Accounts in the name of such Issuing Bank (or any of its affiliates or branches) to continue to be held by Issuing Bank (or any of its affiliates or branches) as LC Cash Collateral for the purpose of cash collateralizing Credit Exposure of such Issuing Bank in a manner consistent with the terms hereof (which shall include an obligation to promptly return excess LC Cash Collateral after the final termination and/or expiration of all outstanding Letters of Credit and the satisfaction of all Credit Exposure of such Issuing Bank) or otherwise satisfactory to such Issuing Bank (the arrangements described in this clause (y), the “Issuing Bank Cash Collateral Transfer Arrangement”); provided that if the Senior LC Facility Date of Full Satisfaction has not occurred within two (2) Business Days after the occurrence of the Senior LC Facility Termination Date (or such later date as each applicable Issuing Bank may reasonably agree), each Issuing Bank shall be authorized hereunder to effectuate the Issuing Bank Cash Collateral Transfer Arrangement without the further consent of any other parties and pursue other remedies under the Credit Documents immediately without the consent of any Credit Party or the Junior TLC Facility Lender.  Each of the parties hereto hereby authorize each Issuing Bank to take such actions as it reasonably deems necessary to effect the provisions of this definition, including, but not limited to, entering into or amending or otherwise modifying any Credit Document, and establishing or modifying any procedures set forth therein or herein, in each case without the consent of any other party hereto and solely to facilitate the Issuing Bank Cash Collateral Transfer Arrangement (to the extent permitted by this definition) as reasonably necessary to facilitate the same.  Each Issuing Bank may agree that the Senior LC Facility Date of Full Satisfaction has occurred with respect to such Issuing Bank under other circumstances in its sole discretion.

“Senior LC Facility Fee Letter”:  the fee letter, dated as of November 15, 2023, by and among Goldman Sachs International Bank, JPMorgan Chase Bank N.A. and the Borrower.

“Senior LC Facility Secured Party”: Secured Parties in respect of the Senior LC Facility.

“Senior LC Facility Termination Date”:  the earliest of the following dates:

(a)          July 16, 2024, unless earlier terminated pursuant to this Agreement; provided that the Senior LC Facility Termination Date may be extended for one (1)-month period (the “Senior LC Facility Termination Extension”) subject to the satisfaction of each of the following conditions: (a) the Chapter 11 Cases are still proceeding on July 16, 2024, (b) either (i) the Bankruptcy Court shall have confirmed the Plan of Reorganization or (ii) the Bankruptcy Court shall have approved a disclosure statement and a confirmation hearing for the Plan of Reorganization shall be scheduled for a date that is before the end of the contemplated Senior LC Facility Termination Extension, (c) the Borrower shall have delivered to each Issuing Bank an extension request (the “Extension Request”) at least five (5) Business Days (or such shorter period as the Issuing Banks may agree) describing the circumstances for the extension and certifying as to the conditions described in clauses (a), (b), (d), (e) and (f) hereunder, (d) all representations and warranties set forth in Section 4 hereof shall be accurate in all material respects (and in all respects if qualified by materiality), except to the extent such representations and warranties expressly relate to an earlier date (other than those representations and warranties set forth in Section 4.1 (which shall, for these purposes only, be deemed to refer to the most recent financial statements delivered in accordance with Section 6.1) and Section 4.18), in which case such representations and warranties shall have been true and correct in all material respects (provided that any representation or warranty that is qualified by materiality shall be true and correct in all respects) as of such earlier date, (e) there shall be no Default or Event of Default in existence at the time of, or immediately after giving effect to, the Senior LC Facility Termination Extension and (f) the Minimum Cash Collateral Requirement shall be satisfied after giving effect to the Senior LC Facility Termination Extension.

(b)          the effective date of a Plan of Reorganization or liquidation in the Chapter 11 Cases;

(c)          the consummation of a sale of all or substantially all of the assets of the WeWork Group Members pursuant to section 363 of the Bankruptcy Code or otherwise;

(d)          the date of termination of any Issuing Bank’s Issuing Commitments and the acceleration of any obligations of the Senior LC Facilities Secured Parties in accordance with the terms hereunder;

(e)          dismissal of the Chapter 11 Cases or conversion of any of the Chapter 11 Cases into a case under chapter 7 of the Bankruptcy Code; and

(f)          the occurrence of the Junior TLC Facility Maturity Date.

“Shared Collateral Agent”: as defined in Section 9.1; provided, however, that any successor Applicable Agent appointed by the Junior TLC Facility Lender pursuant to Section 9.9(b)(ii) shall have all of the rights and power available to the Shared Collateral Agent under this Agreement and the other Credit Documents.

“Singapore Dollars”:  freely transferable lawful money of Singapore.

“SOFR”:  a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“Subsidiary”:  with respect to any Person (the “parent”) at any date, any corporation, partnership, limited liability company, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower; provided, however, that except as expressly set forth in this Agreement, the Unrestricted Subsidiaries shall be deemed not to be Subsidiaries for any purpose of this Agreement or the other Credit Documents.

“Subsidiary Guaranty”:  (a) the Guaranty, to be dated as of the Closing Date (as amended, restated, amended and restated, modified or waived from time to time), made by, among others, the Credit Parties and the Shared Collateral Agent substantially in the form attached hereto as Exhibit F and (b) each other guaranty supplement delivered by a Restricted Subsidiary pursuant to Section 6.9(b) in substantially the form attached to the Subsidiary Guaranty or another form that is otherwise reasonably satisfactory to the Controlling Administrative Agent, each Issuing Bank, the Junior TLC Facility Lender and the Borrower.

“SVF Fronted Amounts”: an amount up to $1,000,000 that may be funded at the discretion of the Junior TLC Facility Lender on the Closing Date as Term Loans to prepay certain fees and expenses of the Senior TLC Facility Administrative Agent, the Issuing Banks and Milbank LLP, counsel to the foregoing.  The SVF Fronted Amounts, if paid, shall be held in the name of, constitute property of (and be for the sole benefit of), the applicable Issuing Bank (or any of its affiliates or branches), the Senior LC Facility Administrative Agent or Milbank LLP for certain fees and expense obligations owed under the Senior LC Facility, and no other party shall have any rights with respect to the SVF Fronted Amounts, provided, that each Issuing Bank, the Senior LC Facility Administrative Agent and Milbank LLP have agreed to repay to the Junior TLC Facility Lender any amounts remaining after the expiration or termination of the underlying fee and expense obligations covered by the SVF Fronted Amounts.

“Swap Agreement”:  any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swedish Krona”:  freely transferable lawful money of the Kingdom of Sweden.

“Taxes”:  all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date”:  refers to either the Junior TLC Facility Maturity Date or the Senior LC Facility Termination Date, as the context may require.

“Term Loans”:  the term C loans under the Junior TLC Facility borrowed on the Closing Date.

“Term SOFR Rate”:  a 1-month interest period, the Term SOFR Reference Rate at approximately 5:00 a.m. (Chicago time) two (2) Business Days prior to the commencement of such tenor comparable to the applicable interest period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate”: for any day and time (such day, the “Term SOFR Determination Day”), for a 1-month interest period, the rate per annum determined by the Senior LC Facility Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m. on the fifth U.S. Government Securities Business Day immediately following any Term SOFR Determination Day, the Term SOFR Reference Rate for the applicable tenor has not been published by the CME Term SOFR Administrator, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Total Unutilized LC Commitment”:  at any time, with respect to the Senior LC Facility, an amount equal to the remainder of (x) the total Issuing Commitments then in effect less (y) the total LC Exposure at such time. The Total Unutilized LC Commitment of any Issuing Bank shall be, at any time, an amount equal to the remainder of (a) the Issuing Commitment of such Issuing Bank then in effect less (b) the LC Exposure of such Issuing Bank at such time.

“UK Bail-In Legislation”: Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Uniform Commercial Code”:  the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States”:  the United States of America.

“Unrestricted Subsidiary”: (i) each Subsidiary of the Borrower listed on Schedule 1.1B, (ii) each Subsidiary of the Borrower designated by the Borrower as an “Unrestricted Subsidiary” in accordance with Section 6.10 and (iii) each Subsidiary of any Unrestricted Subsidiary.

“U.S. Government Securities Business Day”: any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person”:  a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”:  as defined in Section 2.10(f)(ii)(A)(3).

“WeWork Collateral”: all property of the Credit Parties (other than each LC Cash Collateral Account and the LC Cash Collateral), now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document in favor of the Shared Collateral Agent for the benefit of the Secured Parties; provided that (i) the WeWork Collateral shall include the same first priority security interest in the same assets of the Credit Parties as the Prepetition Collateral, (ii) the WeWork Collateral shall be subject to the terms of the Cash Collateral Order, including funding any Carve Outs (and which Liens and claims are subject to the Carve Outs) and (iii) neither any LC Cash Collateral Account nor any LC Cash Collateral (including any Senior LC Facility Cash Collateral Interest and Junior TLC Facility Cash Collateral Interest) shall constitute WeWork Collateral at any time.

“WeWork Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit A.

“WeWork Group Members”:  the collective reference to the Borrower and its Restricted Subsidiaries.

“WeWork Material Adverse Change”:  (1) a material adverse change on the business, assets, financial condition or results of operations of the Borrower and the Restricted Subsidiaries, taken as a whole, (2) a material adverse change on the rights and remedies of the Issuing Banks and the Applicable Agent, taken as a whole, under any Credit Document or (3) a material adverse effect on the ability of the Credit Parties (taken as a whole) to perform their payment obligations under this Agreement; provided, further, that none of (i) the commencement of the Chapter 11 Cases, the events and conditions leading up to the Chapter 11 Cases, any matters publicly disclosed prior to the filings of the Chapter 11 Cases or their reasonably anticipated consequences or (ii) the actions required to be taken by any Credit Party or any Restricted Subsidiary pursuant to the Credit Documents, the RSA, the Cash Collateral Order or the DIP Order shall constitute a “Material Adverse Effect” for any purpose.

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Equity Interests of which (other than directors’ qualifying shares required by law) are owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withdrawal Liability”:  any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are used in Sections 4203 and 4205, respectively, of ERISA.

“Write-Down and Conversion Powers”:

(a)          in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)          in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(c)          in relation to any other applicable Bail-In Legislation:

(i)          any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)          any similar or analogous powers under that Bail-In Legislation.

1.2        Other Definitional Provisions.  (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)          As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any WeWork Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”, as defined therein and (ii) with respect to the WeWork Group Members any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interest, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time and (vi) any determination of any amount owing or permitted to be outstanding under this Agreement will be determined using Dollars, or for purposes of Letters of Credit issued in Alternative Currencies under this Agreement, the Dollar Equivalent of such amount.

(c)          The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)          As used herein and in the other Credit Documents, the words “issue” or “issuance” when used in connection with any Letter of Credit, shall include without limitation, to roll, replace, reissue, amend, extend, increase, renew or otherwise continue any Letter of Credit or the rolling, replacement, reissuance, amendment, extension or renewal or otherwise continuation of any Letter of Credit (including, for the avoidance of doubt, any letters of credit issued under the Prepetition Credit Agreement for which the beneficiary of such letter of credit has drawn amounts under such letter of credit prior to the Closing Date and subsequently returned such amounts to the Borrower, who has deposited (or directed the deposit of) such amounts into LC Cash Collateral Accounts and requested the issuance of a replacement Letter of Credit).

1.3          Exchange Rates; Currency Equivalents. Unless expressly provided otherwise, any amounts specified in this Agreement shall be in Dollars.

(a)          The Senior LC Facility Administrative Agent or as applicable, each Issuing Bank, shall determine the Dollar Equivalent of any Letter of Credit issued in an Alternative Currency in accordance with the terms set forth herein, and a determination thereof by the Senior LC Facility Administrative Agent or the applicable Issuing Bank shall be presumptively correct absent manifest error.

(b)          The Senior LC Facility Administrative Agent or each applicable Issuing Bank shall determine the Dollar Equivalent of any Letter of Credit issued in an Alternative Currency as of:

(i)          (A) the first day of each month and each such amount shall be the Dollar Equivalent of such Letter of Credit for purposes of determining the Dollar Equivalent amount of any Letter of Credit denominated in an Alternative Currency pursuant to the terms of this Agreement until the next required calculation thereof pursuant to this Section 1.3(b)(i); provided that for the avoidance of doubt any transfer or exchange of LC Cash Collateral from any currency to a different currency pursuant to any Borrower LC Cash Collateral Reallocation or Issuing Bank LC Cash Collateral Reallocation are not subject to the calculations as set out in this Section 1.3(b)(i) and shall be made pursuant to the requirements of Section 2.4.

(ii)          for purposes of determining the amount of any Obligation, (A) the date on which such Obligation is due and (B) during the continuance of an Event of Default, any other Business Day as reasonably requested by the Senior LC Facility Administrative Agent or any Issuing Bank, and each such amount shall be the Dollar Equivalent of the amount of such Obligation for purposes of determining the amount of any Obligation in respect thereof until the next required calculation thereof pursuant to this Section 1.3(b)(ii); and

(iii)          for all other purposes not described in the foregoing clauses (i) and (ii), (A) the first day of each month and (B) during the continuance of an Event of Default, any other Business Day as reasonably requested by the Senior LC Facility Administrative Agent or any Issuing Bank, and each such amount shall be the Dollar Equivalent of such Letter of Credit for all other purposes not described in the foregoing clauses (i) and (ii) until the next required calculation thereof pursuant to this Section 1.3(b)(iii).

(c)          The Senior LC Facility Administrative Agent and the applicable Issuing Bank shall notify the Borrower, the Junior TLC Facility Lender, the other Issuing Banks and the Applicable Agent of each such determination and revaluation of the Dollar Equivalent of each a Letter of Credit issued in an Alternative Currency.

(d)          The Senior LC Facility Administrative Agent may set up appropriate rounding-off mechanisms or otherwise round off amounts pursuant to this Section 1.3 to the nearest higher or lower amount in whole Dollars to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars, as may be necessary or appropriate.

(e)          Unless otherwise provided, Dollar Equivalent amounts set forth in Section 2 or Section 3 (other than for purposes of determining the amount of any cash collateral required pursuant to the terms of this Agreement) may be exceeded by up to a percentage amount equal to 5% of such amount; provided, that such excess is solely as a result of fluctuations in applicable currency exchange rates after the last time such determinations were made and, in any such cases, the applicable limits set forth in Section 2 or Section 3 (other than for purposes of determining the amount of any cash collateral required pursuant to the terms of this Agreement), as applicable, will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

(f)          Notwithstanding anything to the contrary in the foregoing, and solely for the purposes of compliance with the Minimum Cash Collateral Requirement, determining the Minimum Cash Collateral Amount or any other determination of Credit Exposure that is required to be paid, backstopped or cash collateralized pursuant hereto to the extent such Credit Exposure is or shall be backstopped or cash collateralized in the same currency, any Letter of Credit issued in an Alternative Currency that has been cash collateralized by the LC Cash Collateral in the applicable LC Cash Collateral Account in the applicable Approved Currency shall be excluded from any of the required calculations of Dollar Equivalents for all purposes of clause (b) above.

1.4          Divisions.  For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

1.5           Letter of Credit Amount.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

1.6          SVF Fronted Amounts. Notwithstanding anything in this Agreement to the contrary, the Junior TLC Facility Lender has agreed to fund the SVF Fronted Amounts, on behalf of and at the direction of the Borrower. By their execution hereof, each of the Borrower, the Senior LC Facility Administrative Agent, the Collateral Agents, the Issuing Banks and the Junior TLC Facility Lender agree that, to the extent any SVF Fronted Amounts have not been utilized by the Senior LC Facility Administrative Agent or its counsel for reimbursement of fees and expenses payable hereunder in connection with the Senior LC Facility on or prior to the expiration or termination of each outstanding Letters of Credit, such amounts shall be returned to the Junior TLC Facility Lender and applied to reduce, on a dollar for dollar basis, the Junior TLC Facility Credit Document Obligations. It is understood and agreed that no such reduction shall be required until the expiration or termination of each outstanding Letter of Credit.

SECTION 2.          TERMS OF COMMITMENTS AND CREDIT EXTENSIONS

2.1          The Commitments and Loans.

(a)          Subject to and upon the terms and conditions hereof, the Junior TLC Facility Lender agrees to make, on the Closing Date, a Term Loan to the Borrower in an amount equal to the Junior TLC Facility Commitment.  The Borrower may make only one borrowing under the Junior TLC Facility Commitment which shall be on the Closing Date.  Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed.  The Term Loan shall be funded in accordance with a letter of direction to be entered into by and among the Borrower, the Issuing Banks, the Junior TLC Facility Lender and the Junior TLC Facility Administrative Agent.

(b)          Subject to the terms and conditions hereof, each Issuing Bank severally agrees to make available to the Borrower, on the Closing Date and during the Commitment Period, the Issuing Commitments for the issuance of Letters of Credit in an aggregate amount up to but not exceeding such Issuing Bank’s Issuing Commitment.  Each Issuing Bank’s Issuing Commitment shall expire on the Senior LC Facility Termination Date and all outstanding Letters of Credit and Credit Exposure of each Issuing Bank shall be satisfied in full in cash or cash collateralized in a manner consistent with the requirements pursuant to the Senior LC Facility Date of Full Satisfaction.

2.2         Voluntary Prepayment of Term Loans or Termination or Reduction of Issuing Commitments.

(a)          Subject in all respects to the consent of the Junior TLC Lender in its sole discretion, the Borrower shall have the right, upon not less than three Business Days’ notice to the Senior LC Facility Administrative Agent, to terminate the Total Unutilized LC Commitment, or from time to time, to permanently reduce the amount of the Total Unutilized LC Commitment; provided that (i) any such partial reduction in the amount of the Total Unutilized LC Commitments (x) shall be in an amount equal to $1,000,000, or a whole multiple thereof, (y) shall be applied to the Issuing Commitment and, at the Borrower’s option, the Foreign LC Sublimit of each Issuing Bank on a pro rata basis, and (z) reduce permanently the Issuing Commitments then in effect, (ii) the Borrower may not terminate or permanently reduce the amount of the Total Unutilized LC Commitment under the Senior LC Facility if, after giving effect thereto, (x) the total LC Exposure under the Senior LC Facility would exceed the total Issuing Commitment, (y) the LC Exposure of any Issuing Bank would exceed the Issuing Commitment of such Issuing Bank or (z) the LC Exposure of any Issuing Bank denominated in Alternative Currencies, in the aggregate, would exceed the Foreign LC Sublimit of such Issuing Bank; provided, further, that such notice may be conditioned upon the effectiveness of other credit facilities or a debt or equity financing or any other transaction, in which case such notice may be revoked. All fees, interest or any other amounts accrued until the effective date of any termination of the Total Unutilized LC Commitment shall be paid on the effective date of such termination or prepayment.

(b)          So long as the Minimum Cash Collateral Requirement continues to be satisfied after giving effect thereto, the Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Junior TLC Facility Administrative Agent, to prepay all or any portion of the Junior TLC Facility Credit Agreement Obligations; provided that any such prepayment of Junior TLC Facility Credit Agreement Obligations shall be in an amount equal to $1,000,000, or a whole multiple thereof or if less, the remaining amount of all Junior TLC Facility Credit Agreement Obligations; provided, further, that such notice may be conditioned upon the effectiveness of other credit facilities or a debt or equity financing or any other transaction, in which case such notice may be revoked; provided, further, that such prepayment shall not be permitted without the consent of the Issuing Banks (so long as the Senior LC Facility Date of Full Satisfaction has not otherwise occurred), the Junior TLC Facility Lender and, solely in the event such prepayment is for less than all of the outstanding Junior TLC Facility Credit Document Obligations, the Required Consenting AHG Noteholders.  All fees, interest or any other amounts accrued until the effective date of any or prepayment of the Junior TLC Facility Credit Agreement Obligations shall be paid on the effective date of such prepayment.

                             2.3         Termination or Mandatory Reduction of Commitments and Payment of Obligations.

(a)          Unless earlier terminated pursuant to Section 2.2, each Issuing Bank’s Issuing Commitments shall terminate at 5:00 p.m. (New York time) on the Senior LC Facility Termination Date.  Upon the occurrence of the Senior LC Facility Termination Date, all outstanding Letters of Credit and Credit Exposure of each Issuing Bank shall be satisfied in full in cash or cash collateralized in a manner consistent with the requirements pursuant to the Senior LC Facility Date of Full Satisfaction.

(b)          The Junior TLC Facility Commitments shall terminate on the Closing Date after the borrowing of the Term Loans on the Closing Date.  The Term Loans shall be due and payable, in full, on the Junior TLC Facility Maturity Date.  The Term Loans shall not be subject to any mandatory prepayments or amortization.

2.4          Cash Collateral for the Senior LC Facility.

(a)          The Borrower shall maintain LC Cash Collateral in each LC Cash Collateral Account at each Additional Collateral Agent in a manner that satisfies the Minimum Cash Collateral Requirement at all times; provided that each Issuing Bank hereby agrees to waive compliance with this Section 2.4(a) with respect to each Closing Date JPM Backstop LC issued on the Closing Date until the date that is 2 Business Days after the Closing Date or such longer period as the Issuing Banks may agree in their sole discretion.

(b)          At the option of the Borrower, the Borrower may request the transfer or rebalancing of LC Cash Collateral between or among the LC Cash Collateral Accounts (a “Borrower LC Cash Collateral Reallocation”) at any time subject to the following requirements:

(i)          (x) LC Cash Collateral shall not be transferred from any LC Cash Collateral Account to any account that is not an LC Cash Collateral Account and (y) no Prefunded Amounts or SVF Fronted Amounts shall be transferred to any LC Cash Collateral Account;

(ii)          After giving effect to any requested Borrower LC Cash Collateral Reallocation, the Borrower shall be in compliance with the Minimum Cash Collateral Requirement;

(iii)          No Default or Event of Default shall have occurred and be continuing or shall result from the requested Borrower LC Cash Collateral Reallocation;

(iv)          Each Borrower LC Cash Collateral Reallocation shall involve transfers in excess of at least $1,000,000 in the aggregate;

(v)          Any Borrower LC Cash Collateral Reallocation between any LC Cash Collateral Account denominated in one Approved Currency to any LC Cash Collateral Account denominated in a different Approved Currency shall be subject to an exchange rate provided by the applicable Issuing Bank originating any fund transfer and reasonably satisfactory to such Issuing Bank, and made available to the Borrower promptly after such trade; provided that the Borrower shall be deemed to have authorized all currency exchanges at the exchange rate as required by the applicable Issuing Bank pursuant to each exchange and transfer under any Borrower LC Cash Collateral Reallocation; and

(vi)          The Borrower shall have delivered to the Senior LC Facility Administrative Agent and each applicable Issuing Bank a written notice substantially in the form of Exhibit G-1 requesting such Borrower LC Cash Collateral Reallocation by 10:00 am (New York City time) at least five (5) Business Days (or such shorter period as each applicable Issuing Bank and the Senior LC Facility Administrative Agent may agree in each of their sole discretion) prior to the date of the requested Borrower LC Cash Collateral Reallocation and certifying as to each requirement under clauses (i) through (iv) above.  Each applicable Issuing Bank shall notify the Borrower within two (2) Business Days after receipt of such notice requesting a Borrower LC Cash Collateral Reallocation with a confirmation that such reallocation conforms with the Minimum Cash Collateral Requirement (provided that, for the avoidance of doubt, until receipt of such confirmation, such notice may be rescinded by the Borrower in its discretion), and then each Issuing Bank, together with the Senior Tranche Administrative Agent, shall make the requested transfers and exchange trades in order to effectuate such Borrower LC Cash Collateral Reallocation within three (3) Business Day thereafter.

(c)          If at any time (1) the LC Cash Collateral deposited in or standing to the credit of any LC Cash Collateral Account is less than or is expected to be less than the Minimum Cash Collateral Amount for any reason and there is a corresponding surplus in excess of the Minimum Cash Collateral Amount in one or more LC Cash Collateral Accounts or (2) the amount of LC Cash Collateral deposited in or standing to the credit of any LC Cash Collateral Account in any Alternative Currency exceeds the Minimum Cash Collateral Amount for such account by an amount in excess of $250,000 as a result of the expiration of any Letters of Credit without any draws under such Letter of Credit (the aggregate amount of the excess over the Minimum Cash Collateral Amount, the “Excess Alternative Currency Cash Collateral”), then in each cases of (1) and (2) the Senior LC Facility Administrative Agent or each Issuing Bank shall be permitted and authorized by each party hereto to transfer or rebalance LC Cash Collateral as between or among the LC Cash Collateral Accounts in order to satisfy the Minimum Cash Collateral Requirement and/or transfer any Excess Alternative Currency Cash Collateral to the LC Cash Collateral Account for Dollar LC Cash Collateral (any such transfers, an “Issuing Bank LC Cash Collateral Reallocation”), in each case, subject to the following requirements:

(i)          (x) LC Cash Collateral shall not be transferred from any LC Cash Collateral Account to any account that is not an LC Cash Collateral Account and (y) no Prefunded Amounts or SVF Fronted Amounts shall be transferred to any LC Cash Collateral Account;

(ii)          After giving effect to the Issuing Bank LC Cash Collateral Reallocation, the Borrower shall be in compliance with the Minimum Cash Collateral Requirement;

(iii)          In connection with any Issuing Bank LC Cash Collateral Reallocations between an LC Cash Collateral Account of one Additional Collateral Agent to an LC Cash Collateral Account of another Additional Collateral Agent, the requesting Issuing Bank (the “Requesting Issuing Bank”) shall deliver written notice substantially in the form of Exhibit G-2 no later than 10:00 am (New York City time) to all other Issuing Banks (each, a “Receiving Issuing Bank”) and the Senior LC Facility Administrative Agent (with a copy to the Borrower) requesting such Issuing Bank LC Cash Collateral Reallocation at least five (5) Business Days (or such shorter period as each applicable Issuing Bank and the Senior LC Facility Administrative Agent may reasonably agree) prior to the date of such Issuing Bank LC Cash Collateral Reallocation; provided that the Receiving Issuing Bank shall notify the Requesting Issuing Bank and the Senior LC Facility Administrative Agent (with a copy to the Borrower) within two (2) Business Days after the receipt of such notice requesting an Issuing Bank LC Cash Collateral Reallocation with a confirmation that such reallocation conforms with the Minimum Cash Collateral Requirement and subsequently, each applicable Issuing Bank shall make the requested transfers and exchange trades in order to effectuate such Issuing Bank LC Cash Collateral Reallocation within three (3) Business Days thereafter;

(iv)          In connection with any Issuing Bank LC Cash Collateral Reallocations between LC Cash Collateral Accounts of the same Issuing Bank, the requesting Issuing Bank shall deliver written notice by no later than 10:00 am (New York City time) to the Senior LC Facility Administrative Agent requesting such Issuing Bank LC Cash Collateral Reallocation at least one (1) Business Day (or such shorter period as the Senior LC Facility Administrative Agent may reasonably agree) prior to the date of such Issuing Bank LC Cash Collateral Reallocation; provided that solely in the case for any Issuing Bank LC Cash Collateral Reallocation of Excess Alternative Currency Cash Collateral, the applicable Issuing Bank shall provide written notice to the Borrower (which may be by email) of such reallocation five (5) Business Days prior to the date of such reallocation and such Issuing Bank LC Cash Collateral Reallocation shall only be permitted to be made if the Borrower consents or does not object in each case in writing (which may be by email) to such Issuing LC Cash Collateral Reallocation within such five (5) Business Day period;

(v)          Any Issuing Bank LC Cash Collateral Reallocation between any LC Cash Collateral Account denominated in one Approved Currency to any LC Cash Collateral Account denominated in a different Approved Currency shall be subject to exchange rates provided by the applicable Issuing Bank originating any fund transfer and reasonably satisfactory to such Issuing Bank, and such exchange rate shall be made available to the Borrower promptly after such trade; provided that the Borrower shall be deemed to have authorized all currency exchanges at the exchange rate as required by the applicable Issuing Bank pursuant to each exchange and transfer under any Issuing Bank LC Cash Collateral Reallocation; and

(vi)          The Senior LC Facility Administrative Agent or the applicable Issuing Bank shall have delivered to the Borrower a written notice describing such Issuing Bank LC Cash Collateral Reallocation no later than the date of the Issuing Bank LC Cash Collateral Reallocation.

(d)          At any time that an Issuing Bank is aware that the Borrower is not in compliance with the Minimum Cash Collateral Requirement with respect to any Issuing Bank, such Issuing Bank may deliver a written notice substantially in the form of Exhibit H describing the shortfall in LC Cash Collateral to the Borrower and the Junior TLC Facility Lender (such notice, a “Deficiency Notice”) and failure to remedy such shortfall in a manner that would satisfy the Minimum Cash Collateral Requirement for three (3) Business Days following the date of receipt by the Borrower of such Deficiency Notice shall constitute a Default and an Event of Default; provided that (i) each Issuing Bank shall use commercially reasonably efforts to effectuate any Borrower LC Cash Collateral Reallocation and Issuing Bank LC Cash Collateral Reallocations before delivering a Deficiency Notice, (ii) if the aggregate amount of LC Cash Collateral held by any Issuing Bank is sufficient to meet the Minimum Cash Collateral Requirement on an aggregate basis with respect to such Issuing Bank after giving effect to any Issuing Bank LC Cash Collateral Reallocation, then such Issuing Bank shall not be permitted to send a Deficiency Notice and (iii) for the avoidance of doubt and notwithstanding the obligations under clause (i) above, a failure to comply with the Minimum Cash Collateral Requirement within three (3) Business Days after the delivery of a Deficiency Notice shall constitute a Default and an Event of Default.

(e)          Amounts on deposit in any LC Cash Collateral Account shall bear interest in accordance with the policies of the applicable Issuing Bank for similarly situated accounts and pursuant to the depository agreements entered into, or governing the relationship of, the Borrower, to the applicable Issuing Bank.  Any such interest which accrues shall remain in an LC Cash Collateral Account and constitute LC Cash Collateral; provided that, upon the Senior LC Facility Date of Full Satisfaction, such interest shall automatically constitute part of the Junior TLC Facility Cash Collateral Interest.  Amounts on deposit in any LC Cash Collateral Account shall not be used for any other investment by the Issuing Bank.  The amount of such interest that has accrued shall constitute Junior TLC Facility Credit Document Obligations for all purposes hereunder.

(f)          The Borrower may request the transfer or release of surplus LC Cash Collateral to the Borrower (a “Borrower LC Cash Collateral Release”) at any time subject to the following requirements:

(i)          After giving effect to any requested Borrower LC Cash Collateral Release, the Borrower shall be in compliance with the Minimum Cash Collateral Requirement plus, unless otherwise agreed to by each Issuing Bank in its sole discretion, each Issuing Bank shall hold a surplus amount of LC Cash Collateral equal to $5,000,000 with respect to such Issuing Bank’s Credit Exposure (the requirement to comply with this Minimum Cash Collateral Requirement and the required surplus amount for each Issuing Bank, the “Minimum Cash Collateral Release Requirement”);

(ii)          No Default or Event of Default shall have occurred and be continuing or shall result from the requested Borrower LC Cash Collateral Release;

(iii)          Each Borrower LC Cash Collateral Release shall involve release of funds in excess of at least $1,000,000 in the aggregate;

(iv)          Each of the Junior TLC Facility Lender and the Required Consenting AHG Noteholders shall have consented in writing, in their sole and absolute discretion, to the Borrower LC Cash Collateral Release (including, for the avoidance of doubt, the use of proceeds thereof); and

(v)          The Borrower shall have delivered to the Senior LC Facility Administrative Agent, the Junior TLC Facility Lender and each Issuing Bank a written notice requesting such Borrower LC Cash Collateral Release by 10:00 am (New York City time) at least five (5) Business Days (or such shorter period as each applicable Issuing Bank and the Senior LC Facility Administrative Agent may agree in each of their sole discretion) prior to the date of the requested Borrower LC Cash Collateral Release and certifying as to each requirement under clauses (i) through (iii) above.  Each applicable Issuing Bank shall notify the Borrower within two (2) Business Days after receipt of such notice requesting a Borrower LC Cash Collateral Release with a confirmation that such release conforms with the Cash Collateral Release Requirement (provided that, for the avoidance of doubt, until receipt of such confirmation, such notice may be rescinded by the Borrower in its discretion), and then each Issuing Bank, together with the Senior Tranche Administrative Agent, shall make the requested transfers or release of LC Cash Collateral to effectuate such Borrower LC Cash Collateral Release within three (3) Business Day thereafter.

It is understood and agreed that, for the avoidance of doubt, in no event shall a Borrower LC Cash Collateral Release constitute a reduction of (or result in a reduction of) the Junior TLC Facility Credit Document Obligations.

(g)          In the event that any beneficiary of any Letters of Credit returns the proceeds of any Letter of Credit disbursement to the Borrower or another WeWork Group Member (such amounts, the “Returned LC Disbursements”) (i) the Borrower shall use its reasonable best efforts to have any Returned LC Disbursement funded directly into an LC Cash Collateral Account and (ii) to the extent such amount is not funded into an LC Cash Collateral Account, notwithstanding the foregoing obligation in clause (i), the Borrower shall cause such Returned LC Disbursements to be deposited as LC Cash Collateral into one or more LC Cash Collateral Accounts within three (3) Business Days of receiving such Returned LC Disbursements. Notwithstanding anything in this Agreement to the contrary, the Additional Collateral Agent’s security interest (whether before or after a Deemed Assignment) in such Returned LC Disbursements, regardless of whether or not they have been funded into an LC Cash Collateral Account, shall have the priority and protections afforded to the Additional Collateral Agents as if such Returned LC Disbursements were LC Cash Collateral; provided that for the avoidance of doubt, such Returned LC Disbursements shall not constitute LC Cash Collateral until such amounts are deposited into a LC Cash Collateral Account.

2.5          Interest Rates, Payment Dates.

(a)          Interest shall not be payable on any drawing paid under any Letter of Credit or any other Senior LC Facility Credit Agreement Obligations that is reimbursed with LC Cash Collateral.  If a drawing paid under any Letter of Credit is not reimbursed with LC Cash Collateral as a result of there being an insufficient amount of LC Cash Collateral available therefor, then interest on such Reimbursement Obligation shall accrue at the rate specified in Section 3.5. If all or a portion of any amount of any Senior LC Facility Credit Agreement Obligations that are not reimbursed with LC Cash Collateral are not paid when due (after giving effect to any applicable grace period), all outstanding Senior LC Facility Credit Agreement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to the rate otherwise applicable plus 2%, in each case, from the date of such non-payment until such amount is paid in full (as well after as before judgment) (or, in the event there is no applicable rate, 2% per annum in excess of the rate otherwise applicable to LC Disbursements from time to time).

(b)          (i) Each Issuing Bank shall have the right to cause the applicable Additional Collateral Agent to apply proceeds on deposit in, or standing to the credit of, each LC Cash Collateral Account at such Additional Collateral Agent to make payments to, or for the account of, the Senior LC Facility Administrative Agent and/or such Issuing Bank, as applicable, for the purposes of (A) satisfying any Letter of Credit draw requests and Reimbursement Obligations, (B) payment of (x) any fees and reimbursable expenses related to the issuance, reimbursement or maintenance of the Letters of Credit and any additional costs fees and expenses reimbursable hereunder, (y) any Indemnified Liabilities under this Agreement or any other Credit Document and (z) any fees payable under the Fee Letters and (C) to the extent such amounts are not satisfied by (1) the use of Prefunded Amounts or the SVF Fronted Amounts in accordance with the following clause (ii) or (2) the Borrower, the payment of legal fees of Milbank LLP and Gibbons P.C. each as counsel to the Senior LC Facility Administrative Agent, in each case, without the consent of the Borrower, the Junior TLC Facility Lender or any other Person; provided that (1) the applicable Issuing Bank shall provide notice to the Junior TLC Facility Lender and the Borrower of any payments made pursuant to the foregoing as soon as reasonably practicable, (2) amounts paid pursuant to clauses (B) and (C) shall be made no earlier than two (2) Business Days after invoices with respect thereto are issued and delivered to the Junior TLC Facility Lender and the Borrower and (3) any payments made pursuant to clause (A) or clause (B) to the extent related to an LC Disbursement can be made by the applicable Issuing Bank substantially concurrently with the funding of any LC Disbursement by such Issuing Bank.

(ii) Each Issuing Bank shall have the right to use Prefunded Amounts and SVF Fronted Amounts to satisfy for each Issuing Bank, the reasonable and documented agency fees payable to the Senior LC Facility Administrative Agent (if applicable) and other anticipated and applicable reimbursable, out of pocket expenses and Indemnified Liabilities of the Issuing Banks, including, for the avoidance of doubt, for the reasonable and documented legal fees of outside counsel for the Issuing Banks and the Senior LC Facility Administrative Agent, taken as a whole, including the legal fees of Milbank LLP and Gibbons P.C., each as counsel to the Senior LC Facility Administrative Agent and the Issuing Banks; provided that (1) the applicable Issuing Bank shall provide notice to the Junior TLC Facility Lender and the Borrower of any payments made pursuant to the foregoing as soon as reasonably practicable, (2) amounts paid pursuant to this clause (ii) shall only be made after invoices with respect thereto are issued and delivered to the Junior TLC Facility Lender and the Borrower in accordance with the terms of the Cash Collateral Order and (3) any payments made pursuant to this clause (ii) to the extent related to an LC Disbursement can be made by the applicable Issuing Bank substantially concurrently with the funding of any LC Disbursement by such Issuing Bank.

(c)          Junior TLC Facility shall bear interest in the manner contemplated in the Junior TLC Facility Fee Letter; provided that if all or a portion of any amount of any Junior TLC Facility Credit Document Obligations in respect of principal and interest are not paid when due (after giving effect to any applicable grace period), all outstanding Junior TLC Facility Credit Document Obligations (whether or not overdue) shall bear interest at a rate described in the Junior TLC Facility Fee Letter plus 2%, in each case, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)          Interest accruing pursuant to paragraph (a) of this Section 2.5 shall be payable by the Borrower in arrears on each Interest Payment Date, or if earlier, each prepayment date pursuant to Section 2.4 or on the applicable Termination Date. Interest accruing pursuant to paragraph (c) of this Section 2.5 shall only be payable by the Borrower in the manner contemplated by the Junior TLC Facility Fee Letter.

2.6         Computation of Interest and Fees; Interest Elections.

(a)          Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day), except that, with respect to Obligations or other amounts payable hereunder bearing interest based on the ABR, the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. Any change in the interest rate payable under the Facilities resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Applicable Agent shall as soon as practicable notify the Borrower of the effective date and the amount of each such change in interest rate.

(b)          Each determination of an interest rate by the Applicable Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the applicable Credit Parties in the absence of manifest error.

2.7         Alternate Rate of Interest.

(a)          Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Issuing Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Applicable Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Issuing Banks. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the component of ABR based upon the Benchmark will not be used in any determination of ABR.

(b)          Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Applicable Agent will have the right to make Benchmark Replacement Conforming Changes from time to time in consultation with the Borrower and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided, further, that such amendment would not result in material adverse Tax consequences to the Borrower and/or its affiliates or direct or indirect beneficial owners, as reasonably determined by the Borrower in consultation with the Applicable Agent.

(c)          Notices; Standards for Decisions and Determinations. The Applicable Agent will promptly notify the Borrower and the Issuing Banks of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Applicable Agent, the Borrower or, if applicable, any Issuing Banks pursuant to this Section 2.7, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.7.

(d)          Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR), then the Applicable Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Applicable Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

2.8         Pro Rata Treatment and Payments.

(a)          All payments (including prepayments) to be made by the Borrower hereunder, whether on account of interest, fees or otherwise, shall be made without setoff, recoupment or counterclaim and shall be made prior to 10:00 a.m., New York City time, on the due date thereof to the Applicable Agent, for the account of the Issuing Banks and Junior TLC Facility Lender, at the Funding Office (unless otherwise provided herein, including in payments made by debiting an LC Cash Collateral Account), in Dollars (except as otherwise provided herein) and immediately available funds.  The Applicable Agent shall distribute such payments to each relevant Issuing Bank or the Junior TLC Facility Lender promptly upon receipt in like funds as received, net of any amounts owing by such Issuing Banks or the Junior TLC Facility Lender pursuant to Section 9.7.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.

(b)          Unless the Applicable Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Applicable Agent, the Applicable Agent may assume that the Borrower are making such payment, and the Applicable Agent may, but shall not be required to, in reliance upon such assumption, make available to the Issuing Banks or the Junior TLC Facility Lender their applicable respective pro rata shares of a corresponding amount.  If such payment is not made to the Applicable Agent by the Borrower within three Business Days after such due date, the Applicable Agent shall be entitled to recover, on demand, from each Issuing Bank or the Junior TLC Facility Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Applicable Agent or any Issuing Banks or the Junior TLC Facility Lender against the Borrower.

(c)          If any Issuing Bank or the Junior TLC Facility Lender shall fail to make any payment required to be made by it pursuant to Sections 2.10(e) or 9.7 and such failure is continuing, then the Applicable Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Applicable Agent for the account of such Issuing Bank or Junior TLC Facility Lender for the benefit of the Applicable Agent or the applicable Issuing Bank or Junior TLC Facility Lender to satisfy such Issuing Bank’s or Junior TLC Facility Lender’s obligations, as applicable, to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Issuing Bank or the Junior TLC Facility Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Applicable Agent in its discretion.

2.9         Requirements of Law.

(a)          If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Issuing Bank or other Creditor Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof shall :

(i)          subject any Creditor Party to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)          impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Issuing Bank; or

(iii)          impose on such Issuing Bank any other condition (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Issuing Bank, by an amount that such Issuing Bank deems to be material, of issuing Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Issuing Bank, upon its demand, any additional amounts necessary to compensate such Issuing Bank for such increased cost or reduced amount receivable. For the avoidance of doubt, the Borrower shall not be required to further pay such Issuing Bank for any additional Taxes imposed by reason of such payments. If any Issuing Bank becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Senior LC Facility Administrative Agent) of the event by reason of which it has become so entitled (and any related calculations).

(b)          If any Issuing Bank shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation or application thereof or compliance by such Issuing Bank or any corporation controlling such Issuing Bank with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Issuing Bank’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Issuing Bank or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Issuing Bank’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Issuing Bank to be material, then from time to time, after submission by such Issuing Bank to the Borrower (with a copy to the Applicable Agent) of a written request therefor, the Borrower shall pay to such Issuing Bank such additional amount or amounts as will compensate such Issuing Bank or such corporation for such reduction.

(c)          Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(d)          A certificate as to any additional amounts payable pursuant to this Section 2.9 submitted by any Issuing Bank to the Borrower (with a copy to the Senior LC Facility Administrative Agent) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section 2.9, the Borrower shall not be required to compensate an Issuing Bank pursuant to this Section 2.9 for any amounts incurred more than nine months prior to the date that such Issuing Bank notifies the Borrower of such Issuing Bank’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section 2.9 shall survive the termination of this Agreement and the payment of all amounts payable hereunder.

2.10       Taxes.

(a)          Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.10), the amounts received with respect to this Agreement by the applicable Creditor Party shall equal the sum which would have been received had no such deduction or withholding been made.

(b)          Without duplication of any Tax paid under Section 2.10(a), the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Applicable Agent timely reimburse it for, Other Taxes.

(c)          As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.10, such Credit Party shall deliver to the Applicable Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Applicable Agent.

(d)          The Credit Parties shall jointly and severally indemnify each Creditor Party, within 10 days after written demand therefor specifying the amount of such Indemnified Taxes, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.10) payable or paid by such Creditor Party or required to be withheld or deducted from a payment to such Creditor Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Creditor Party (with a copy to the Applicable Agent), or by the Applicable Agent on its own behalf or on behalf of a Creditor Party, shall be conclusive absent manifest error.

(e)          Each Issuing Bank shall severally indemnify the Senior LC Facility Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Issuing Bank (but, in the case of Indemnified Taxes or Other Taxes for which the Credit Parties are responsible pursuant to paragraph (a) of this Section 2.10, only to the extent that any Credit Party has not already indemnified the Senior LC Facility Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so) and (ii) any Excluded Taxes attributable to such Issuing Bank, in each case, that are payable or paid by the Applicable Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Issuing Bank by the Senior LC Facility Administrative Agent shall be conclusive absent manifest error.  Each Issuing Bank hereby authorizes the Senior LC Facility Administrative Agent to set off and apply any and all amounts at any time owing to such Issuing Bank under any Credit Document or otherwise payable by the Senior LC Facility Administrative Agent to the Issuing Bank from any other source against any amount due to the Senior LC Facility Administrative Agent under this paragraph (e).

(f)          (i) Any Issuing Bank or the Junior TLC Facility Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Applicable Agent, at the time or times and in the manner prescribed by applicable law and such other time or times reasonably requested by the Borrower or the Applicable Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Applicable Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Issuing Bank or the Junior TLC Facility Lender, if reasonably requested by the Borrower or the Applicable Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Applicable Agent as will enable the Borrower or the Applicable Agent to determine whether or not such Issuing Bank or the Junior TLC Facility Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.10(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in such Issuing Bank’s or the Junior TLC Facility Lender’s reasonable judgment such completion, execution or submission would subject such Issuing Bank or the Junior TLC Facility Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Issuing Bank or the Junior TLC Facility Lender.

(ii)          Without limiting the generality of the foregoing,

(A)
any Non-U.S. Issuing Bank or the Junior TLC Facility Lender (each, a “Non-U.S. Creditor”), to the extent it is legally entitled to do so, deliver to the Borrower and the Applicable Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Creditor becomes an Issuing Bank under this Agreement (and from time to time thereafter upon the reasonable request of either the Borrower or the Applicable Agent), whichever of the following is applicable:

(1)
in the case of a Non-U.S. Creditor claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or any applicable successor form), as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or any applicable successor form), as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)
in the case of a Non-U.S. Creditor claiming that its extension of credit will generate income effectively connected with the conduct of a trade or business within the United States (within the meaning of Section 882 of the Code), executed originals of IRS Form W-8ECI (or any successor form);

(3)
in the case of a Non-U.S. Creditor claiming the benefits of the exemption for portfolio interest under section 871(h) or 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Non-U.S. Creditor is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or any applicable successor form), as applicable; or

(4)
to the extent a Non-U.S. Creditor is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or IRS Form W-8BEN-E, if applicable) (or any applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9 (or any successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Creditor is a partnership and one or more direct or indirect partners of such Non-U.S. Creditor are claiming the portfolio interest exemption, such Non-U.S. Creditor may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(5)	other applicable forms, certificates or documents prescribed by the IRS; and

(B)
any Non-U.S. Creditor shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Applicable Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Creditor becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Applicable Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Applicable Agent to determine the withholding or deduction required to be made; and

(C)
if a payment made to an Issuing Bank or the Junior TLC Facility Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Issuing Bank or the Junior TLC Facility Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Issuing Bank or the Junior TLC Facility Lender shall deliver to the Borrower and the Applicable Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Applicable Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Applicable Agent as may be necessary for the Borrower and the Applicable Agent to comply with their obligations under FATCA and to determine that such Issuing Bank or the Junior TLC Facility Lender has complied with such Issuing Bank’s or the Junior TLC Facility Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(D)
For the avoidance of doubt, each person that shall become an Issuing Bank pursuant to Section 10.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this Section 2.10(f).

Each Issuing Bank and or the Junior TLC Facility Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Applicable Agent in writing of its legal inability to do so.

(iii)          On or prior to the Closing Date, the Applicable Agent shall deliver to the Borrower either (A) a duly completed original of IRS Form W-9 certifying that the Applicable Agent is a U.S. Person or (B) (i) a duly completed original IRS W-8ECI (or any successor form) or Form W-8BEN-E (or any successor form) with respect to payments received by it as a beneficial owner and (ii) a duly completed original of IRS Form W-8IMY certifying (A) in Part I that the Applicable Agent is a U.S. branch of a foreign bank and certifying in Part VI, Line 19.b., that the Applicable Agent agrees to be treated as a U.S. Person with respect to any payments made to it under any Credit Document or (B) that it is a qualified intermediary that assumes primary withholding responsibility under Chapters 3 and 4 and primary Form 1099 reporting and backup withholding responsibility for payments to such account.  The Applicable Agent agrees that if such IRS Form W-9, W-8ECI, W-8BEN-E or W-8IMY previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or promptly notify the Borrower in writing of its legal inability to do so.

(g)          If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.10 (including by the payment of additional amounts pursuant to this Section 2.10), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.10 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)          Each party’s obligations under this Section 2.10 shall survive the resignation or replacement of the Applicable Agent or any assignment of rights by, or the replacement of, an Issuing Bank, the termination of the Issuing Commitments and the repayment, satisfaction or discharge of all obligations under the Credit Documents.

(i)          For purposes of this Section 2.10 (and related definitions) and references in this Agreement to this Section 2.10, the term “Issuing Bank” includes any Senior LC Facility Administrative Agent and any Arranger, and the term “applicable law” includes FATCA.

2.11      Change of Lending Office.  Each Issuing Bank agrees that, upon the occurrence of any event giving rise to indemnification or payment under Section 2.9 or 2.10 with respect to such Issuing Bank, it will, if requested by the Borrower, use reasonable efforts to mitigate or reduce such indemnifiable or payable amounts (or any similar amount that may thereafter accrue), acting in good faith, which reasonable efforts may include designating or assigning its rights and obligations hereunder to another lending office, branch or affiliate, with the object of avoiding the consequences of such event; provided, that such designation or assignment is made on terms that, in the sole judgment of such Issuing Bank, cause such Issuing Bank and its lending offices to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.11 shall affect or postpone any of the obligations of the Borrower or the rights of any Issuing Bank pursuant to Section 2.9 or 2.10(a).

2.12      Replacement of Issuing Banks.  The Borrower shall be permitted to replace any Issuing Bank that (a) requests reimbursement for amounts owing pursuant to Section 2.9 or 2.10 or requires the Borrower to pay any additional amount (including to any Governmental Authority) pursuant to Section 2.10 or (b) becomes a Defaulting Issuing Bank; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Issuing Bank shall have taken no action under Section 2.11 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.9 or 2.10, (iv) the replacement financial institution shall purchase, at par, all amounts owing to such replaced Issuing Bank on or prior to the date of replacement, and in connection therewith, shall pay to the replaced Issuing Bank in respect thereof an amount equal to the sum of (x) all LC Disbursements that have been funded by (and not reimbursed to) such replaced Issuing Bank, together with all then unpaid interest with respect thereto at such time and (y) all accrued but unpaid fees owing to the replaced Issuing Bank pursuant to this Agreement, and the Borrower will have arranged for any outstanding Letters of Credit issued by such replaced Issuing Bank to either be returned to the replaced Issuing Bank for cancellation, or, if acceptable to the replaced Issuing Bank, backstopped by the replacement Issuing Bank or cash collateralized in a manner that would satisfy the requirements under the Senior LC Facility Date of Full Satisfaction with respect to such Issuing Bank, (v) the replacement financial institution shall be reasonably satisfactory to the replaced Issuing Bank, (vi) the replaced Issuing Bank shall be obligated to make such replacement in accordance with the provisions of Section 10.6, including, for the avoidance of doubt, reflecting such replacement in the Issuing Bank Register (provided that the Borrower shall be obligated to pay the registration and processing fee referred to in Section 10.6), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.9 or 2.10, as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Applicable Agent or any other Issuing Bank shall have against the replaced Issuing Bank.  Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Applicable Agent and the assignee, and that the Issuing Bank required to make such assignment need not be a party thereto in order for such assignment to be effective.

2.13     Defaulting Issuing Banks.  Notwithstanding any provision of this Agreement to the contrary, if any Issuing Bank becomes a Defaulting Issuing Bank, then the following provisions shall apply for so long as such Issuing Bank is a Defaulting Issuing Bank:

(a)          Fees shall cease to accrue on the unutilized portion of the Issuing Commitment of such Defaulting Issuing Bank pursuant to Section 3.3.

(b)          In the event that the Senior LC Facility Administrative Agent, the Borrower and the applicable Issuing Banks each agree that a Defaulting Issuing Bank has adequately remedied all matters that caused such Issuing Bank to be a Defaulting Issuing Bank, then such Defaulting Issuing Bank shall no longer be considered a Defaulting Issuing Bank.

Notwithstanding the above, the Borrower’ right to replace a Defaulting Issuing Bank pursuant to this Agreement shall be in addition to, and not in lieu of, all other rights and remedies available to the Borrower against such Defaulting Issuing Bank under this Agreement, at law, in equity or by statute.

SECTION 3.          LETTERS OF CREDIT

3.1         Issuing Commitment.

(a)          Subject to the terms and conditions of this Section 3, each applicable Issuing Bank, agrees to issue Letters of Credit at the request of the Borrower as the applicant thereof, for the benefit of the beneficiary thereof which shall not be any of the Credit Parties or their respective affiliates, for the support of the Borrower or its Subsidiaries’ obligations on any Business Day during the Commitment Period in such form as may be reasonably approved from time to time by such Issuing Bank; provided that such Issuing Bank shall not be permitted to issue any Letter of Credit if, after immediately giving effect to such issuance, (i) (x) the Minimum Cash Collateral Requirement would not be satisfied, (y) the LC Exposure of such Issuing Bank would exceed its Issuing Commitment or (z) the total LC Exposure of all Issuing Banks would exceed the aggregate Issuing Commitments.  Each Letter of Credit shall (i) be denominated in an Approved Currency, (ii) subject to clause (i) above, be in such amount (and provide for such reductions therein at such dates, or upon such events) as shall be requested by the Borrower pursuant to Section 3.2, and (iii) expire no later than the first anniversary of its date of issuance, provided that (A) any Letter of Credit with a one-year term may provide for the automatic extension thereof for additional one-year periods and (B) notwithstanding clause (iii) above, at the request of the Borrower and in the sole discretion of any Issuing Bank and the Junior TLC Facility Lender, a Letter of Credit may have an expiry date of greater than one year. Notwithstanding the foregoing, any Letter of Credit providing for automatic one-year extensions, (i) shall automatically extend, so long as the conditions in Section 5.2(a) and Section 5.2(b) are satisfied during the period in which the applicable Issuing Bank has a right to deliver a non-extension notice to the beneficiary of the applicable Letter of Credit and (ii) shall have a final expiry date beyond the Senior LC Facility Termination Date.

(b)          All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof. Any Existing Letter of Credit issued by an Issuing Bank and for which such Issuing Bank has been backstopped pursuant to backstop Letters of Credit issued hereunder by the other Issuing Bank (as such backstop Letters of Credit may be amended or extended) on or after the Closing Date may be rolled, replaced, reissued or otherwise continued with Letters of Credit issued by the Issuing Bank so long as such other Issuing Bank’s backstop Letters of Credit are maintained hereunder in a manner satisfactory to the backstopped Issuing Bank in such Issuing Bank’s sole discretion, in each case, pursuant to requests by the Borrower consistent herewith.

(c)          No Issuing Bank shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Bank to exceed any limits imposed by, any applicable Requirement of Law or would violate any internal policies of such Issuing Bank related to the issuance of letters of credit generally applied to similarly situated obligors under comparable credit facilities.

(d)          At any time prior to the Senior LC Facility Termination Date and so long as each condition under Section 5.2 (other than clause (c)) is satisfied at the applicable time, no Issuing Bank shall issue a notice of non-renewal of any Letter of Credit at such time unless such Letter of Credit, by its terms, does not automatically renew.

(e)          To the extent any amount is drawn with respect to a Letter of Credit, any LC Cash Collateral remaining in the applicable LC Cash Collateral Account with respect to such Letter of Credit, or any such LC Cash Collateral that may be returned by the applicable beneficiary, may be used to support a new Letter of Credit to any beneficiary permitted hereunder (it being understood that “new” does not include Letters of Credit issued to replace such drawn Letters of Credit) subject to the consent by the Junior TLC Facility Lender.

3.2        Procedure for Issuance of Letter of Credit.  The Borrower may from time to time request that any Issuing Bank issue a Letter of Credit by delivering to such Issuing Bank at its address for notices specified herein (x) an Application therefor, completed to the satisfaction of such Issuing Bank and (y) such other certificates, documents and other papers and information as such Issuing Bank may request.  Upon receipt of the completed Application from the Borrower, the applicable Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Bank be required to issue any Letter of Credit earlier than, three Business Days after its receipt of the Application therefor) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Bank and the Borrower. Upon request, the applicable Issuing Bank shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof.  Concurrently with the issuance of such Letter of Credit, the applicable Issuing Bank shall promptly, within no more than three (3) Business Days, notify the Senior LC Facility Administrative Agent of the issuance of such Letter of Credit by email or telephone call, at the email address or contact information for notices specified herein (including the amount, currency, expiration date and other relevant details thereof) or any amendment thereof.  Each Issuing Bank shall deliver a monthly report to the Senior LC Facility Administrative Agent, the Junior TLC Facility Lender and counsel to the Borrower (who will deliver to (i) counsel to the Consenting AHG Noteholders (as defined in the RSA) and (ii) counsel to the Creditors’ Committee (as defined in the DIP Order)), no later than five (5) Business Days after the last day of each month indicating the number and amount of Letters of Credit issued or amended by such Issuing Bank during that month.

3.3         Fees and Other Charges.

(a)          Letter of Credit Fee. The Borrower will pay, (x) to each Issuing Bank, a fee at a per annum rate equal to 1.00% (the “Base Letter of Credit Fee”) on the average daily outstanding amount of Letters of Credit issued by such Issuing Bank and outstanding, which shall be payable in Dollars (or at the sole discretion of the applicable Issuing Bank, payable in the same currency as the applicable Letter of Credit) and payable quarterly in arrears on each Fee Payment Date, plus (y) to JPMorgan, a fee at a per annum rate equal to 0.50% (the “JPM Base Letter of Credit Fee Top-up for Minimum Utilization”) on the average daily resulting difference (only if positive) of (A) 85% of the then current Issuing Commitment of JPMorgan minus (B) the average daily outstanding amount of Letters of Credit issued by JPMorgan and outstanding which shall be payable in Dollars (or at the sole discretion of the applicable Issuing Bank, payable in the same currency as the applicable Letter of Credit) and payable quarterly in arrears on each Fee Payment Date plus (z) to each Issuing Bank, an additional fee at a per annum rate equal to 0.90% (the “Alternative Currency Letter of Credit Fee”, and together with the Base Letter of Credit Fee (including the Minimum GS Base Letter of Credit Fee (if applicable) and the JPM Base Letter of Credit Fee Top-up for Minimum Utilization, the “Letter of Credit Fee”) on the average daily outstanding amount of Letters of Credit issued by such Issuing Bank in any Alternative Currency and outstanding, which shall be payable in Dollars (or at the sole discretion of the applicable Issuing Bank, payable in the same currency as the applicable Letter of Credit) and payable quarterly in arrears on each Fee Payment Date. Notwithstanding the foregoing, if (x) if the amount of Base Letter of Credit Fees due for any payment period to Goldman Sachs is less than the Minimum GS Base Letter of Credit Fee, then the Base Letter of Credit Fee due to Goldman Sachs for such payment period shall equal the Minimum GS Base Letter of Credit Fee and (y) if the amount of Alternative Currency Letter of Credit Fees due for any payment period to any Issuing Bank is less than the Minimum Alternative Currency Letter of Credit Fee applicable to such Issuing Bank, then the Alternative Currency Letter of Credit Fee due for such payment period shall equal the Minimum Alternative Currency Letter of Credit Fee.

(b)          Fronting Fee. The Borrower shall pay to the applicable Issuing Bank for its own account a fronting fee, payable in Dollars (or at the sole discretion of the applicable Issuing Bank, payable in the same currency as the applicable Letter of Credit), at a rate of 0.125% per annum on the undrawn and unexpired Dollar Equivalent amount of each Letter of Credit issued under the Senior LC Facility (or, if paid in the same currency as each applicable Letter of Credit, calculated at a rate of 0.125% per annum on the undrawn and unexpired amount of such Letter of Credit in the currency of such Letter of Credit), payable quarterly in arrears on each Fee Payment Date after the issuance date.

(c)          Unused Issuing Commitment Fee.  The Borrower agrees to pay to each Issuing Bank under the Senior LC Facility a commitment fee (the “Unused Issuing Commitment Fee”), payable in Dollars, from the Closing Date through to the Senior LC Facility Termination Date, computed at the Commitment Fee Rate on the average daily Dollar Equivalent amount of the Total Unutilized LC Commitment of such Issuing Bank under the Senior LC Facility during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Closing Date. Notwithstanding the foregoing, if the amount of all outstanding Letters of Credit issued by Goldman Sachs is less than 85% of its Issuing Commitment, such fee for Goldman Sachs shall be equal to the Maximum GS Unused Issuing Commitment Fee.

(d)          In addition to the foregoing fees, the Borrower shall pay or reimburse the applicable Issuing Bank under the Senior LC Facility for such normal and customary costs and expenses as are incurred or charged by such Issuing Bank in issuing, document examination, effecting payment under, amending or otherwise administering any Letter of Credit.

(e)          Payment of Fees. Notwithstanding the foregoing, each Issuing Bank shall deliver an invoice for any fees payable pursuant to this Section 3.3 no later than two (2) Business Days prior to the related Fee Payment Date and any fees payable pursuant to this Section 3.3 shall be payable by the Borrower but, to the extent unpaid after such two (2) Business Day period (during which two (2) Business Day Period the Borrower agrees to consult with the Junior TLC Facility Lender regarding such payment but the failure of the Borrower to do so shall not impact the ability of the Issuing Banks to make such deduction), are permitted to be deducted by each Issuing Bank from the applicable LC Cash Collateral Account held by such Issuing Bank on the applicable Fee Payment Date. Fees described under clauses (a) and (b), above, shall be earned, due and payable for so long as the applicable Letters of Credit are outstanding, regardless of whether the Senior LC Facility Date of Full Satisfaction has occurred; provided that with respect to any Letter of Credit that is backstopped by a letter of credit in accordance with the terms hereunder in connection with the Senior LC Facility Date of Full Satisfaction, the Letter of Credit Fee payable on such backstopped Letters of Credit shall be a rate per annum to be mutually agreed as between the applicable Issuing Bank, the Borrower and the Junior TLC Facility Lender.

3.4         [Reserved].

3.5         Reimbursement Obligation of the Borrower.

(a)          If any LC Disbursement or other amount is payable under or in respect of any Letter of Credit, the Senior LC Facility Administrative Agent or the applicable Issuing Bank shall cause the applicable Additional Collateral Agent to debit such amount from the applicable LC Cash Collateral Account pursuant to Section 2.5.  If there is insufficient LC Cash Collateral to pay any LC Disbursement or any other amount that is payable under or in respect of any Letter of Credit, the Borrower shall reimburse the applicable Issuing Bank for the amount of (a) any amount so paid or payable and (b) any fees, charges or other costs or expenses incurred by such Issuing Bank in connection with such payment, not later than 12:00 noon, New York City time, no later than one (1) Business Day immediately following the day that the Borrower received notice of such payment and insufficient funds with respect thereto.  Each such payment shall be made by the Borrower to the applicable Issuing Bank at its address for notices referred to herein in Dollars and in immediately available funds.  Interest shall be payable on any such amounts from the date on which the relevant LC Disbursement is paid until payment in full; provided that interest shall accrue (x) for the Business Day immediately after the date of the relevant notice, at a rate per annum equal to the ABR and (y) thereafter, commencing on the second Business Day after the date of the relevant notice, at a rate per annum equal to the ABR plus the default rate set forth in Section 2.5(a).  In the case of a Letter of Credit denominated in an Alternative Currency, the applicable Issuing Bank shall notify the Borrower of the Dollar Equivalent of the amount of the LC Disbursement and each other amount payable promptly following the determination thereof if such LC Disbursement or other amount is not paid by debiting the applicable LC Cash Collateral Account pursuant to Section 2.5.

3.6        Obligations Absolute.  The Borrower’s obligations under this Section 3 shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the applicable Issuing Bank, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees with the applicable Issuing Bank that such Issuing Bank shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, (a) any lack of validity or enforceability of any Letter of Credit, any Application or any Credit Document, or any term or provision therein, (b) any draft or other document presented under a Letter of Credit proving to be invalid, fraudulent or forged in any respect or any statement therein being untrue or inaccurate in any respect, (c) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, purported transferee, or any other Person, (d) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of each Letter of Credit, (e) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder, in each case, except in the case of bad faith, gross negligence or willful misconduct on the part of the applicable Issuing Bank (as determined by a final non-appealable judgment by a court of competent jurisdiction) or (f) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally.  Neither the Applicable Agent, nor any Issuing Bank, nor any of their respective related parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or message or advice, however transmitted, in connection with any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation, or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing, and the preceding sentence, shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank (as determined by a final, non-appealable judgment by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.7         Letter of Credit Payments.  If documents shall be presented for payment under any Letter of Credit, the applicable Issuing Bank will examine documents to determine if the documents are compliant. If documents are compliant, the applicable Issuing Bank shall promptly notify the Borrower of the payment date and amount thereof.  The responsibility of the applicable Issuing Bank to the Borrower in connection with documents presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment substantially comply with the terms and conditions of such Letter of Credit.

3.8        Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4.          REPRESENTATIONS AND WARRANTIES

To induce each Applicable Agent, the Issuing Banks and the Junior TLC Facility Lender to enter into this Agreement and (in the case of the Issuing Banks) to issue Letters of Credit and (in the case of the Junior TLC Facility Lender) to provide the Term Loans, the Borrower hereby represents and warrants to each Applicable Agent, each Issuing Bank and the Junior TLC Facility Lender, on the Closing Date and each other date required pursuant to Section 5.2 that:

4.1      Financial Condition.  The audited consolidated balance sheets of the Parent Company to the Borrower and its consolidated Subsidiaries as at December 31, 2022, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from a nationally recognized accounting firm, present fairly, in all material respects, the consolidated financial condition of the Parent Company to the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Parent Company to the Borrower as at September 30, 2023, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly, in all material respects, the consolidated financial condition of the Parent Company to the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments and to the absence of footnotes). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein, and, in the case of such unaudited statements, normal year-end audit adjustments and the absence of footnotes). As of the Closing Date, no WeWork Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are required to be reflected in the most recent financial statements referred to in this paragraph and are not so reflected which would reasonably be expected to result in a WeWork Material Adverse Change.

4.2         No Change.  Since the Closing Date, there has been no development or event that has had or would reasonably be expected to have a WeWork Material Adverse Change.

4.3         Existence; Compliance with Law.  Each WeWork Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except, in the case of a Restricted Subsidiary, where the failure to do so could not reasonably be expected to result in a WeWork Material Adverse Change, (b) has the requisite power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except, in the case of a Restricted Subsidiary, where the failure to do so could not reasonably be expected to result in a WeWork Material Adverse Change, (c) except where the failure to do so would not reasonably be expected to have a WeWork Material Adverse Change (other than with respect to the Borrower), is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification (to the extent such concept exists in such jurisdiction) and (d) is in compliance with all Requirements of Law except to the extent that the failure to be so qualified or to comply therewith could not, in the aggregate, reasonably be expected to have a WeWork Material Adverse Change.

4.4         Power; Authorization; Enforceable Obligations.  Each Credit Party has the power and authority, and the legal right, to make, deliver and perform the Credit Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Credit Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Credit Documents, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.19 and (iii) such consents, authorizations, filings and notices the failure to obtain or perform which would not reasonably be expected to have a WeWork Material Adverse Change. Each Credit Document has been duly executed and delivered on behalf of each Credit Party party thereto. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Credit Document to which any Credit Party is to be a party, when executed and delivered by such Credit Party, will constitute, a legal, valid and binding obligation of the Borrower or such other Credit Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, capital impairment, recognition of judgments, recognition of choice of law, enforcement of judgments or other similar laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered to the Applicable Agent in connection with the Credit Documents.

4.5        No Legal Bar.  Subject to the entry of the DIP Order and the terms thereof, the execution and delivery of each Credit Document by each Credit Party party thereto and its performance of this Agreement and the Credit Documents, the issuance of Letters of Credit and the use of proceeds thereof: (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect Liens created under the Credit Documents, (b) will not violate (i) any applicable Law or regulation or (ii) in any material respect, the charter, by-laws or other organizational or constitutional documents of such Credit Party or (iii) any order of any Governmental Authority binding on such Credit Party, (c) will not violate or result in a default under Contractual Obligation, and (d) will not result in or require the creation or imposition of any material Lien on any asset of the WeWork Group Members, except Liens created under and Liens permitted by the Credit Documents, and except to the extent such violation or default referred to in clause (b)(i) or (c) above could not reasonably be expected to result in a WeWork Material Adverse Change.

4.6       Litigation.  Other than the Chapter 11 Cases or as set forth on Schedule 4.6, no Proceeding is pending or, to the knowledge of the Borrower, threatened by or against any WeWork Group Member or against any of their respective properties or revenues with respect to any of the Credit Documents or any of the transactions contemplated hereby or thereby.

4.7       No Default.  No Credit Party is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a WeWork Material Adverse Change, except those defaults (i) occurring prior to the Petition Date and listed on Schedule 4.7 or (ii) as a result of the Chapter 11 Cases. No Default or Event of Default has occurred and is continuing and the Borrower is in compliance with the DIP Order.

4.8        Ownership of Property; Liens.  Each WeWork Group Member has title in fee simple to, or a valid leasehold interest in, all its real property material to its business, and good title to, or a valid leasehold interest in, all its other property material to its business except for any lease surrenders, forfeitures or terminations arising from or in connection with its rent strategy, the commencement of the Chapter 11 Cases, the events and conditions leading up to the Chapter 11 Cases, any matters publicly disclosed prior to the filings of the Chapter 11 Cases or their reasonably anticipated consequences, minor irregularities or deficiencies in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purposes, and none of such title or interest is subject to any Lien except as permitted by Section 7.1.

4.9         Intellectual Property.  Each WeWork Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except where the same would not, individually or in the aggregate, reasonably be expected to result in a WeWork Material Adverse Change. No claim has been asserted in writing or is pending by any Person against a WeWork Group Member challenging or questioning the use of any Intellectual Property by such WeWork Group Member or the validity or effectiveness of any Intellectual Property of such WeWork Group Member except, in each case, where such claim or claims would not, individually or in the aggregate, reasonably be expected to result in a WeWork Material Adverse Change. The use of Intellectual Property by each WeWork Group Member has not infringed, and does not infringe, on the rights of any Person except for any such infringement that would not, individually or in the aggregate, reasonably be expected to result in a WeWork Material Adverse Change.

4.10      Taxes.  Except pursuant to an order of the Bankruptcy Court or pursuant to the Bankruptcy Code, each WeWork Group Member has filed or caused to be filed all U.S. federal, state and other material Tax returns that are required to be filed by such WeWork Group Member and has paid all Taxes due and payable by such WeWork Group Member to any Governmental Authority (other than (i) any such Taxes not overdue by more than thirty (30) days, (ii) any such Taxes, the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant WeWork Group Member or (iii) any such Taxes that the failure to pay would not reasonably be expected to result in a WeWork Material Adverse Change).

4.11        Federal Regulations.  No extensions of credit hereunder will be used by the Borrower, whether directly or indirectly, (a) for “buying” or “carrying” any “margin stock” (within the respective meanings of each of the quoted terms under Regulation U, as now and from time to time hereafter in effect) or (b) for any purpose that violates Regulations T, U, or X of the Board, as now and from time to time hereinafter in effect.  If requested by any Creditor Party, the Borrower will furnish to such Creditor Party a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12       Labor Matters.  Except as, in the aggregate, would not reasonably be expected to have a WeWork Material Adverse Change: (a) there are no strikes or other labor disputes against any WeWork Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each WeWork Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any WeWork Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant WeWork Group Member.

4.13       ERISA.  (a) Each WeWork Group Member and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Code and other federal and state laws and the regulations and published interpretations thereunder with respect to each Pension Plan and have performed all their obligations under each Pension Plan, except where the same would not, individually or in the aggregate, reasonably be expected to result in a WeWork Material Adverse Change; (b) no ERISA Event or Foreign Plan Event has occurred or is expected to occur that, individually or in the aggregate would reasonably be expected to result in a WeWork Material Adverse Change, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event except where the same would not, individually or in the aggregate, reasonably be expected to result in a WeWork Material Adverse Change; (c) each Plan or Pension Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS covering such plan’s most recently completed five-year remedial amendment cycle in accordance with Revenue Procedure 2007-44, I.R.B. 2007-28, indicating that such Plan or Pension Plan is so qualified and the trust related thereto has been determined by the Internal Revenue Service to be exempt from U.S. federal income tax under Section 501(a) of the Code or an application for such a determination or opinion is currently pending before the Internal Revenue Service and, to the knowledge of the Borrower, nothing has occurred subsequent to the issuance of the most recent determination or opinion letter which cannot be corrected and would cause such Plan or Pension Plan to lose its qualified status, except where the failure to obtain such determination or opinion letter or the occurrence of a subsequent disqualifying event would not, individually or in the aggregate, reasonably be expected to result in a WeWork Material Adverse Change; (d) no liability to the PBGC (other than required premium payments), the IRS, any Plan or Pension Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by any WeWork Group Member or any of their ERISA Affiliates, except where such liability would not, individually or in the aggregate, reasonably be expected to result in a WeWork Material Adverse Change; (e) each of the WeWork Group Members’ ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan; (f) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any WeWork Group Member or any ERISA Affiliate or to which any WeWork Group Member or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with ASC Topic 715-60; (g) as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, no WeWork Group Member nor any of their respective ERISA Affiliates has any potential liability for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), which, when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, would not, individually or in the aggregate, reasonably be expected to result in a WeWork Material Adverse Change; (h) there has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan or Pension Plan that has resulted or could reasonably be expected to result in a WeWork Material Adverse Change; and (i) neither any WeWork Group Member nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 4.13 hereto and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement.  Except as would not reasonably be expected to result in a WeWork Material Adverse Change, (i) the present value of all accumulated benefit obligations under each Pension Plan, did not, as of the close of its most recent plan year, exceed the fair market value of the assets of such Pension Plan allocable to such accrued benefits (determined in both cases using the applicable assumptions under Section 430 of the Code and the Treasury Regulations promulgated thereunder), and (ii) the present value of all accumulated benefit obligations of all underfunded Pension Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Pension Plans (determined in both cases using the applicable assumptions under Section 430 of the Code and the Treasury Regulations promulgated thereunder).

4.14          Investment Company Act.  No WeWork Group Member is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.15         Subsidiaries.  As of the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Equity Interest owned by any Credit Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than directors’ qualifying shares) of any nature relating to any capital stock of any Restricted Subsidiary, except as created by the Credit Documents.

4.16     Use of Proceeds.  On the Closing Date, the Term Loans shall be used to cash fund LC Cash Collateral and to pay SVF Fronted Amounts, in an aggregate amount equal to the Junior TLC Facility Commitment, to support the Senior LC Facility, as required hereby.  On and after the Closing Date, the Letters of Credit shall be used to support the general corporate obligations of the Borrower and its Subsidiaries and Unrestricted Subsidiaries.

4.17       Environmental Matters.  Except as, in the aggregate, would not reasonably be expected to have a WeWork Material Adverse Change:

(a)          Materials of Environmental Concern have not been released (and there is no threat of release) at any facilities or properties currently owned, or, to the knowledge of the Borrower, leased or operated, by any WeWork Group Member (the “Properties”) or, to the knowledge of the Borrower, any other location, in violation by a WeWork Group Member of, or that would reasonably be expected give rise to liability on the part of a WeWork Group Member under, any Environmental Law;

(b)          no WeWork Group Member has received any written, or to the knowledge of the Borrower, verbal (and that would reasonably be expected to result in a written) notice of violation, alleged violation, non-compliance, liability or potential liability on the part of a WeWork Group Member under or pursuant to Environmental Laws with regard to any of the Properties or the business operated by any WeWork Group Member (the “Business”), nor does the Borrower have knowledge that any such notice is threatened and reasonably expected to result in a written notice of violation;

(c)          Materials of Environmental Concern have not been transported or disposed of from the Properties in violation by a WeWork Group Member of, or, to the knowledge of the Borrower, that would reasonably be expected to give rise to liability on the part of a WeWork Group Member under, any applicable Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation by a WeWork Group Member of, or that would reasonably be expected to give rise to liability on the part of a WeWork Group Member under, any applicable Environmental Law;

(d)          no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law against any WeWork Group Member with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders outstanding, to which any WeWork Group Member is subject under any Environmental Law with respect to the Properties or the Business;

(e)          the WeWork Group Members and, to the knowledge of the Borrower, the Properties and all operations at the Properties, are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws; and

(f)          no WeWork Group Member has affirmatively assumed by contract any liability of any other Person under Environmental Laws.

4.18     Accuracy of Information, etc.  As of the Closing Date, no written statement or information (other than any projected financial information and information of a general economic or industry nature) contained in this Agreement, any other Credit Document or any other document, certificate or statement furnished by or on behalf of any WeWork Group Member to any Creditor Party, for use in connection with the transactions contemplated by this Agreement or the other Credit Documents, in each case as modified or supplemented by other information so furnished and when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto).

4.19      Security Documents.  Subject to (i) the terms of any Market Intercreditor Agreement in effect, (ii) applicable bankruptcy, insolvency, reorganization, moratorium, capital impairment, recognition of judgments, recognition of choice of law, enforcement of judgments or other similar laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (iii) the Perfection Requirements and (iv) the provisions of this Agreement and the other relevant Credit Documents, the Security Documents and the DIP Order create legal, valid and enforceable Liens on all of the WeWork Collateral in favor of the Shared Collateral Agent, for the benefit of itself, the Issuing Banks, each other Applicable Agent and the Junior TLC Facility Lender, and such Liens constitute perfected Liens (with the priority that such Liens are expressed to have under the DIP Order) on the WeWork Collateral (to the extent such Liens are required to be perfected under the terms of the Credit Documents) securing the Obligations, in each case as and to the extent set forth therein.  Subject to the provisions of this Agreement and the other relevant Credit Documents, the Security Documents and the DIP Order create legal, valid and enforceable Liens on all of the LC Cash Collateral (including the Senior LC Facility Cash Collateral Interest and the Junior TLC Facility Cash Collateral Interest) in favor of the Shared Collateral Agent and the Additional Collateral Agents, for the benefit of themselves, each applicable Issuing Bank, each other Applicable Agent and the Junior TLC Facility Lender, and such Liens constitute perfected Liens (with the priority that such Liens are expressed to have in the DIP Order) on the LC Cash Collateral securing the applicable Obligations, in each case as and to the extent set forth therein.

For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the "Regulation"), the Borrower’s centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in the United States of America and it has no "establishment" (as that term is used in Article 2(10) of the Regulation) in any jurisdiction other than the United States of America or any state or other political sub-division thereof.

4.21       [Reserved].

4.22     Anti-Corruption Laws and Sanctions.  The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the WeWork Group Members and their respective directors, officers, employees and agents (in their capacity as such) with Anti-Corruption Laws and applicable Sanctions, and the WeWork Group Members and their respective officers and directors, and to the knowledge of the Borrower, their respective employees and agents, are in compliance with applicable Anti-Corruption Laws and Sanctions in all material respects. None of (a) WeWork Group Members or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the any WeWork Group Member that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  The Borrower will not, directly or knowingly indirectly, use the proceeds of any Letter of Credit issued hereunder in violation of applicable Anti-Corruption Laws or Sanctions.

4.23       EEA Financial Institutions.  No Credit Party is an EEA Financial Institution.

SECTION 5.          CONDITIONS PRECEDENT

5.1        Conditions to Closing Date.  The Junior TLC Facility Commitments of the Junior TLC Facility Lender and the Issuing Commitment of each Issuing Bank shall become effective upon satisfaction of the following conditions precedent (or waiver thereof in accordance with Section 10.1):

(a)          Credit Agreement.  The Senior LC Facility Administrative Agent and the Junior TLC Facility Administrative Agent shall have received this Agreement, executed and delivered by the Borrower and the Junior TLC Facility Lender.

(b)          Legal Opinions and Memoranda.  (i) The Senior LC Facility Administrative Agent and the Junior TLC Facility Administrative Agent shall have received an executed legal opinion of Kirkland & Ellis LLP, counsel to the Credit Parties which shall cover such customary matters incident to the transactions contemplated by this Agreement as the Issuing Banks and the Junior TLC Facility Lender may reasonably require, including the enforceability of the Final DIP Order and the enforceability of the security interests in the LC Cash Collateral and (ii) JPMorgan, in its capacity as an Issuing Bank and Additional Cash Collateral Agent shall have received an executed legal opinion and a legal memorandum of Milbank LLP, counsel to the Issuing Banks, each in a form reasonably acceptable to JPMorgan.

(c)          Credit Parties Signing Certificates; Certified Certificate of Incorporation; Good Standing Certificates.  The Senior LC Facility Administrative Agent and the Junior TLC Facility Administrative Agent shall have received (i) a certificate of the Credit Parties, dated the Closing Date, with appropriate insertions and attachments, including the certificate of incorporation or formation of each Credit Party certified by the relevant authority of the jurisdiction of organization of such Credit Party, resolutions of the board of directors or other appropriate governing body of such Credit Party and incumbency certificates and (ii) a long form good standing certificate (or equivalent) for each of the Credit Parties from its respective jurisdiction of organization.

(d)          Junior TLC Facility Lender Signing Certificates; Certified Certificate of Incorporation; Good Standing Certificates; Solvency Certificate.  The Senior LC Facility Administrative Agent shall have received (i) a certificate of the Junior TLC Facility Lender, dated the Closing Date, with appropriate insertions and attachments, including the certificate of incorporation or formation of the Junior TLC Facility Lender certified by the relevant authority of the jurisdiction of organization of the Junior TLC Facility Lender, resolutions of the board of directors or other appropriate governing body of the Junior TLC Facility Lender and incumbency certificates, (ii) a long form good standing certificate (or equivalent) for the Junior TLC Facility Lender from its jurisdiction of organization and (iii) a solvency certificate of the Junior TLC Facility Lender, dated as of the Closing Date, substantially in the form of Exhibit D from a senior financial officer of the Junior TLC Facility Lender.

(e)          Representations and Warranties. Each of the representations and warranties made by any Credit Party in the Credit Documents or any notice or certificate delivered in connection therewith shall be true and correct in all material respects (provided that any representation or warranty that is qualified by materiality shall be true and correct in all respects) on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (provided that any representation or warranty that is qualified by materiality shall be true and correct in all respects) as of such earlier date.

(f)          KYC Information.  Each of the Creditor Parties shall have received, at least three Business Days in advance of the Closing Date, (i) all documentation and other information required by any Governmental Authority under applicable “know-your-customer” and anti-money laundering rules and regulations, including, without limitation, as required by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), the Borrower as of the Closing Date and (ii) in connection with applicable “beneficial ownership” rules and regulations, a customary certification regarding beneficial ownership or control of the Borrower, in each case, that has been reasonably requested in writing by such Creditor Party, as applicable, by no later than 10 days before the Closing Date.

(g)          Fees and Expenses.  The Issuing Banks, Junior TLC Facility Lender and the Applicable Agents shall have received payment of all fees and expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), at least one Business Day before the Closing Date.

(h)          Security Agreement.  The Senior LC Facility Administrative Agent and the Junior TLC Facility Administrative Agent shall have received the Security Agreement, executed and delivered by the Borrower and the Credit Parties party thereto.

(i)          Subsidiary Guaranty.  The Senior LC Facility Administrative Agent and the Junior TLC Facility Administrative Agent shall have received the Subsidiary Guaranty, executed and delivered by the Borrower and the Guarantors party thereto.

(j)          Officer’s Certificates. The Senior LC Facility Administrative Agent and the Junior TLC Facility Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying compliance with Section 5.2(a), (b) and (d) as of the Closing Date.

(k)          Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statements) required by the Security Documents or under law or reasonably requested by the Shared Collateral Agent or the Additional Collateral Agent to be filed, registered or recorded in order to create in favor of the Shared Collateral Agent or the Additional Collateral Agent, for the benefit of itself, the Secured Parties, a perfected Lien on the Collateral described therein or in the DIP Order, shall be in proper form for filing, registration or recordation.

(l)          LC Cash Collateral Account Control Agreements.  Each Issuing Bank shall have received duly executed LC Cash Collateral Account Control Agreements for each LC Cash Collateral Account.

(m)          No Material Adverse Change.  Since November 10, 2023, there shall not exist any action, suit, investigation, litigation or proceeding pending (other than the Chapter 11 Cases) or, to the knowledge of the Borrower, threatened in writing in any court or before any arbitrator or Governmental Authority that, in the opinion of the Senior LC Facility Administrative Agent, each Issuing Bank and the Junior TLC Facility Lender, affects any of the transactions contemplated hereby, or that has or would be reasonably likely to have a material adverse change or material adverse condition in or affecting the businesses, assets, operations or financial condition of any of the Credit Parties and their respective direct and indirect subsidiaries, taken as a whole, or any of the transactions contemplated hereby; provided, that none of (i) the Chapter 11 Cases, the events and conditions leading up to the Chapter 11 Cases, or their reasonably anticipated consequences or (ii) the actions required to be taken pursuant to the Credit Documents, the RSA, the DIP Order, or the Cash Collateral Order, shall constitute a “material adverse effect”, “material adverse change” or words of similar import for any purpose.

(n)          The DIP Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the prior written consent of the Senior LC Facility Administrative Agent, each Issuing Bank and the Junior TLC Facility Lender and there shall be no appeal pending with respect thereto and no motion under Bankruptcy Rule 9023 or 9024 shall be pending with respect thereto.

(o)          The Junior TLC Facility Lender shall have received, from the Issuing Creditors (as defined in the Prepetition Credit Agreement), Cash Collateral (as defined in the Prepetition Credit Agreement, “Prepetition Cash Collateral”) (or a commitment or consent to release Prepetition Cash Collateral as directed by the Partnership and/or the Prepetition Collateral Agent) currently posted by the Partnership pursuant to the Credit Documents (as defined in the Prepetition Credit Agreement) in an amount sufficient to fund the Term Loans on the Closing Date.

(p)          The availability under the Senior LC Facility and the funding of Term Loans under the Junior TLC Facility shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.

5.2       Conditions to Each Extension of Credit.  The agreement of each Issuing Bank and the Junior TLC Facility Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit on the Closing Date) is subject to the satisfaction of the following conditions precedent:

(a)          Representations and Warranties. Each of the representations and warranties made by any Credit Party in the Credit Documents or any notice or certificate delivered in connection therewith (other than the representations and warranties contained in Section 4.1, which shall be true and correct in all respects as of the Closing Date) shall be true and correct in all material respects (provided that any representation or warranty that is qualified by materiality shall be true and correct in all respects) on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (provided that any representation or warranty that is qualified by materiality shall be true and correct in all respects) as of such earlier date.

(b)          No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)          Application.  The applicable Issuing Bank shall have received an Application duly completed by the Borrower.

(d)          Minimum Cash Collateral Requirement. After giving effect to any issuance of any Letters of Credit, the Minimum Cash Collateral Requirement shall be satisfied; provided that each Issuing Bank hereby agrees to waive compliance with this Section 5.2(d) with respect to each Closing Date JPM Backstop LC issued on the Closing Date until the date that is 2 Business Days after the Closing Date or such longer period as the Issuing Banks may agree in their sole discretion.

(e)          Senior LC Facility Termination Date.  The Senior LC Facility Termination Date shall not have occurred.

Each issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

5.3        Determinations under Sections 5.1 and 5.2.  For the purpose of determining compliance with the conditions specified in Sections 5.1 and 5.2, each Issuing Bank and the Junior TLC Facility Lender shall be deemed to have accepted, and to be satisfied with, each document or other matter required thereunder unless the Applicable Agent or the applicable Issuing Bank shall have received written notice from such Issuing Bank or Junior TLC Facility Lender prior to the proposed Closing Date, as applicable, specifying its objection thereto.

SECTION 6.          AFFIRMATIVE COVENANTS

Until the Junior TLC Facility Date of Full Satisfaction, the Borrower hereby agrees that it shall and shall cause each other WeWork Group Member to:

6.1        Financial Statements.  Furnish to the Applicable Agent for distribution to each Issuing Bank and the Junior TLC Facility Lender:

(a)          within 120 days after the end of each fiscal year of the Borrower (the “Annual Reporting Date”), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year,  all certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP; and

(b)          within 60 days after the end of each fiscal quarter of the Borrower not corresponding with the fiscal year end, its unaudited consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail, in each case in accordance with and to the extent required by GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Notwithstanding anything to the contrary herein, the Borrower will be permitted to satisfy its obligations with respect to financial information relating to the Borrower described in clauses (a) and (b) above by furnishing financial information relating to a Parent Company; provided that (i) the same is accompanied by information provided by a Responsible Officer of the Borrower that explains in reasonable detail the differences between the information relating such Parent Company and its consolidated Subsidiaries (and including any Unrestricted Subsidiaries of the Borrower), on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries (and including any Unrestricted Subsidiaries of the Borrower), on a standalone basis, on the other hand, with respect to the consolidated balance sheet and consolidated statements of income and of cash flows.  In addition, notwithstanding anything to the contrary herein, information required to be delivered pursuant to clauses (a) and (b) above or the paragraph immediately above shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall be publicly available on the website of the U.S. Securities and Exchange Commission at http://www.sec.gov. Information required to be delivered pursuant to such provisions may also be delivered by electronic communications pursuant to procedures approved by the Applicable Agent.

6.2        Certificates; Creditor Party Calls; Other Information.  Furnish to the Applicable Agent for distribution to each Issuing Bank and the Junior TLC Facility Lender:

(a)          concurrently with the delivery of financial statements under Section 6.1(a) and (b) above for such fiscal quarter, a WeWork Compliance Certificate (i) certifying as to whether a Default, which has not previously been disclosed or which has not been cured, has occurred and, if such a Default is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) to the extent not previously disclosed to the Applicable Agent, (1) a description of any change in the jurisdiction of organization of any Credit Party, (2) a list of any registered patents, trademarks and copyrights acquired by any Credit Party, and (3) a description of any Person that has become a WeWork Group Member, in each case since the date of the most recent WeWork Compliance Certificate delivered pursuant to this Section 6.2(a) (or, in the case of the first such report so delivered, since the Closing Date);

(b)          promptly following receipt thereof, copies of (i) any documents described in Sections 101(k) or 101(l) of ERISA that any WeWork Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan or any documents described in Section 101(f) of ERISA that any WeWork Group Member or any ERISA Affiliate may request with respect to any Pension Plan; provided, that if the relevant WeWork Group Members or ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Applicable Agent, such WeWork Group Member or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Applicable Agent promptly after receipt thereof;

(c)          promptly, such material non-privileged information regarding the operations, business affairs and financial condition of any WeWork Group Member, or compliance with the terms of any Credit Document, as the Applicable Agent, any Issuing Bank or the Junior TLC Facility Lender may reasonably request from time to time; provided that such financial information is otherwise prepared by such WeWork Group Member in the ordinary course of business and is of a type customarily provided to lenders in similar syndicated credit facilities; and

(d)          upon reasonable prior notice (which may be by email or telephone) by the Applicable Agent, cause one or more members of the Borrower’s senior management teams to be available at reasonable times with reasonable frequency for discussion with the Applicable Agent and Creditor Parties (which may be by email or telephone). Notwithstanding anything to the contrary contained in any Credit Document, the Borrower will have no obligation to host telephone conferences or regular earnings calls with any Secured Party.

6.3       Payment of Taxes.  To the extent required or permitted by any order of the Bankruptcy Court and contemplated by the Approved Budget (as defined in the Cash Collateral Order), pay, discharge or otherwise satisfy at or before maturity or before they become more than thirty (30) days delinquent, as the case may be, all its material taxes, assessments and governmental charges or levies, except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant WeWork Group Member, (ii) the failure to pay such taxes, assessments and governmental charges or levies, either individually or in the aggregate, will not reasonably be expected to have a WeWork Material Adverse Change, or (iii) non-payment thereof is permitted under the Bankruptcy Code or order of the Bankruptcy Court.

6.4        Maintenance of Existence; Compliance.  (a) (i) Preserve, renew and keep in full force and effect its organizational existence, except, solely in the case this clause (i) in respect of any Immaterial Subsidiary, to the extent that failure to do so would not reasonably be expected to have a WeWork Material Adverse Change and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or material to the normal conduct of its business, except, in the case of this clause (ii), to the extent that failure to do so would not reasonably be expected to have a WeWork Material Adverse Change; (b) comply with all Requirements of Law (but not including Anti-Corruption Laws or applicable Sanctions, which are addressed below in (c)) except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a WeWork Material Adverse Change; (c) comply  (i) with applicable Anti-Corruption Laws in all material respects and (ii) with applicable Sanctions; and (d) maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (in their capacity as such) with applicable Anti-Corruption Laws and Sanctions.

6.5        Maintenance of Property; Insurance.  (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (a) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6        Inspection of Property; Books and Records; Discussions.  (a) Keep proper books of records and account in which full, true and correct entries in all material respects in conformity with GAAP in all material respects and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Shared Collateral Agent, upon reasonable notice, to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time, not to exceed one visit in any fiscal year during normal business hours, and to discuss the business, operations, properties and financial and other condition of the WeWork Group Members with officers of the WeWork Group Members and with their independent certified public accountants; provided that such rights under this Section 6.6 shall be conducted in a manner so as not to materially disrupt the normal operations of the WeWork Group Members.  The WeWork Group Members shall have no obligation to disclose materials that are protected by attorney-client privilege or similar privilege or constitute attorney work product, or would violate applicable law or confidentiality obligations; provided that the Borrower shall (i) use commercially reasonable efforts to communicate such materials in a manner that would not waive such privilege or violate such applicable law or confidentiality obligations and (ii) notify the Shared Collateral Agent to the extent that any such materials are not being disclosed on such grounds.

6.7       Notices.  Promptly give notice to the Applicable Agent on behalf of each Creditor Party upon a Responsible Officer acquiring knowledge of:

(a)          the occurrence of any Default or Event of Default;

(b)          any (i) default or event of default under any Contractual Obligation of any WeWork Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any WeWork Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a WeWork Material Adverse Change;

(c)          any litigation or proceeding affecting any WeWork Group Member (i) in which the amount of potential liability involved on the part of any WeWork Group Member would reasonably be expected to have a WeWork Material Adverse Change, (ii) in which injunctive or similar relief is sought against any WeWork Group Member which would reasonably be expected to have a WeWork Material Adverse Change or (iii) which relates to any Credit Document;

(d)          as soon as possible upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event which would reasonably be expected to have a WeWork Material Adverse Change, a written notice specifying the nature thereof, what action the Borrower, any of the WeWork Group Members or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto; and

(e)          any development or event that has had or would reasonably be expected to have a WeWork Material Adverse Change.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant WeWork Group Member proposes to take with respect thereto.

6.8         Environmental Laws.

(a)          Comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws (“Environmental Permits”); provided that, in any case, any noncompliance with any Environmental Law or Environmental Permit, and any other noncompliance with Environmental Law, shall not be deemed a breach of this covenant where any such noncompliance, individually or in the aggregate, could not reasonably be expected to give rise to a WeWork Material Adverse Change. For purposes of this Section 6.8(a), noncompliance by the Borrower with any applicable Environmental Law or Environmental Permit shall further be deemed not to constitute a breach of this covenant provided that, upon learning of any such noncompliance, the Borrower shall promptly undertake all reasonable efforts to achieve material compliance with applicable Environmental Law.

(b)          Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities pursuant to applicable Environmental Laws, other than such orders and directives as to which an appeal or other challenge or request for relief has been timely and properly taken in good faith, and where any such action could not reasonably be expected to give rise to a WeWork Material Adverse Change.

6.9        Additional Collateral, etc.

(a)          With respect to any property acquired after the Closing Date by any Credit Party (other than (x) any property described in paragraph (b) or (c) below and (y) Excluded Property) as to which the Shared Collateral Agent, for the benefit of the Creditor Parties, does not have a perfected Lien, promptly (and in any event, within forty-five (45) days or such longer period as may be agreed by the Controlling Administrative Agent) following such acquisition (i) execute and deliver to the Shared Collateral Agent such amendments to the Security Agreement or such other documents as the Controlling Administrative Agent deems reasonably necessary or advisable to grant to the Shared Collateral Agent, for the benefit of the Creditor Parties, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Shared Collateral Agent, for the benefit of the Creditor Parties, a perfected first priority security interest in such property (subject only to Liens permitted under Section 7.1), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be reasonably requested by the Controlling Administrative Agent, in all cases, subject to and in accordance with the DIP Order.

(b)          With respect to (x) any new domestic Wholly Owned Subsidiary (other than an Excluded Subsidiary) created or acquired during any fiscal quarter after the Closing Date by any Credit Party (which, for the purposes of this paragraph (b), shall include any existing Subsidiary that ceases to be an Excluded Subsidiary), (y) any Subsidiary of the Borrower that becomes a guarantor under any other secured debt for borrowed money of the Credit Parties and (z) any other Subsidiary that may from time to time be designated by the Borrower (in the Borrower’s sole discretion) to be a Guarantor, promptly (and in any event, no later than 30 days or such longer period as may be agreed by the Controlling Administrative Agent) after the required date of the delivery of any financial statements with respect to such fiscal quarter which such Subsidiary was created, acquired or became a guarantor under any other secured debt for borrowed money of the Credit Parties, pursuant to Section 6.1(a), (i) execute and deliver to the Shared Collateral Agent such amendments to the Security Agreement and the Subsidiary Guaranty as the Controlling Administrative Agent reasonably deems necessary or advisable to grant to the Shared Collateral Agent, for the benefit of the Creditor Parties and obtain a perfected first priority security interest (subject only to Liens permitted under Section 7.1) in the Equity Interest of such new Subsidiary that is owned by any WeWork Group Member, (ii) subject to the Prepetition Pari Passu Intercreditor Agreement, deliver to the Shared Collateral Agent any certificates representing such Equity Interest, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant WeWork Group Member, (iii) cause such new Subsidiary (A) to become a party to the Security Agreement and the Subsidiary Guaranty, (B) to take such actions necessary or advisable to grant to the Shared Collateral Agent for the benefit of the Creditor Parties and obtain a perfected first priority security interest (subject only to Liens permitted under Section 7.1) in the Collateral described in the Security Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be reasonably requested by the Controlling Administrative Agent and (C) to deliver to the Shared Collateral Agent a certificate of such Subsidiary, substantially in the form of the certificate to be delivered pursuant to Section 5.2(f), with appropriate insertions and attachments, in each case, which the Shared Collateral Agent shall promptly confirm that such certificates, documents and other actions are in form and substance reasonably satisfactory to the Controlling Administrative Agent, and (iv) if such Subsidiary is a Material Subsidiary (and then only if requested by the Controlling Administrative Agent), deliver to the Shared Collateral Agent customary legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Controlling Administrative Agent.

6.10       Designation of Subsidiaries.

(a)          The Borrower may at any time designate any Restricted Subsidiary of the Borrower (other than the Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that: (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing; (ii) such Subsidiary is not then-currently or reasonably anticipated to be part of the Desk Business in the United States and (iii) such Subsidiary also shall have been or will promptly be designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under any other secured debt for borrowed money of the Credit Parties and any Permitted Senior Secured Debt in respect of any of the foregoing, in each case, to the extent such concept exists therein.

(b)          The Borrower may designate any Unrestricted Subsidiary as a Restricted Subsidiary at any time by prior written notice to each Applicable Agent if after giving effect to such designation, no Default or Event of Default shall exist or would otherwise result therefrom and the Borrower complies with the obligations under Section 6.9(a), as applicable. At the time of such designation, the Borrower shall deliver to each Applicable Agent a certificate duly executed by a Responsible Officer certifying that such designation complies with the foregoing provisions, as applicable.

6.11      Certain Post-Closing Obligations.  As promptly as practicable, and in any event within the applicable time period set forth on Schedule 6.11 (or such later date as the Issuing Banks may agree to in their sole discretion), the Borrower shall deliver or cause to be delivered each item listed on Schedule 6.11; provided that Schedule 6.11 may be updated on the Closing Date as reasonably agreed by the Borrower and the Applicable Agent. All representations and warranties contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above and in Schedule 6.11, rather than as elsewhere provided in the Credit Documents); provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct (subject to any materiality qualifier contained therein) at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 6.11 (and Schedule 6.11) and (y) all representations and warranties relating to the assets set forth on Schedule 6.11 pursuant to the Security Documents shall be required to be true (subject to any materiality qualifier contained therein) immediately after the actions required to be taken under this Section 6.11 (and Schedule 6.11) have been taken (or were required to be taken), except to the extent any such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct (subject to any materiality qualifier contained therein) as of such earlier date.

6.12      Reporting.  Substantially concurrently with the delivery of any Approved Budget (as defined in the Cash Collateral Order), Variance Report (as defined in the Cash Collateral Order), or any other material financial reporting materials delivered to any party under the RSA and pursuant to the Cash Collateral Order, deliver such materials to the Senior LC Facility Administrative Agent, each Issuing Bank and the Junior TLC Facility Lender in the same form and presentation as delivered to the parties to the RSA and pursuant to the Cash Collateral Order.

6.13      Filings, Orders and Pleadings.  Deliver to the Senior LC Facility Administrative Agent, each Issuing Bank and the Junior TLC Facility Lender:

(a)          as soon as reasonably practicable in advance of, but no later than the contemporaneous delivery to any statutory committee appointed in the Chapter 11 Cases or the United States Trustee for the District of New Jersey, as the case may be, all proposed orders and pleadings related to the Senior LC Facility, the Junior TLC Facility and the Credit Documents, any sale or other disposition of a material portion of the Collateral outside the ordinary course, cash management, adequate protection, any Plan of Reorganization and/or any disclosure statement related thereto (except that, with respect to any emergency pleading or document for which, despite the Credit Parties’ best efforts, such advance notice is impracticable, the Credit Parties shall be required to furnish such documents as soon as reasonably practicable and in no event later than substantially concurrently with such filings or deliveries thereof, as applicable), including any monthly reporting by the Credit Parties to the Bankruptcy Court and/or the United States Trustee for the District of New Jersey; and

(b)          concurrently with any filing made on behalf of any of the Credit Parties with the Bankruptcy Court, all other material notices, filings, motions, pleadings or any information concerning the financial condition of the Credit Parties or any other request for relief, including any monthly reporting by the Credit Parties to the Bankruptcy Court and/or the United States Trustee for the District of New Jersey.

(c)          Concurrently with any filing or application to any court located the United Kingdom for recognition of the Chapter 11 Cases in the United Kingdom under the UK Cross Border Insolvency Regulations 2006 (such initial filings and applications, a “UK Recognition Filing”), all material notices, filings, motions, pleadings, applications or any other information as may be requested by the Issuing Banks or the Junior TLC Facility Lender.

6.14       Certain Bankruptcy Matters.  The Credit Parties shall comply in a timely manner with their obligations and responsibilities as debtors in possession under the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Cash Collateral Order, the DIP Order and any other order of the Bankruptcy Court.

6.15      No Discharge.  Each of the Credit Parties agrees that prior to payment in full in cash of the Obligations, termination of the Applicable Commitments in accordance herewith and the occurrence of the Senior LC Facility Date of Full Satisfaction, (a) its obligations under the Credit Documents shall not be discharged by the entry of an order confirming a Plan of Reorganization (and each of the Credit Parties, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (b) the superiority claims granted to Agents, Issuing Banks and the Junior TLC Facility Lender pursuant to the DIP Order and the Liens granted to Agents, Issuing Banks and the Junior TLC Facility Lender pursuant to the DIP Order shall not be affected in any manner by the entry of an order confirming a Plan of Reorganization.

6.16        Liens.

(a)          Each of the Credit Parties hereby acknowledges, agrees, confirms and covenants that upon the entry of, and subject to the provisions of, the DIP Order and subject to the Carve Outs (as applicable), the Obligations shall at all times be secured by a valid, binding, continuing, enforceable perfected security interest in the Collateral with the priority as set out in the DIP Order.

(b)          In accordance with the DIP Order, all of the Liens described in the DIP Order shall be effective and automatically perfected upon entry of the DIP Order, without the necessity of the execution, recordation of filings by the Credit Parties of security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by any Agent of, or over, any Collateral.

(c)          Each Credit Party hereby acknowledges, agrees, confirms and covenants that pursuant to the DIP Order, the Liens in favor of the Shared Collateral Agent and the Additional Collateral Agent on behalf of and for the benefit of the Secured Parties in all of the Collateral, now existing or hereafter acquired, shall be created and perfected without the recordation or filing in any land records or filing offices of any mortgage, assignment or similar instrument.

6.17       COMI. The Borrower shall not, without the prior written consent of the Issuing Banks, deliberately cause or allow its centre of main interests (as that term is used in Article 3(1) of Regulation (EU) No. 2015/848 of 20 May 2015 of the European Parliament and of the Council on Insolvency Proceedings (recast)) to change to a jurisdiction other than the United States of America or any state or other political sub-division thereof.

SECTION 7.          NEGATIVE COVENANTS

Until the Junior TLC Facility Date of Full Satisfaction, the Borrower hereby agrees that it shall not and shall not permit each other WeWork Group Member (subject to the last sentence of Section 6.10(a)) to:

7.1        Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except (w) Liens created under or purported to be granted by the Credit Documents and the DIP Order, (x) solely with respect to the WeWork Collateral, the Liens securing the Prepetition Credit Agreement and the Prepetition Notes or any Permitted Liens, (y) with respect to any other assets of the WeWork Group Members, Permitted Liens and (z) solely with respect to the LC Cash Collateral, any Liens described in clause (7) of “Permitted Liens” in favor of each Issuing Bank (or their affiliates or branches) in its capacity as a depositary bank. Notwithstanding the foregoing, the Borrower shall not incur, assume or suffer to exist any Lien upon (x) any Junior TLC Facility Cash Collateral Interest other than those Liens expressly granted in favor of the Junior TLC Facility Lender pursuant to the DIP Order and (y) any LC Cash Collateral or LC Cash Collateral Accounts other than those Liens expressly granted in favor of the Secured Parties under the Security Agreement as contemplated by the DIP Order or, in each case of (x) and (y), those described in clause (7) of “Permitted Liens” in favor of each Issuing Bank (or their affiliates or branches) in its capacity as a depositary bank.

7.2         Lines of Business.  Engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Closing Date and businesses reasonably related, complementary or ancillary thereto or an extension or expansion thereof as determined by the Borrower in good faith.

7.3         Disposition of Assets.  Transfer or dispose of all or substantially all of the assets or business of the Borrower.

7.4        [Reserved].

7.5       Anti-Layering.  Directly or indirectly, incur any Indebtedness that is contractually subordinated or junior in right of payment to the Senior LC Facility, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Junior TLC Facility to the extent and in the same manner as such Indebtedness is subordinated to all other Indebtedness (including the Senior LC Facility) of the Borrower or such Guarantor, as the case may be (it being understood and agreed that Indebtedness shall not be considered junior in right of payment solely because it is unsecured or secured by Liens on separate assets). In addition to the foregoing, notwithstanding anything herein to the contrary, the Borrower shall not, and shall not permit any Guarantor to, directly or indirectly, incur any secured Indebtedness (other than the Junior TLC Facility Credit Document Obligations) that is, by its express terms, subordinated as to rights to receive, or subject to turnover of, payments or proceeds of collateral to the Senior LC Facility or any other secured Indebtedness of the Borrower or any Guarantor secured in whole or in part by the same collateral as the Collateral (including any “first-loss” or “last-out” tranche or facility under hereunder), unless such Indebtedness ranks junior in right of payment with the Junior TLC Facility and the Liens securing such Indebtedness rank junior to the Liens securing the Junior TLC Facility.

7.6        Use of Proceeds.  Except as otherwise provided herein or approved by the Senior LC Facility Administrative Agent, each Issuing Bank and the Junior TLC Facility Lender (email to suffice), shall not directly or indirectly (i) use the proceeds of any Term Loans or Letters of Credit in a manner or for a purpose other than those consistent with this Agreement and the DIP Order or (ii) make any payment (as adequate protection or otherwise), or application for authority to pay, on account of any claim or Indebtedness arising prior to the Petition Date other than payments consistent with the DIP Order and the Cash Collateral Order or as otherwise authorized by the Bankruptcy Court.

7.7        Chapter 11 Modifications. Without the prior written consent of the Senior LC Facility Administrative Agent, each Issuing Bank and the Junior TLC Facility Lender: (i) make or permit to be made, any change, amendment or modification, to the DIP Order; (ii) file, propose, or support (A) a notice of appeal with respect to the DIP Order, (B) a motion under Bankruptcy Rule 9023 or 9024 with respect to the DIP Order, (C) any other motion or pleading seeking to amend, stay, reverse, vacate, or otherwise modify the DIP Order or the Facilities, (D) a plan of reorganization or plan of liquidation that does not provide for the occurrence of the Senior LC Facility Date of Full Satisfaction to occur on the effective date of such plan, or (E) a motion seeking to approve a sale of any LC Cash Collateral; or (iii) make or permit to be made any UK Recognition Filing that is not a Permitted UK Recognition Filing.

7.8         Cash Collateral; DIP Financings.

(a)          Create, grant, incur, assume or suffer to exist any Liens on the LC Cash Collateral (other than the Liens granted to the Shared Collateral Agent or the Additional Collateral Agents for the benefit of the Issuing Banks and the Junior TLC Facility Lender pursuant to the Security Documents and the DIP Order and those described in clause (7) of “Permitted Liens” in favor of each Additional Collateral Agent in its capacity as a depositary bank for each LC Cash Collateral Account).

(b)          Create, issue, incur or assume any debtor-in-possession-financing that is secured by a Lien on the WeWork Collateral that ranks pari passu or senior to the Liens on WeWork Collateral securing the Obligations, in a principal amount in excess of $300,000,000 (other than the Carveouts) (such debtor-in-possession-financing permitted under this Section 7.8(b), the “New Money DIP”); provided that, for the avoidance of doubt, any New Money DIP shall require the prior written consent of the Junior TLC Facility Lender (which consent shall, so long as the RSA is in effect, be provided if provided by the Partnership or its affiliates in respect thereof under the RSA (it being understood and agreed, for the avoidance of doubt, that the Junior TLC Facility Lender shall retain the consent right hereunder in the event the RSA is terminated));  provided further that, for the avoidance of doubt, that any New Money DIP may not be secured with any Liens on any LC Cash Collateral; provided further that to the extent the New Money DIP is secured by a Lien more senior than the Lien securing the Obligations, such New Money DIP must be provided by the Junior TLC Facility Lender and/or members of the Consenting AHG Noteholders (as defined in the RSA) or any Affiliates thereof.

(c)          Transfer, dispose or otherwise move any cash from an LC Cash Collateral Account to any other bank account of the WeWork Group Members or to any third party in a manner not expressly permitted by the terms hereunder.

7.9        Foreign Currency Letter of Credit Sublimit. Permit the aggregate LC Exposure of Letters of Credit issued in an Alternative Currency by each Issuing Bank to exceed, (x) in the case of Goldman Sachs, the Dollar Equivalent of $90,000,000 and (y) in the case of JPMorgan, the Dollar Equivalent of $155,000,000 (the limits under clauses (x) and (y), the “Foreign LC Sublimit”) for each such Issuing Bank; provided that compliance with the Foreign LC Sublimit shall be calculated as of the date of the original issuance of each such Letter of Credit and no breach of the Foreign LC Sublimit shall occur solely as a result of changes to the aggregate LC Exposure of such Letters of Credit denominated in an Alternative Currency exceeding the Foreign LC Sublimit due to currency exchange rate fluctuations occurring after the date of issuance; provided further that the Foreign LC Sublimit of each Issuing Bank may be reduced in connection with any reductions of Issuing Commitments permitted hereunder in accordance with Section 2.2(a).

SECTION 8.          EVENTS OF DEFAULT

8.1         Events of Default.  If any of the following events shall occur and be continuing:

(a)          Solely to the extent there is insufficient LC Cash Collateral to pay any such amounts when due, the Borrower shall fail to pay any Reimbursement Obligation or payment of principal for the Term Loans hereunder within two Business Days of when due in accordance with the terms hereof; or solely to the extent there is insufficient LC Cash Collateral to pay any such amounts when due, the Borrower shall fail to pay any interest on any Reimbursement Obligation, the Term Loans or any other amount payable hereunder or under any other Credit Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)          any representation or warranty made or deemed made by any Credit Party herein or in any other Credit Document or that is contained in any certificate, document or financial statement furnished by it at any time under or in connection with this Agreement or any such other Credit Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)          any Credit Party shall default in the observance or performance of any agreement contained in Section 2.4(a) (solely after giving effect to the three (3) Business Day cure period as specified in Section 2.4(d) following the delivery of a Deficiency Notice), Section 2.4(g) (after giving effect to the three (3) Business Day period as specified in 2.4(g)), clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a), Section 6.14 or Section 7 of this Agreement; or

(d)          any Credit Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Credit Document (other than as provided in paragraphs (a) through (c) of this Section 8.1), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Applicable Agent or the Issuing Banks; or

(e)          the Borrower or any Material Subsidiary (x) shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any of its Material Indebtedness other than the Obligations or any such Indebtedness that is due and owing pursuant to any order of the Bankruptcy Court in the Chapter 11 Cases, when and as the same shall become due and payable beyond any applicable grace period or (y) default in the observance or performance of any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition that results in such Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits, after giving effect to any applicable grace period, the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than any such Indebtedness that is due and owing pursuant to any order of the Bankruptcy Court in the Chapter 11 Cases or with respect to defaults resulting from obligations with respect to which the Chapter 11 Cases prohibit or do not permit the Borrower or any Material Subsidiary from applicable compliance); or

(f)          with respect to any WeWork Group Member (i) an ERISA Event and/or a Foreign Plan Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan; (iii) the PBGC shall institute proceedings to terminate any Pension Plan; (iv) any WeWork Group Member or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan, a Foreign Benefit Arrangement, or a Foreign Plan, and in each case with respect to clauses (a), (b), (p) and (q) of the definition of ERISA Event and in each case in clause (v) above, such event or condition, together with all other events or conditions, if any, could reasonably be expected to result in a WeWork Material Adverse Change; and in each case with respect to clauses (c) through (o) and (r) of the definition of ERISA Event, with respect to whether a Foreign Plan Event shall have occurred and with respect to clauses (ii) through (iv) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Controlling Administrative Agent, reasonably be expected to result in a WeWork Material Adverse Change; or

(g)          one or more final judgments or decrees shall be entered against any WeWork Group Member (other than a WeWork Group Member that is not a Material Subsidiary, but only to the extent neither the Borrower nor any Material Subsidiary would be liable for any such judgment or decree), in the case of WeWork Collateral in an aggregate amount exceeding, $25,000,000, and in the case of LC Cash Collateral in any amount and all such judgments or decrees shall not have been paid, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(h)          any of the Security Documents shall cease, for any reason, to be in full force and effect (other than due to the Shared Collateral Agent failing to maintain possession of certificates actually delivered to it representing Equity Interest pledged under the Security Documents or to file Uniform Commercial Code continuation statements), or any Credit Party or any Affiliate of any Credit Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby and in the DIP Order, for any reason other than as a result of acts or omissions by the Shared Collateral Agent or any Issuing Bank; or

(i)          the Subsidiary Guaranty shall cease, for any reason, to be in full force and effect or any Credit Party or any Affiliate of any Credit Party shall so assert; or

(j)          a Change of Control shall occur; or

(k)          the Liens securing Obligations or any Guarantee Obligations with respect thereto shall cease, for any reason, to rank with the priority required by the DIP Order; or

(l)          a trustee or responsible officer shall have been appointed in one or more of the Chapter 11 Cases; or

(m)          a responsible officer or examiner with enlarged powers relating to the operation of the business of any Credit Party shall be appointed in one or more of the Chapter 11 Cases; or

(n)          relief shall be granted from any stay of proceeding (including, without limitation, the automatic stay) in the Chapter 11 Cases so as to allow a third party to proceed with foreclosure (or granting of a deed in lieu of foreclosure) or other remedy against any asset of the WeWork Group Members, (i) in the case of WeWork Collateral, with a value in excess of $15,000,000 or (ii) in the case of LC Cash Collateral, any LC Cash Collateral; or

(o)          an order shall be entered in the Chapter 11 Cases granting any superpriority claim which is senior to or pari passu with any Applicable Agent’s or any Secured Party’s claims under the Facilities (other than the Carve Outs) without the prior consent of the Senior LC Facility Administrative Agent, the Issuing Banks and the Junior TLC Facility Lender; or

(p)          any Credit Parties shall have filed, proposed, or supported (A) a plan of reorganization or plan of liquidation that does not provide for the occurrence of the Senior LC Facility Date of Full Satisfaction to occur on the effective date of such plan or (B) a motion seeking to approve a sale of any LC Cash Collateral or a material portion of the WeWork Collateral, in each case, without prior written consent of the Senior LC Facility Administrative Agent, the Issuing Banks and the Junior TLC Facility Lender; or

(q)          any Credit Parties shall have filed, proposed, or supported (A) a notice of appeal with respect to the DIP Order, (B) a motion under Bankruptcy Rule 9023 or 9024 with respect to the DIP Order, or (c) any other motion or pleading seeking to amend, stay, reverse, vacate, or otherwise modify the DIP Order or the Facilities, in each case without the prior written consent of the Senior LC Facility Administrative Agent, the Issuing Banks and the Junior TLC Facility Lender; or

(r)          (A) an order in the Chapter 11 Cases shall be entered staying, reversing, vacating or otherwise modifying, the Facilities or the DIP Order without the prior written consent of the Senior LC Facility Administrative Agent, the Issuing Banks and the Junior TLC Facility Lender or (B) any appeal of the DIP Order is taken or any motion under Bankruptcy Rule 9023 or 9024 is filed with respect to the DIP Order, and such appeal or motion has not been dismissed or withdrawn with 22 days; or

(s)          any prepetition funded debt is paid (other than as contemplated by the Cash Collateral Order or as ordered by the Bankruptcy Court) unless otherwise agreed by the Senior LC Facility Administrative Agent, the Issuing Banks and the Junior TLC Facility Lender; or

(t)          Liens or applicable priority of claims granted by the Bankruptcy Court with respect to any of the Collateral securing the Credit Parties’ obligations in respect of the Facilities shall cease to be valid, perfected and enforceable in all respects with the priority described herein; or

(u)          Subject to the DIP Order, the Borrower shall fail to comply with the Minimum Collateral Requirement (solely after giving effect to the three (3) Business Day cure period as specified in Section 2.4(d) following the delivery of a Deficiency Notice)

then, and in any such event (subject to the DIP Order), either Issuing Bank may directly (without consultation or prior notice to any other Issuing Bank or the Senior LC Facility Administrative Agent), by notice to the Borrower and the Junior TLC Facility Lender, declare that the Senior LC Facility Termination Date has occurred, whereupon all Issuing Commitments shall terminate immediately and all amounts owing under this Agreement and the other Credit Documents in respect of the Senior LC Facility (including all applicable Credit Exposure) shall immediately become due and payable and the Borrower be required to immediately satisfy the requirements of the Senior LC Facility Date of Full Satisfaction.  Subject in all respects to the following Section 8.2, the Junior TLC Facility Administrative Agent may, or the Junior TLC Facility Lender may directly, by notice to the Borrower, the Junior TLC Facility Lender and each Issuing Bank, declare that the Junior TLC Facility Maturity Date has occurred, whereupon all amounts owing under this Agreement and the other Credit Documents in respect of the Junior TLC Facility shall immediately become due and payable and the Senior LC Facility Termination Date shall be deemed to occur concurrently with such Junior TLC Facility Maturity Date. Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

Upon and after the occurrence and continuation of any Default or Event of Default and until the occurrence of the Senior LC Facility Date of Full Satisfaction, no payment of any principal, interest or fees due and payable under the Junior TLC Facility shall be permitted to be paid by any Credit Party or Applicable Agent.

Notwithstanding anything to the contrary contained herein, a liquidation, administration or other insolvency or reorganization proceedings with respect to one or more WeWork Group Members organized under the laws of any member state of the United Kingdom (but not affecting any Credit Party) or WeWork Companies LLC and for purposes of furthering the plans in connection with the Chapter 11 Cases, as determined in good faith by the Borrower and each Issuing Bank, shall not constitute a Default or an Event of Default.

8.2        Priority of Payments with Respect to the Collateral.  Anything contained herein or in any of the Credit Documents to the contrary notwithstanding, if an Event of Default has occurred and is continuing, and any Secured Party is taking action to enforce rights:

(a)           in respect of any LC Cash Collateral, or any Secured Party receives any payment pursuant to any Credit Document (other than this Agreement (to the extent such payment represents an application of LC Cash Collateral Proceeds made pursuant to this Section 8.2(a))) with respect to any LC Cash Collateral, the proceeds of any sale, collection or other liquidation of any such LC Cash Collateral by any Secured Party or received by any Secured Party pursuant to any agreement with respect to such LC Cash Collateral, a plan of reorganization or liquidation, or as adequate protection and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) (all proceeds of any sale, collection or other liquidation of any LC Cash Collateral and all proceeds of any such distribution being collectively referred to as “LC Cash Collateral Proceeds”), shall be applied (i) FIRST, to the payment in full in cash of all amounts owing to the Senior LC Facility Administrative Agent, the Shared Collateral Agent and each Additional Collateral Agent (each in its capacity as such) pursuant to the terms of the Credit Documents on a ratable basis, (ii) SECOND, with respect to all LC Cash Collateral held by each Issuing Bank in its capacity as an Additional Collateral Agent, to the payment in full of the Senior LC Facility Credit Document Obligations of such Issuing Bank in order to satisfy the requirements of the Senior LC Facility Date of Full Satisfaction with respect to such Issuing Bank, (iii) THIRD, with respect to all LC Cash Collateral held by each Issuing Bank in its capacity as an Additional Collateral Agent, to the payment in full of the Senior LC Facility Credit Document Obligations of each other Issuing Bank in order to satisfy the requirements of the Senior LC Facility Date of Full Satisfaction with respect to such other Issuing Bank, (iv) FOURTH, following the occurrence of the Senior LC Facility Date of Full Satisfaction and the Deemed Assignment, to the payment in full in cash of all amounts owing to the Junior TLC Facility Administrative Agent (in its capacity as such) pursuant to the terms of the Credit Documents on a ratable basis, (v) FIFTH, to the payment in full of the Junior TLC Facility Credit Document Obligations on a ratable basis and (v) SIXTH, after payment of all Obligations, to WeWork Group Members or their successors or assigns, as their interests may appear, or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. If, despite the provisions of this Section 8.2(a), any Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Obligations to which it is then entitled in accordance with this Section 8.2(a), such Secured Party shall hold such payment or recovery in trust for the benefit of all Secured Parties for distribution in accordance with this Section 8.2(a).

(b)          in respect of any WeWork Collateral, or any Secured Party receives any payment pursuant to any Credit Document (other than this Agreement (to the extent such payment represents an application of Proceeds made pursuant to this Section 8.2(b))) with respect to any WeWork Collateral, the proceeds of any sale, collection or other liquidation of any such WeWork Collateral by any Secured Party or received by any Secured Party pursuant to any agreement with respect to WeWork Collateral, a plan of reorganization or liquidation, or as adequate protection and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) (all proceeds of any sale, collection or other liquidation of any WeWork Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied, subject to the terms of the Prepetition Pari Passu Intercreditor Agreement and the Prepetition 1L/2L/3L Intercreditor Agreement, (i) FIRST, to the payment in full in cash of all amounts owing to the Applicable Agents (each in its capacity as such) pursuant to the terms of the Credit Documents on a ratable basis, (ii) SECOND, to the payment in full of the Senior LC Facility Credit Document Obligations on a ratable basis and to satisfy the requirements of the Senior LC Facility Date of Full Satisfaction, (iii) THIRD, to the payment in full of the Junior TLC Facility Credit Document Obligations on a ratable basis and (iv) FOURTH, after payment of all Obligations, to WeWork Group Members or their successors or assigns, as their interests may appear, or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. If, despite the provisions of this Section 8.2(b), any Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Obligations to which it is then entitled in accordance with this Section 8.2(b), such Secured Party shall hold such payment or recovery in trust for the benefit of all Secured Parties for distribution in accordance with this Section 8.2(b).

SECTION 9.          THE AGENTS

9.1           Appointment.  Each Issuing Bank hereby irrevocably designates and appoints the Senior LC Facility Administrative Agent as the agent of the Issuing Banks under this Agreement, and each Issuing Bank irrevocably authorizes the Senior LC Facility Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Senior LC Facility Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto.  The Junior TLC Facility Lender hereby irrevocably designates and appoints the Junior TLC Facility Administrative Agent as the administrative agent of the Junior TLC Facility Lender under this Agreement, and the Junior TLC Facility Lender irrevocably authorizes the Junior TLC Facility Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Junior TLC Facility Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto.  Each Issuing Bank, the Senior LC Facility Administrative Agent, the Junior TLC Facility Lender and the Junior TLC Facility Administrative Agent hereby irrevocably designate and appoint the Shared Collateral Agent to serve as the collateral agent of such Secured Party, and each such Issuing Bank, the Senior LC Facility Administrative Agent, the Junior TLC Facility Lender and the Junior TLC Facility Administrative Agent irrevocably authorize the Shared Collateral Agent, in such capacity, to take such action on its behalf under the provisions of the Security Documents, Subsidiary Guaranty and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to the Shared Collateral Agent by the terms of this Agreement, the Security Documents, the Subsidiary Guaranty and each other Credit Document, together with such other powers as are reasonably incidental thereto.

9.2         Delegation of Duties.

(a)         The Applicable Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Applicable Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Notwithstanding anything therein to the contrary, the parties hereto and the other Credit Parties agree that any agreement relating to cash collateral required under any provision of this Agreement or any other Credit Document that is entered into by or on behalf of an Issuing Bank or the Junior TLC Facility Lender shall, prior to the occurrence of the terminations described in Section 10.14(b), be for the benefit of the holders of the Obligations, and such Issuing Bank or the Junior TLC Facility Lender shall, prior to the occurrence of the terminations described in Section 10.14(b), (i) be acting as gratuitous bailee and as a non-fiduciary agent of the Applicable Agent, as applicable (such bailment and agency being intended, among other things, to satisfy the requirements of Sections 9-313(c), 9-104, 9-105 and 9-106 of the Uniform Commercial Code), with respect to any security interest granted therein and perfection thereof and (ii) hold such cash collateral and any applicable security interest therein for the benefit of the Applicable Agent as agent on behalf of the holders of the Obligations.

(b)          Each Issuing Bank, the Senior LC Facility Administrative Agent, the Junior TLC Facility Lender and the Junior TLC Facility Administrative Agent hereby agrees and confirms that solely with respect to the LC Cash Collateral, the Shared Collateral Agent hereby designates each Issuing Bank pursuant to this Section 9.2 to serve as a sub-agent of the Shared Collateral Agent (in such capacity, an “Additional Collateral Agent”) with respect to LC Cash Collateral deposited in or standing to the credit of each LC Cash Collateral Account at such Issuing Bank (or any of its affiliates or branches). Each Additional Collateral Agent is hereby authorized by the Shared Collateral Agent to (i) hold all Liens and claims in LC Cash Collateral deposited in or standing to the credit of each LC Cash Collateral Account at the applicable Issuing Bank (or any of its affiliates or branches) in its own name in its capacity as the Additional Collateral Agent (including, for the avoidance of doubt, after a Deemed Assignment as Additional Collateral Agent for the benefit of the Junior TLC Facility Lender), (ii) be the sole controlling secured party with respect to each such LC Cash Collateral Account under each applicable LC Cash Collateral Deposit Control Agreement and (iii) shall have the right to apply proceeds or debit funds from each LC Cash Collateral Account held by such Additional Collateral Agent for the purpose of satisfying any Credit Exposure or Senior LC Facility Credit Document Obligations due and payable to the Secured Parties as set out in Section 2.5(b) and, following a Deemed Assignment, as directed by the Junior TLC Facility Lender.  Each Additional Collateral Agent and their delegates and attorneys-in-fact appointed thereby, shall be entitled directly, and as third-party beneficiaries to the extent applicable, to the benefits of all provisions of this Section 9 and Section 10, including the rights, immunities, and protections of the Shared Collateral Agent hereunder and under the other Credit Documents.

9.3         Exculpatory Provisions. Neither any Applicable Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own bad faith, gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Issuing Banks or the Junior TLC Facility Lender for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Applicable Agents under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of any Credit Party a party thereto to perform its obligations hereunder or thereunder.  The Applicable Agents shall not be under any obligation to any Issuing Bank or the Junior TLC Facility Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

9.4        Reliance by the Applicable Agent.  Each Applicable Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Applicable Agent.  Each Applicable Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Applicable Required Creditor Parties (or, if so specified by this Agreement, all Issuing Banks, the applicable Issuing Bank or the Junior TLC Facility Lender) as it deems appropriate or it shall first be indemnified to its satisfaction by the applicable Secured Parties against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Each Applicable Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Applicable Required Creditor Parties (or, if so specified by this Agreement, all Issuing Banks, the applicable Issuing Bank or the Junior TLC Facility Lender), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the applicable Creditor Parties.

9.5         Notice of Default.  Each Applicable Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Applicable Agent has received notice from an Issuing Bank, the Junior TLC Facility Lender, another Applicable Agent or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that any Applicable Agent receives such a notice, such Applicable Agent shall give notice thereof to the Creditor Parties under the Applicable Facility and the other Applicable Agents.  Each Applicable Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Required Creditor Parties (or, if so specified by this Agreement, the applicable Issuing Banks or the Junior TLC Facility Lender); provided that unless and until the such Applicable Agent shall have received such directions, such Applicable Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the applicable Creditor Parties.

9.6       Non-Reliance on Applicable Agents and Other Issuing Banks.  Each Issuing Bank and the Junior TLC Facility Lender expressly acknowledges that neither the Applicable Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Applicable Agent hereafter taken, including any review of the affairs of a Credit Party or any affiliate of a Credit Party, shall be deemed to constitute any representation or warranty by any Applicable Agent to any Issuing Bank or the Junior TLC Facility Lender.  Each Issuing Bank and the Junior TLC Facility Lender represents to the Applicable Agents that it has, independently and without reliance upon any Applicable Agent or any other Creditor Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and their affiliates and made its own decision to make its extensions of credit hereunder and enter into this Agreement.  Each Issuing Bank and the Junior TLC Facility Lender also represents that it will, independently and without reliance upon any Applicable Agent or any other Issuing Bank or the Junior TLC Facility Lender (in the case of each Issuing Bank), and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and their affiliates.  Except for notices, reports and other documents expressly required hereunder to be furnished to each other Applicable Agent, to Issuing Banks by each Applicable Agent and to the Junior TLC Facility Lender by each Applicable Agent, neither Applicable Agent shall have any duty or responsibility to provide any Issuing Bank, the Junior TLC Facility Lender or any other Applicable Agent with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Credit Party or any affiliate of a Credit Party that may come into the possession of such Applicable Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

9.7         Indemnification.

(a)          Each Issuing Bank and the Junior TLC Facility Lender severally agrees to indemnify the Applicable Agent, and their respective affiliates, and their respective affiliates’, respective officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to its pro rata share of the aggregate amount of the Issuing Commitments in effect and Term Loans outstanding on the date on which indemnification is sought under this Section 9.7, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the applicable Issuing Commitments, the Junior TLC Facility Commitments, the Term Loans, this Agreement, any of the other Credit Documents, any Letter of Credit or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Issuing Bank or the Junior TLC Facility Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s bad faith, gross negligence or willful misconduct.  The agreements in this Section 9.7 shall survive the termination of this Agreement and the payment of all amounts payable hereunder.

9.8       Applicable Agent in Its Individual Capacity.  Each Applicable Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though such Applicable Agent were not an Applicable Agent.  With respect to any Letter of Credit issued by it, each Applicable Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Issuing Bank and may exercise the same as though it were not an Applicable Agent, and the term “Issuing Bank” shall include each Applicable Agent in its individual capacity.

9.9         Successor Agents.

(a)          Each Applicable Agent may resign as an Applicable Agent upon ten (10) days’ prior notice to the applicable Issuing Banks, the Junior TLC Facility Lender (as applicable) and the Borrower.  If any Applicable Agent shall resign as an Applicable Agent under this Agreement and the other Credit Documents, then the Applicable Required Creditor Parties shall appoint from among the applicable Creditor Parties a successor agent for such role, which successor agent shall be (i) solely with respect to any Applicable Agent for the Senior LC Facility, a bank with an office in the United States and (ii) unless an Event of Default under Section 8.1(a) with respect to the Borrower shall have occurred and be continuing, subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the former Applicable Agent, and the term “Junior TLC Facility Administrative Agent”, “Senior LC Facility Administrative Agent”, “Shared Collateral Agent” and/or “Additional Collateral Agent” shall mean such successor agent, as applicable effective upon such appointment and approval, and the former Applicable Agent’s rights, powers and duties as such Applicable Agent shall be terminated, without any other or further act or deed on the part of such former Applicable Agent or any of the parties to this Agreement.  If no successor agent has accepted appointment as the Applicable Agent by the date that is 10 days following a retiring Applicable Agent’s notice of resignation, the retiring Applicable Agent’s resignation shall nevertheless thereupon become effective, and the applicable Creditor Parties shall assume and perform all of the duties of the former Applicable Agent hereunder until such time, if any, as the applicable Issuing Banks or the Junior TLC Facility Lender appoint a successor agent as provided for above.  After any retiring Applicable Agent’s resignation as such Applicable Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit.

(b)          In addition, if at any time any Applicable Agent is (i) a Defaulting Issuing Bank or an Affiliate of a Defaulting Issuing Bank or (ii) in the case of the Shared Collateral Agent, perceived, by the Junior TLC Facility Lender, to be in an actual or perceived conflict of interest, such Applicable Agent may be removed by (x) the Applicable Required Creditor Parties and (y) solely in the case of clause (i) above, upon ten (10) days written notice thereof to the Applicable Agent and applicable Issuing Banks, as the case may be.  Upon receipt of such notice, the Applicable Required Creditor Parties shall have the right to appoint a successor Applicable Agent pursuant to Section 9.9(a), which, solely with respect to any Applicable Agent for the Senior LC Facility, such successor Applicable Agent shall be a commercial or investment banking institution or trust company with an office in the United States.

9.10       Arrangers and Bookrunners.  Neither the Arrangers nor the Bookrunners shall have any duties or responsibilities hereunder in their respective capacities as such.

9.11        Erroneous Payments.

(a)          If an Applicable Agent notifies an Issuing Bank or Secured Party, or any Person who has received funds on behalf of an Issuing Bank, or Secured Party (any such Issuing Bank, Secured Party or other recipient, but in any event excluding the Borrower and their Affiliates, a “Payment Recipient”) that such Applicable Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from such Applicable Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Applicable Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Applicable Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Applicable Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Applicable Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Applicable Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

 (b)          Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Applicable Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Applicable Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Applicable Agent (or any of its Affiliates), or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)          (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Applicable Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)          such Payment Recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Applicable Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Applicable Agent pursuant to this Section 9.11(b).

(c)          Each Issuing Bank, the Junior TLC Facility Lender or Secured Party hereby authorizes the Applicable Agent to set off, net and apply any and all amounts at any time owing to such Issuing Bank, the Junior TLC Facility Lender or Secured Party under any Credit Document or otherwise payable or distributable by the Applicable Agent to such Issuing Bank, the Junior TLC Facility Lender or Secured Party from any source, against any amount due to the Applicable Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)          In the event that an Erroneous Payment (or portion thereof) is not recovered by the Applicable Agent for any reason, after demand therefor by the Applicable Agent in accordance with immediately preceding clause (a), from any Issuing Bank or the Junior TLC Facility Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Applicable Agent’s notice to such Issuing Bank or the Junior TLC Facility Lender at any time, (i) such Issuing Bank or Junior TLC Facility Lender shall be deemed to have assigned the Obligations owed to it or any other amounts due to it hereunder in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Applicable Agent may specify) (such assignment of the Obligations or any other amounts due to it hereunder (but not Applicable Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with any applicable assignment fee to be waived by the Applicable Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver any applicable Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an approved electronic platform as to which the Applicable Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, (ii) the Applicable Agent as the assignee Issuing Bank shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Applicable Agent as the assignee Issuing Bank shall be deemed an Issuing Bank or Junior TLC Facility Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Issuing Bank or Junior TLC Facility Lender shall be deemed to have waived its rights as an Issuing Bank or Junior TLC Facility Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its Applicable Commitments which shall survive as to such assigning Issuing Bank or assigning Junior TLC Facility Lender and (iv) the Applicable Agent may reflect in the register its ownership interest in the Letters of Credit subject to the Erroneous Payment Deficiency Assignment.

(e)          The Applicable Agent may, in its discretion, sell any Obligations or other monetary obligations of the Borrower hereunder acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Issuing Bank or the Junior TLC Facility Lender shall be reduced by the net proceeds of the sale of such Obligations or other monetary obligations of the Borrower hereunder (or portion thereof), and the Applicable Agent shall retain all other rights, remedies and claims against such Issuing Bank or Junior TLC Facility Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Applicable Commitments of such Issuing Bank or Junior TLC Facility Lender and such Applicable Commitments shall remain available in accordance with the terms of this Agreement.  In addition, each party hereto agrees that, except to the extent that the Applicable Agent has sold Obligations or other monetary obligations of the Borrower hereunder (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Applicable Agent may be equitably subrogated, the Applicable Agent shall be contractually subrogated to all the rights and interests of the applicable Issuing Bank, Junior TLC Facility Lender or Secured Party under the Credit Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(f)          The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any Guarantor, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Applicable Agent from the Borrower or any Guarantor for the purpose of making such Erroneous Payment.

(g)          To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Applicable Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(h)          Each party’s obligations, agreements and waivers under this Section 9.11 shall survive the resignation or replacement of the Applicable Agent, any transfer of rights or obligations by, or the replacement of, an Issuing Bank or the Junior TLC Facility Lender, the termination of the Applicable Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

(i)          Notwithstanding anything to the contrary herein or in any other Credit Document, neither the Borrower nor any of its Affiliates shall have any obligations or liabilities (including the payment of any assignment or processing fee payable to the Applicable Agent in connection therewith) directly or indirectly arising out of this Section 9.11 in respect of any Erroneous Payment (other than having consented to the assignment referenced in Section 9.11(d)(i) above).

9.12       Actions and Matters Relating to the Collateral.

(a)          With respect to any Collateral, (i) only the Controlling Collateral Agent shall act or refrain from acting with respect to the Collateral (including with respect to any intercreditor agreement with respect to any Collateral), and then only on the instructions of the Controlling Administrative Agent, (ii) the Controlling Collateral Agent shall not follow any instructions with respect to such Collateral from any other Applicable Agent (or any other Secured Party other than the Controlling Secured Parties) and (iii) neither the Non-Controlling Administrative Agent nor any other Secured Party shall or shall instruct the Controlling Collateral Agent to commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Collateral (including with respect to any intercreditor agreement with respect to any Collateral), whether under any Security Document, applicable law or otherwise, it being agreed that only the Controlling Collateral Agent acting in accordance with the applicable Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Collateral. No Non-Controlling Administrative Agent or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Controlling Collateral Agent or the Controlling Secured Party or any other exercise by the Controlling Collateral Agent, Controlling Administrative Agent or the Controlling Secured Party of any rights and remedies relating to the Collateral in accordance with the provisions of this Agreement.

(b)          Each Secured Party agrees that (i) it will not challenge or question in any proceeding the validity or enforceability of any Obligations of any Applicable Facility or any Security Document or the validity, attachment, perfection or priority of any Lien in favor of the Controlling Collateral Agent under any Security Document or the validity or enforceability of the priorities, rights or duties established by this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral by the Controlling Collateral Agent in accordance with the provisions of this Agreement, (iii) except as provided in Section 9.12(a), it shall have no right to (A) direct the Controlling Collateral Agent or any other Secured Party to exercise any right, remedy or power with respect to any Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Controlling Collateral Agent or any other Secured Party of any right, remedy or power with respect to any Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Controlling Collateral Agent or any other Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral, and none of the Controlling Collateral Agent, Controlling Administrative Agent or any other Secured Party shall be liable for any action taken or omitted to be taken by the Controlling Collateral Agent or other Secured Party with respect to any Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Collateral or any part thereof marshalled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided, that nothing in this Agreement shall be construed to prevent or impair the rights of the Controlling Collateral Agent or any other Secured Party to enforce this Agreement.

(c)          Each Secured Party hereby agrees that if it shall obtain possession of any Collateral or shall realize any proceeds or payment in respect of any such Collateral, pursuant to this Agreement or any Security Document or by the exercise of any rights available to it under applicable law or in connection with any Bankruptcy Event of the WeWork Group Members or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the full discharge and satisfaction of the Obligations, then it shall hold such Collateral, proceeds or payment in trust for the other Secured Parties and promptly transfer such Collateral, proceeds or payment, as the case may be, to the Shared Collateral Agent, to be distributed in accordance with the provisions of Section 8.3. Any Secured party acting under this Section 9.12(c) shall have no obligation to the Shared Collateral Agent or any other Secured Party to ensure that any Collateral is genuine or owned by any of the WeWork Group Members or to preserve rights or benefits of any Person except as expressly set forth in this Section 9.12(c). Each Secured Party acting under this Section 9.12(c) makes no representation or warranty as whether the provisions of this Section 9.12(c) are sufficient to perfect the security interest in any Collateral in which such Secured Party has such possession or control.

(d)          Each Secured Party agrees that the Controlling Collateral Agent may enter into any amendment to any Security Document (including, without limitation, to release any Liens securing the Obligations) so long as the Controlling Collateral Agent is acting at the direction of the Applicable Required Creditor Parties (unless such amendment requires the consent of any additional Issuing Banks, Junior TLC Facility Lender or other party pursuant to Section 10.1) and/or has received a certificate of an officer of the Borrower stating that such amendment is permitted by the terms of each then extant Credit Document and such amendment is in accordance with the Credit Documents.

(e)          As between the Secured Parties, the Shared Collateral Agent shall have the right to adjust or settle any insurance policy or claim covering or constituting Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Collateral; provided, that to the extent any other Applicable Agent receives proceeds of such insurance policy and such proceeds in respect of Collateral are not permitted or required to be returned to the Borrower or its subsidiaries under the applicable Credit Document, such proceeds shall be applied, or turned over to the Shared Collateral Agent for application, as provided in Section 8.3.

(f)          So long as (i) the Senior LC Facility Date of Full Satisfaction has not occurred and solely with respect to any WeWork Collateral, the parties hereto agree that (a) there shall be no Lien, and no Credit Party shall have any right to create any Lien, on any assets of any Credit Party securing any Junior TLC Facility Credit Document Obligations if these same assets are not subject to, and do not become subject to, one or more Liens securing the Senior LC Facility Credit Document Obligations and (b) if any Junior TLC Facility Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any Junior TLC Facility Credit Document Obligations which assets are not also subject to the first-priority Lien securing the Senior LC Facility Credit Document Obligations then such Junior TLC Facility Secured Party, upon demand by the Senior LC Facility Administrative Agent, will without the need for any further consent of any other Junior TLC Facility Secured Party, notwithstanding anything to the contrary either (x) release such Lien or (y) assign it to the Shared Collateral Agent, to hold as security for the benefit of all Secured Parties and (ii) the Junior TLC Facility Maturity Date has not occurred and solely with respect to any WeWork Collateral, the parties hereto agree that (a) there shall be no Lien, and no Credit Party shall have any right to create any Lien, on any assets of any Credit Party securing any Senior LC Facility Credit Document Obligations if these same assets are not subject to, and do not become subject to, one or more Liens securing the Junior TLC Facility Credit Document Obligations and (b) if any Senior LC Facility Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any Senior LC Facility Credit Document Obligations which assets are not also subject to the second-priority Lien securing the Junior TLC Facility Credit Document Obligations then such Senior LC Facility Secured Party, upon demand by the Junior TLC Facility Administrative Agent, will without the need for any further consent of any other Senior LC Facility Secured Party, notwithstanding anything to the contrary either (x) release such Lien or (y) assign it to the Shared Collateral Agent, to hold as security for the benefit of all Secured Parties.  For the avoidance of doubt, this paragraph (f) shall not apply to the LC Cash Collateral Accounts, the LC Cash Collateral and/or the Junior TLC Facility Cash Collateral Interest.

(g)          Each of the parties hereto acknowledge and agree that because of the differing rights of the Issuing Banks and the Junior TLC Facility Lender in the Collateral, the claims of the Issuing Banks with respect to the Senior LC Facility Credit Document Obligations and the claims of the Junior TLC Facility Lender with respect to the Junior TLC Facility Credit Document Obligations are fundamentally different and must be separately classified in any plan of reorganization proposed or adopted in any bankruptcy case.  In the event that the claims of the Issuing Banks and Junior TLC Facility Lender are classified in the same class in any plan of reorganization proposed or adopted in any bankruptcy case, then each of the parties hereto hereby acknowledges and agrees that:  (i) the Issuing Banks shall not cast their votes in favor of such plan of reorganization unless such plan of reorganization has been approved by Junior TLC Facility Lender holding at least two-thirds in amount and more than one-half in number of the claims with respect to the Junior TLC Facility Credit Document Obligations, and (ii) unless the Deemed Assignment has occurred, the Junior TLC Facility Lender shall not cast their votes in favor of such plan of reorganization unless such plan of reorganization has been approved by Issuing Banks holding at least two-thirds in amount and more than one-half in number of the claims with respect to the Senior LC Facility Obligations.

9.13       Rights, Obligations and Protections of the Controlling Collateral Agent and the Controlling Administrative Agent.

(a)          Each Controlling Collateral Agent and each Controlling Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the Security Documents. Without limiting the generality of the foregoing, each Controlling Collateral Agent and each Controlling Administrative Agent:

(i)          shall not be subject to any fiduciary or other implied duties of any kind or nature to any Person, regardless of whether an Event of Default has occurred and is continuing;

 (ii)          shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Security Documents that each Controlling Collateral Agent or Controlling Administrative Agent is required to exercise as directed in writing by the Controlling Secured Parties; provided that each Controlling Collateral Agent or the Controlling Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Controlling Collateral Agent or the Controlling Administrative Agent to liability or that is contrary to any Security Document or applicable law;

(iii)          shall not, except as expressly set forth herein and in the other Security Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as a Controlling Collateral Agent or Controlling Administrative Agent or any of their respective Affiliates in any capacity;

(iv)          shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Controlling Secured Parties or (ii) in the absence of its own gross negligence or willful misconduct or (iii) in reliance on a certificate of an authorized officer of the Borrower stating that such action is permitted by the terms of this Agreement (it being understood and agreed that each Controlling Collateral Agent and each Controlling Administrative Agent shall be deemed not to have knowledge of any Event of Default hereunder until notice describing such Event of Default is given to such Controlling Collateral Agent or the Controlling Administrative Agent by an Issuing Bank, Junior TLC Facility Lender, Applicable Agent or the Borrower); and

(v)          shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Security Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral for the Obligations, or (vi) the satisfaction of any condition set forth in any Credit Document, other than to confirm receipt of items expressly required to be delivered to each Controlling Collateral Agent or Controlling Administrative Agent;

(vi)          with respect to this Agreement and each Security Document, may conclusively assume that the WeWork Group Members have complied with all of their obligations thereunder unless advised in writing by the Borrower, an Issuing Bank, the Junior TLC Facility Lender or an Administrative Agent to the contrary specifically setting forth the alleged violation; and

(vii)          may conclusively rely on any certificate of an officer of the Borrower.

(b)          Each Secured Party acknowledges that, in addition to acting as the Shared Collateral Agent and the Additional Collateral Agent with respect to LC Cash Collateral securing, initially, Credit Exposure of Goldman Sachs as an Issuing Bank and following a Deemed Assignment, the Junior TLC Facility Credit Document Obligations owed to the Junior TLC Facility Lender, Goldman Sachs International Bank also serves as the initial Senior LC Facility Administrative Agent, an Issuing Bank and the initial Controlling Administrative Agent with respect to the Senior LC Facility, and each Secured Party hereby waives any right to make any objection or claim against Goldman Sachs International Bank (or any successor or any of their respective counsel) based on any alleged conflict of interest or breach of duties arising from the Shared Collateral Agent or an Additional Collateral Agent also serving as the Senior LC Facility Administrative Agent, an Issuing Bank and Controlling Administrative Agent with respect to the Senior LC Facility; provided that, the foregoing does not limit the rights of the Junior TLC Facility Lender pursuant to Section 9.9(b)(ii) of this Agreement.

(c)          The Controlling Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Unless such statement is required by the terms of this Agreement or the Security Documents to be made in writing, the Controlling Collateral Agent and Controlling Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Controlling Collateral Agent and the Controlling Administrative Agent may consult with legal counsel (who may include, but shall not be limited to, counsel for the Borrower, counsel for each Applicable Agent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 10.          MISCELLANEOUS

10.1      Amendments and Waivers.

(a)          Subject to Section 2.7 and Section 10.1(b) below, neither this Agreement, any other Credit Document (other than the GS Agency Fee Letter), nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  Each Issuing Bank, the Junior TLC Facility Lender and each Credit Party party to the relevant Credit Document (other than the GS Agency Fee Letter) may, or, with the written consent of each Issuing Bank, the Junior TLC Facility Lender, the Applicable Agent and each Credit Party party to the relevant Credit Document (other than the GS Agency Fee Letter), as applicable, may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Credit Documents (other than the GS Agency Fee Letter) for the purpose of adding any provisions to this Agreement or the other Credit Documents (other than the GS Agency Fee Letter) or changing in any manner the rights or obligations of the Creditor Parties under the Applicable Facility or of the Credit Parties hereunder or thereunder, or (b) waive, on such terms and conditions as the Applicable Creditor Parties or the Applicable Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents (other than the GS Agency Fee Letter) or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall amend, modify or waive any provision of any Credit Document (other than the GS Agency Fee Letter) that affects any Applicable Agent without the written consent of such Applicable Agent.

For the avoidance of doubt, to the extent that (x) any written amendments, supplements or modifications hereto and to the other Credit Documents (other than the GS Agency Fee Letter) for the purpose of adding any provisions to this Agreement or the other Credit Documents (other than the GS Agency Fee Letter) or changing in any manner the rights of the Creditor Parties or of the Credit Parties hereunder or thereunder, in each case, directly impacts only one Applicable Facility and does not adversely impact the other Applicable Facility or (y) waive, on such terms and conditions, any of the requirements of this Agreement or the other Credit Documents (other than the GS Agency Fee Letter) or any Default or Event of Default and its consequences, in each case, solely to the extent such amendments, supplements, modifications or waiver directly impact only one Applicable Facility and does not adversely impact the other Applicable Facility, then in the case of the preceding clauses (x) and (y), only the written consent of each Issuing Bank (if the impacted Applicable Facility is the Senior LC Facility) or of the Junior TLC Facility Lender (if the impacted Applicable Facility is the Junior TLC Facility) directly impacted by such amendment, supplement, modification or waiver shall be required and no written consent of the Creditor Parties under the Applicable Facility not adversely impacted by such amendment, supplement, modification or waiver shall be required.

(b)          Any such waiver and any such amendment, supplement or modification under an Applicable Facility shall apply equally to each of the Creditor Parties only under such Applicable Facility and shall be binding upon the Credit Parties, the applicable Issuing Bank, the Junior TLC Facility Lender and the Applicable Agent (including, if applicable, each Controlling Collateral Agent). In the case of any waiver, the Credit Parties, the Issuing Banks and the Junior TLC Facility Lender under the Applicable Facility and the Applicable Agent (including, if applicable, each Controlling Collateral Agent) shall be restored to their former position and rights hereunder and under the other Credit Documents (other than the GS Agency Fee Letter), and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

10.2          Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Applicable Agent, and as set forth in an administrative questionnaire delivered to the Applicable Agent in the case of the Issuing Banks or the Junior TLC Facility Lender, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	WeWork Companies U.S. LLC 12 East 49th Street, 3rd Floor New York, New York 10017 Attention: Matt Vierling, Assistant Treasurer Telephone: [***] Email: [***]

With a copy to: Kirkland & Ellis LLP 609 Main Street Houston, Texas 77002 Attention: Rachael Lichman Telephone: [***] Facsimile: [***] Email: [***]

Senior LC Facility Administrative Agent and Shared Collateral Agent:	Goldman Sachs International Bank c/o Goldman Sachs Loan Operations Attention: Loan Operations – IBD Agency 2001 Ross Avenue, 37th Floor Dallas, Texas 75201 Email: [***]
Issuing Banks:
Goldman Sachs International Bank
c/o Goldman Sachs Loan Operations
Attention: Loan Operations – IBD Letters of Credit
2001 Ross Avenue, 37th Floor
Dallas, Texas 75201
Email: [***]

JPMorgan Chase Bank, N.A.
383 Madison Avenue
New York, New York 10179
Attention: DE Custom Business
Email: [***]

Junior TLC Facility Lender:	SoftBank Vision Fund II-2 L.P. c/o SB Global Advisers Limited 69 Grosvenor Street, London, W1K 3JP United Kingdom Attention: Legal Department Telephone: [***] Email: [***]

Manager: Jersey General Partner:
SB Global Advisers Limited
69 Grosvenor Street, London, W1K 3JP
United Kingdom
Attention: Legal Department
Telephone: [***]
Email: [***]

SVF II GP (Jersey) Limited
47 Esplanade, St Helier, Jersey, JE1 0BD
Attention: Crestbridge Fund Administrators Limited
Telephone: [***]
Email: [***]

With a copy to: Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Attention: Heather Viets E-mail: [***]

(a)          provided that any notice, request or demand to or upon the Applicable Agent, the Issuing Banks or the Junior TLC Facility Lender shall not be effective until received.

(b)          Notices and other communications to the Issuing Banks or the Junior TLC Facility Lender hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Applicable Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Applicable Agent and the applicable Issuing Bank or Junior TLC Facility Lender.  The Applicable Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3       No Waiver; Cumulative Remedies.   No failure to exercise and no delay in exercising, on the part of the Applicable Agent, Issuing Bank or Junior TLC Facility Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4         Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the extensions of credit hereunder.

10.5          Payment of Expenses; Indemnity; Limitation of Liability.

(a)          Subject to and in accordance with the terms of the DIP Order in all respects, the Borrower agrees (a) to pay or reimburse each Applicable Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one primary external counsel to all Applicable Agents (other than the Junior TLC Facility Administrative Agent), and one additional primary external counsel to the Junior TLC Facility Administrative Agent, one regulatory counsel and one local counsel as reasonably necessary in each relevant jurisdiction, and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Applicable Agent and the Applicable Required Creditor Parties shall deem appropriate, (b) to pay or reimburse each Issuing Bank, the Junior TLC Facility Lender and each Applicable Agent for all its costs and reasonable documented out-of-pocket expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the fees and disbursements of one primary external counsel to all Applicable Agents (other than the Junior TLC Facility Administrative Agent) and one additional primary external counsel for the Junior TLC Facility Administrative Agent (in each case, including one regulatory counsel and one local counsel as reasonably necessary in each relevant jurisdiction (and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction corresponding to each primary external counsel for the affected Issuing Banks or Junior TLC Facility Lender similarly situated and each Applicable Agent)) and (c) to pay or reimburse each Issuing Bank, Junior TLC Facility Lender and each Applicable Agent for all reasonable and documented costs, fees and expenses incurred by each Issuing Banks, Junior TLC Facility Lender and each Applicable Agent in connection with the Chapter 11 Cases to include: the monitoring and administration thereof, the negotiation and implementation of any Plan and any other matter, motion or order bearing on the validity, priority and/or repayment of the Obligations in accordance with the terms hereof.

(b)          In addition to the payment of expenses pursuant to Section 10.5(a), the Borrower agrees (a) to pay, indemnify, and hold each Issuing Bank, Junior TLC Facility Lender and Applicable Agent harmless from, any and all recording and filing fees, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Credit Documents and any such other documents, and (b) to defend (subject to Indemnitees’ selection of counsel), pay, indemnify, and hold each Issuing Bank, Junior TLC Facility Lender and Applicable Agent, their respective controlled or controlling affiliates, and their respective officers, directors, employees, agents and controlling persons, members or representatives (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including any claim, litigation, investigation or proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by the Borrower, their equity holders, affiliates or creditors or any other Person, including any of the foregoing relating to the use of proceeds of the Letters of Credit (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit or for any other reasons specified in this Agreement) or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any WeWork Group Member or any of the Properties and the reasonable fees and expenses of one primary external legal counsel to each Issuing Bank, and one additional primary external counsel to the Junior TLC Facility Lender, one regulatory counsel and one local counsel as reasonably necessary in each relevant jurisdiction (and, in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnitees similarly situated) in connection with claims, actions or proceedings by any Indemnitee against any Credit Party under any Credit Document (all the foregoing in this clause (b), collectively, the “Indemnified Liabilities”). THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE; provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, and provided, further, that this Section 10.5(b) shall not apply with respect to claims brought by an Indemnitee against another Indemnitee (provided that such claims do not arise from any act or omission by the Borrower or any of its affiliates), other than claims brought against the Applicable Agent in its capacity or in fulfilling its role as Applicable Agent.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.5 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(c)          To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Indemnitee on any theory of liability, any indirect, special, exemplary, punitive or consequential damages arising out of, in connection with or as a result of this Agreement or the other Credit Documents, the Chapter 11 Cases or the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor and (ii) no Indemnitee shall assert, and each Indemnitee hereby waives, any claim against each Credit Party on any theory of liability, any indirect, special, exemplary, punitive or consequential damages arising out of, in connection with or as a result of this Agreement or the other Credit Documents, the Chapter 11 Cases or the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Indemnitee hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.  Without limiting the foregoing, no Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee.

(d)          Each Credit Party also agrees that no Indemnitee will have any liability to any Credit Party or any person asserting claims on behalf of or in right of any Credit Party or any other person in connection with or as a result of this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Credit Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of such Indemnitee in performing its obligations under this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided, however, that in no event will such Indemnitee have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Indemnitees’ activities related to this Agreement, any Credit Document, any Letter of Credit or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

(e)          This Section 10.5 shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. All amounts due under this Section 10.5 shall be payable not later than ten days after written demand therefor.  Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the Chief Financial Officer (with a copy to the General Counsel), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Applicable Agent.

(f)          The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of all amounts payable hereunder.

10.6       Successors and Assigns; Participations and Assignments.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Issuing Bank and the Junior TLC Facility Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no Issuing Bank may assign or otherwise transfer its rights or obligations hereunder except to an Issuing Bank Assignee in accordance with this Section 10.6 and (iii) no Junior TLC Facility Lender may assign or otherwise transfer its rights or obligations under the Term Loans hereunder without the prior written consent of Borrower, the Senior LC Facility Administrative Agent and the Issuing Banks.

(b)          Any Issuing Bank may resign upon (i) thirty (30) days prior written notice to the Borrower and the Applicable Agent and (ii) obtaining the written consent of the Borrower and the Applicable Agent to such resignation.  From and after the effective date of such resignation, references herein to the term “Issuing Bank” shall be deemed to refer to any successor or to a resigned Issuing Bank, as the context shall require.  After the resignation of an Issuing Bank pursuant to this clause (b), the resigned Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to extend existing Letters of Credit or issue additional Letters of Credit.

(c)          (i) Subject to the conditions set forth in paragraph (ii) below, any Issuing Bank may assign to one or more Issuing Bank Assignees, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Issuing Commitments) with the prior written consent of:

(A)
the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), provided that no consent of the Borrower shall be required for an assignment to an Issuing Bank, an Affiliate of an Issuing Bank, or, if an Event of Default has occurred and is continuing, any other Person; and provided, further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Senior LC Facility Administrative Agent within ten Business Days after having received notice thereof;

(B)	the Applicable Agent (such consent not to be unreasonably withheld, conditioned or delayed); and

(C)	the Junior TLC Facility Lender (such consent not to be unreasonably withheld, conditioned or delayed).

(ii)          Assignments shall be subject to the following additional conditions:

(A)
except in the case of an assignment to an Issuing Bank, an Affiliate of an Issuing Bank or an assignment of the entire remaining amount of the assigning Issuing Bank’s Issuing Commitments under the Facility, the amount of the Issuing Commitments of the assigning Issuing Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Senior LC Facility Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Applicable Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of Issuing Banks and its Affiliates, if any;

(B)	the assigning Issuing Bank shall have paid in full any amounts owing by it to the Applicable Agent; and

(C)
the Issuing Bank Assignee, if it shall not be an Issuing Bank, shall deliver to the Applicable Agent an administrative questionnaire in which the Issuing Bank Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Issuing Bank Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (iv) below, from and after the effective date specified in each Assignment and Assumption the Issuing Bank Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations (including providing forms pursuant to Section 2.10(f)) of an Issuing Bank under this Agreement, and the assigning Issuing Bank thereunder shall subject to the next sentence, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Issuing Bank’s rights and obligations under this Agreement, such Issuing Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.09, 2.10 and 13.5).  After the assignment by an Issuing Bank pursuant to this clause (c), the assignor Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such assignment, but shall not be required to extend existing Letters of Credit or issue additional Letters of Credit.

(iv)          The Applicable Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices located in the United States a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names, addresses  and the Issuing Commitments of each Issuing Bank pursuant to the terms hereof from time to time (the “Issuing Bank Register”). The entries in the Issuing Bank Register shall be conclusive, absent manifest error, and the Borrower, the Applicable Agent and the Issuing Banks shall treat each Person whose name is recorded in the Issuing Bank Register pursuant to the terms hereof as an Issuing Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Issuing Bank Register shall be available for inspection by the Borrower and any Issuing Bank, at any reasonable time and from time to time upon reasonable prior notice (it being understood that no Issuing Bank shall be entitled to view any information in the Issuing Bank Register except such information contained therein with respect to the Issuing Commitments of such Issuing Bank).  This Section 10.6(c)(iv) shall be construed so that all Issuing Commitments are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code and any related United States Treasury Regulations (or any other relevant or successor provisions of the Code or of such United States Treasury Regulations).

(v)          Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Issuing Bank and an Issuing Bank Assignee, the Issuing Bank Assignee’s completed administrative questionnaire (unless the Issuing Bank Assignee shall already be an Issuing Bank hereunder) and any written consent to such assignment required by paragraph (c) of this Section 10.6, the Applicable Agent shall accept such Assignment and Assumption and record the information contained therein in the Issuing Bank Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Issuing Bank Register as provided in this paragraph.

(d)          Notwithstanding the foregoing and without the consent of the Borrower or any other party hereto, each Issuing Bank may sell participations in all or any part of any Letters of Credit or any portion of its Issuing Commitment of such Issuing to another entity, subject to this Section 10.6(d). Such Issuing Bank may disseminate credit information relating to the Borrower and the Credit Parties in connection with any proposed participation and each participant and subparticipant shall have the benefit of Sections 2.4, 2.5 and 3.3 hereof as though references therein to “Issuing Bank” included references to each participant and subparticipant and as though references to “issuing” any Letter of Credit included reference to “acquiring participation or subparticipation interests in” such Letter of Credit; provided that each such participant or subparticipant shall only have consent rights in connection with any amendment or waiver of any provision of this Agreement to the extent such amendment or waiver shall (i) increase the amount of any Letter of Credit or the Issuing Commitments with respect to any Letter of Credit or Issuing Commitment, of the applicable Issuing Bank in whose interest such participant has a participation, (ii) postpone any date scheduled for or reduced the amount of any payment of Reimbursement Obligations, interest, fees or expenses payable hereunder (iii) amend or change any provision of this Section 10.6 in a manner that would affect their consent rights in an adverse manner or (iv) release all or substantially all of the Collateral and/or the Guarantees Obligations of the Guarantors for the Obligations hereunder. Each Issuing Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant's interest in the Letters of Credit, Obligations or other obligations under the Credit Documents (the “Participant Register”); provided that no Issuing Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except (i) to the extent that such disclosure is necessary to establish that such commitment, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and (ii) to the Borrower upon a written request to the Issuing Banks. The entries in the Participant Register shall be conclusive absent manifest error, and such Issuing Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Senior LC Facility Administrative Agent (in its capacity as such) shall have no responsibility for maintaining a Participant Register.

10.7          Adjustments; Set-off.

(a)          In addition to any rights and remedies of each of the Issuing Banks and Junior TLC Facility Lender provided by law, each Issuing Bank and the Junior TLC Facility Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Issuing Bank or the Junior TLC Facility Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower; provided that if the Junior TLC Facility Lender or any Defaulting Issuing Bank shall exercise any such right of setoff, (i) all amounts so set-off shall be paid over immediately to the Applicable Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by the Junior TLC Facility Lender or such Defaulting Issuing Bank from its other funds and deemed held in trust for the benefit of the Senior LC Facility Administrative Agent and the Issuing Banks, in each case, in respect of the Senior LC Facility and (ii) the Junior TLC Facility Lender or the Defaulting Issuing Bank shall provide promptly to the Senior LC Facility Administrative Agent a statement describing in reasonable detail the obligations owing to the Junior TLC Facility Lender or such Defaulting Issuing Bank as to which it exercised such right of set-off. Each Issuing Bank and the Junior TLC Facility Lender agrees promptly to notify the Borrower and Applicable Agent after any such application made by such Issuing Bank and the Junior TLC Facility Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8          Counterparts; Electronic Execution.

(a)          This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Applicable Agent. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Credit Document and/or (z) any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement, any other Credit Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Credit Document or such Ancillary Document, as applicable. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Agreement, any other Credit Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Applicable Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Applicable Agent has agreed to accept any Electronic Signature, the Applicable Agent and each of the Issuing Banks and the Junior TLC Facility Lender shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Credit Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Applicable Agent or any Issuing Bank or the Junior TLC Facility Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart.  Without limiting the generality of the foregoing, the Borrower and each Credit Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Creditor Parties, the Borrower and the Credit Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Credit Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Applicable Agent and each of the Issuing Banks and the Junior TLC Facility Lender may, at its option, create one or more copies of this Agreement, any other Credit Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Credit Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Credit Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Indemnitee for any Indemnified Liabilities arising solely from the Applicable Agent’s and/or any Issuing Bank or the Junior TLC Facility Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Indemnified Liabilities arising as a result of the failure of the Borrower and/or any Credit Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.9         Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10         Integration.This Agreement, the Fee Letters and the other Credit Documents represent the entire agreement of the Borrower, the Applicable Agent, the Issuing Banks and the Junior TLC Facility Lender with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Applicable Agent, any Issuing Bank or the Junior TLC Facility Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

10.11      GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND EXCEPT TO THE EXTENT GOVERNED OR SUPERSEDED BY THE BANKRUPTCY CODE.

10.12      Submission To Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a)          submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Bankruptcy Court, or if the Bankruptcy Court does not have (or abstains from) jurisdiction, the courts of the State of New York sitting in New York County, the courts of the United States for the Southern District of New York, and appellate courts from any thereof; provided, that nothing contained herein or in any other Credit Document will prevent any Issuing Bank, the Junior TLC Facility Lender or the Applicable Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Credit Party in any other forum in which jurisdiction can be established;

(b)          consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, with respect to the Borrower, as the case may be at its address set forth in Section 10.2;

(d)          agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any indirect, special, exemplary, punitive or consequential damages.

10.13      Acknowledgements. The Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Credit Parties and the Creditor Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Credit Documents, irrespective of whether the Creditor Parties have advised or are advising the Credit Parties on other matters, and the relationship between the Creditor Parties, on the one hand, and the Credit Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Creditor Parties, on the one hand, and the Credit Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Credit Parties rely on, any fiduciary duty to the Credit Parties or their affiliates on the part of the Creditor Parties, (c) the Credit Parties are capable of evaluating and understanding, and the Credit Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Credit Documents, (d) the Credit Parties have been advised that the Creditor Parties are engaged in a broad range of transactions that may involve interests that differ from the Credit Parties’ interests and that the Creditor Parties have no obligation to disclose such interests and transactions to the Credit Parties, (e) the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Credit Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Credit Documents, (f) each Creditor Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Credit Parties, any of their affiliates or any other Person, (g) none of the Creditor Parties has any obligation to the Credit Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Credit Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Creditor Party and the Credit Parties or any such affiliate and (h) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Creditor Parties or among the Credit Parties and the Creditor Parties.

10.14      Releases of Guarantees and Liens.

(a)          Automatic Release.  If any WeWork Collateral is the subject of a disposition (other than to another Credit Party) that is not prohibited hereunder or becomes Excluded Property, the Liens in such Collateral granted under the Credit Documents shall automatically terminate and such WeWork Collateral will be free and clear of all such Liens.  There shall be no automatic release of any LC Cash Collateral and any release of any LC Cash Collateral (other than as contemplated by Section 2.5(b)) shall be subject to the consent of each Issuing Bank.

(b)          Written Release.  The Controlling Collateral Agent is irrevocably authorized, without any consent or further agreement of the Issuing Banks or the Junior TLC Facility Lender, to release of record, and shall release of record, any Liens encumbering any WeWork Collateral described in clause (a) above.  To the extent any Applicable Agent is required to execute any release documents in accordance with the immediately preceding sentence, such Applicable Agent shall do so promptly upon request of the Borrower and the Controlling Administrative Agent (subject to Section 10.5, at the cost of the Borrower) without the consent or further agreement of any Issuing Bank or the Junior TLC Facility Lender.  Any execution and delivery of documents pursuant to this clause (b) shall be without recourse to or warranty by the Applicable Agent.

(c)          Authorized Release upon the Junior TLC Facility Date of Full Satisfaction.  The Applicable Agent is irrevocably authorized by the Issuing Banks and the Junior TLC Facility Lender, without any consent or further agreement of the Issuing Banks and the Junior TLC Facility Lender, to release or assign, as applicable, the Controlling Collateral Agents’ Liens and guarantees upon the Junior TLC Facility Date of Full Satisfaction in accordance with Section 7.12(f) of the Security Agreement. All Liens in the Collateral and all guarantees granted under any Credit Document shall automatically terminate and be released on the Junior TLC Facility Date of Full Satisfaction.

(d)          Authorized Release of Credit Party.  If the Controlling Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower requesting the release of a Credit Party, certifying that each of the Controlling Administrative Agent and the Controlling Collateral Agent is authorized to release such Credit Party because either: (1) the Equity Interest issued by such Credit Party or the assets of such Credit Party have been disposed of to a non-Credit Party, (2) such Credit Party has been designated as an Unrestricted Subsidiary or has become an Excluded Subsidiary or (3) such Credit Party has liquidated or dissolved in a transaction permitted by this Agreement; provided that no such release shall occur if such Credit Party continues to be a guarantor in respect of any other secured debt of the Credit Parties or any Permitted Senior Secured Debt of any of the foregoing; then the Controlling Collateral Agent is irrevocably authorized by the Issuing Banks and the Junior TLC Facility Lender to release the Liens granted to the Shared Collateral Agent to secure the Obligations in the assets of such Credit Party and release such Credit Party from all obligations under the Credit Documents.  To the extent any Applicable Agent is required to execute any release documents in accordance with the immediately preceding sentence, the Applicable Agent shall do so promptly upon request of the Borrower (at the sole expense of Borrower).  Any execution and delivery of documents pursuant to this clause (d) shall be without recourse to or warranty by the Applicable Agent. Notwithstanding this clause (d), to the extent that any Guarantor becomes an Excluded Subsidiary solely as a result of becoming a Subsidiary that is no longer wholly owned and the primary purpose of such transaction was to release such subsidiary from its obligations as a Guarantor, guarantees by such Guarantor shall only be released with the consent of each Issuing Bank and the Junior TLC Facility Lender.  Notwithstanding this clause (d), to the extent that any Guarantor becomes an Excluded Subsidiary solely as a result of becoming a subsidiary that is no longer wholly owned and the primary purpose of such transaction was to evade the guaranty and collateral requirement in Section 6.9, guarantees by such Guarantor and Liens on the assets of such Guarantor constituting Collateral shall only be released with the consent of each Issuing Bank and the Junior TLC Facility Lender.

(e)          Lien Subordination.  Each Controlling Collateral Agent is irrevocably authorized to subordinate any Lien on any property granted to or held by such Controlling Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 7.1 and the DIP Order.  Any execution and delivery of documents pursuant to this clause (e) shall be without recourse or warranty by such Controlling Collateral Agent.

10.15     Intercreditor Matters. Solely with respect to the WeWork Collateral, the Controlling Collateral Agent with respect to the WeWork Collateral is authorized to and shall enter, at such Controlling Agent’s discretion, into any intercreditor arrangements in its capacity as the designated representative, including any Market Intercreditor Agreements required hereunder, on behalf of each Issuing Bank and the Junior TLC Facility Lender, in each case, with respect to Indebtedness (including, without limitation, any Permitted Senior Secured Debt), that is secured by Liens permitted hereunder and which Indebtedness contemplates an intercreditor, subordination or collateral trust agreement (any such intercreditor, subordination or collateral trust agreement (including any such Market Intercreditor Agreement), an “Additional Agreement”), and to take all actions (and execute all documents) required (or deemed advisable) by the Controlling Administrative Agent with respect to the WeWork Collateral in accordance with the terms of the Additional Agreement. The parties hereto acknowledge that any Additional Agreement is binding upon them.  Each Issuing Bank and Junior TLC Facility Lender (a) hereby agrees that it will be bound by, and will not take any action contrary to, the provisions of any Additional Agreement and (b) hereby authorizes and instructs the Agents to enter into any Additional Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.  The foregoing provisions are intended as an inducement to the Issuing Banks and the Junior TLC Facility Lender to extend credit to the Borrower, and the Issuing Banks and the Junior TLC Facility Lender are intended third-party beneficiaries of such provisions and the provisions of any Additional Agreement.

10.16      Confidentiality. Each of the Applicable Agent and each Creditor Party agrees that it will use all confidential information provided to it by or on behalf of the Credit Parties or any of their respective subsidiaries or affiliates hereunder solely for the purpose of providing Applicable Commitments or extending credit and shall treat confidentially all information provided to it by any Credit Party, the Applicable Agent or any Creditor Party; provided that nothing herein shall prevent the Applicable Agent and each Creditor Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding as required by applicable law (in which case such Applicable Agent and each Creditor Party agrees to inform the Borrower promptly thereof to the extent lawfully permitted to do so), (b) upon the request or demand of any regulatory authority having jurisdiction over the Applicable Agent or any Creditor Party or any of their respective affiliates (in which case the Applicable Agent or such Creditor Party, to the extent permitted by law, agrees to inform the Borrower promptly thereof (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental regulatory authority exercising examination or regulatory authority)), (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by the Applicable Agent or any Creditor Party or any of their respective affiliates in violation of any confidentiality obligations hereunder, (d) to the extent that such information is received by the Applicable Agent or any Creditor Party from a third party that is not, to the Applicable Agent or such Creditor Party’s knowledge, subject to confidentiality obligations owing to the Borrower or any of their respective affiliates or related parties, (e) to the extent that such information is independently developed by the Applicable Agent or any Creditor Party so long as not based on information obtained in a manner that would otherwise violate this provision, (f) to each of the Applicable Agent and Creditor Party’s affiliates and such Applicable Agent or Creditor Party’s and its affiliates’ respective officers, directors, partners, employees, advisors, legal counsel, independent auditors, insurers and reinsurers and other experts or agents (collectively, the “Representatives”) who need to know such information in connection with the transactions contemplated hereunder and are informed of the confidential nature of such information and who agree (which agreement may be oral or pursuant to company policy) to be bound by the terms of this paragraph (or language substantially similar to, or at least as restrictive as, this paragraph) (and each of the Applicable Agents and Creditor Parties shall be responsible for their respective Representatives’ compliance with this paragraph), (g) to potential and prospective lenders, debt providers, hedge providers, potential and prospective investors, prospective assignees and participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to this Agreement, in each case, who are made subject to the written agreement to treat such Information confidentially and on substantially the confidentiality restrictions specified herein, (h) [reserved], (i) to market data collectors, similar services providers to the lending industry, and service providers to the Applicable Agent or any Creditor Party in connection with the administration and management of the Applicable Facilities; provided that such information is limited to the existence of this Agreement and information about the Facility, (j) received by such person on a non-confidential basis from a source (other than the Borrower or any of its respective affiliates, advisors, members, directors, employees, agents or other representatives) not known by such person to be prohibited from disclosing such information to such person by a legal, contractual or fiduciary obligation, (k) for purposes of establishing a “due diligence” defense or (l) to the extent that such information was already in our possession prior to any duty or other undertaking of confidentiality entered into in connection with the Facility.

Each Creditor Party acknowledges that information furnished to it pursuant to this Agreement or the other Credit Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

10.17    WAIVERS OF JURY TRIAL.  THE BORROWER, EACH APPLICABLE AGENT, THE ISSUING BANKS AND THE JUNIOR TLC FACILITY LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.18    Patriot Act and Beneficial Ownership Regulation. Each Creditor Party hereby notifies the Borrower that pursuant to the requirements of the Patriot Act and 31 C.F.R. §101.230 (as amended, the “Beneficial Ownership Regulation”), it is required to obtain, verify and record information that identifies the Borrower and each of the other Credit Parties, which information includes the name and address of the Borrower and each of the other Credit Parties and other information that will allow such Creditor Party to identify the Borrower and each of the other Credit Parties in accordance with the Patriot Act and the Beneficial Ownership Regulation.

10.19     Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of any payments made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if and when the Obligations and other obligations hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Applicable Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of the Issuing Banks, the Junior TLC Facility Lender and the Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Issuing Bank or the Junior TLC Facility Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Issuing Bank or the Junior TLC Facility Lender’s option be applied to the outstanding amount of the Obligations hereunder or be refunded to the Borrower.

10.20    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any party to any other party under or in connection with the Credit Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)          any Bail-In Action in relation to any such liability, including (without limitation):

(i)          a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)          a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)          a cancellation of any such liability; and

(b)          a variation of any term of any Credit Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

10.21         Intended Tax Treatment. The parties hereto agree (i) that the Term Loans shall be treated as indebtedness for U.S. federal income tax purposes and (ii) to file all Tax returns and reports consistent with clause (i). Each of the parties hereto further agrees not to take a position inconsistent with this Section 10.21, except as required by any change in any Requirement of Law with respect to Taxes or pursuant to a final determination (as described in Section 1313(a) of the Code).

10.22      Deemed Assignment and Junior TLC Facility Lender Considerations.

(a)          Notwithstanding anything in this Agreement or any other Loan Document to the contrary, upon release by the applicable Issuing Bank or Additional Collateral Agent or the occurrence of the Senior LC Facility Date of Full Satisfaction, the Senior LC Facility Cash Collateral Interest in the LC Cash Collateral and the LC Cash Collateral Accounts (excluding, for the avoidance of doubt, any Prefunded Amounts or SVF Fronted Amounts) shall be deemed to automatically be assigned to the Junior TLC Facility Lender and become part of the Junior TLC Facility Cash Collateral Interest, with effect as of the Closing Date; provided that after giving effect to the Deemed Assignment, the Shared Collateral Agent and/or each Additional Collateral Agent shall, and the Shared Collateral Agent and each Additional Agent agrees that it shall, continue to act as collateral agent on (i) in the case of the Shared Collateral Agent, the We Work Collateral and/or (ii) in the case of each Additional Collateral Agent, on the applicable LC Cash Collateral and LC Cash Collateral Accounts, in each case of the foregoing clauses (i) and (ii) for the benefit of the Junior TLC Facility Lender (this clause (a), the “Deemed Assignment”). Pursuant to the DIP Order, the automatic stay of section 362(a) of the Bankruptcy Code shall be modified to the extent necessary to permit and provide for the consummation of any Deemed Assignment.

(b)          As described in the Cash Collateral Order, prior to the commencement of these Chapter 11 Cases, the SVF Obligor (as defined in the Cash Collateral Order) posted approximately $808,841,264.74 of cash Prepetition Cash Collateral to accounts controlled by Goldman Sachs to secure obligations of the Credit Parties under the Prepetition Credit Agreement. Immediately prior to the Closing Date, the amount so posted was $730,142,354.54, with reductions due to payments in respect of draws on letters of credit issued under the Prepetition Credit Agreement. The parties to the Prepetition Credit Agreement have agreed to release to the SVF Obligor a portion of the Prepetition Cash Collateral to be used by the Junior TLC Facility Lender to fund the Term Loans contemplated by this Agreement. The remainder of the Prepetition Cash Collateral will remain as security for those letters of credit that will remain outstanding under the Prepetition Credit Agreement and are otherwise not backstopped by Letters of Credit. Further, nothing in this Agreement or the DIP Order will prejudice any rights or claims of the SVF Obligor under the Prepetition Credit Agreement with respect to the remaining Prepetition Cash Collateral, and such rights and claims will be treated in the same manner and priority as the Prepetition LC Facility Claims (as defined in the RSA) and 1L Notes Claims (as defined in the RSA).

(c)          The Term Loans are intended to support the Credit Exposure of the Issuing Banks during the pendency of these Chapter 11 Cases. On the effective date of a Plan of Reorganization, the claims of the Junior TLC Facility Lender with respect to the Junior TLC Facility Credit Document Obligations (the “Junior TLC Facility Lender Claims”) shall be satisfied, in each case, subject to the RSA to the extent the RSA is in effect at any applicable time, as follows:

(i)          first, if, after the Senior LC Facility Date of Full Satisfaction, any proceeds of the Term Loans remain as LC Cash Collateral in the LC Cash Collateral Accounts, such proceeds shall be paid to the Junior TLC Facility Lender on account of the Junior TLC Facility Lender Claims; and

(ii)          second, to the extent any portion of the Junior TLC Facility Lender Claims remains unsatisfied after the cash payment pursuant to the DIP Order, any remaining portion of the Junior TLC Facility Lender Claims (i.e., “Drawn DIP TLC Claims” as defined in the RSA) shall be satisfied in cash.

10.23        Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Applicable Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the applicable Credit Party in respect of any such sum due from it to the Applicable Agent or any Creditor Party hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other any Alternative Currency, be discharged only to the extent that on the Business Day following receipt by the Applicable Agent or such Creditor Party, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Applicable Agent or such Creditor Party, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Agent or any Creditor Party from any Credit Party in the Agreement Currency, each Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Agent or such Creditor Party, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Applicable Agent or any Creditor Party in such currency, the Applicable Agent or such Creditor Party, as the case may be, agrees to return the amount of any excess to the applicable Credit Party (or to any other Person who may be entitled thereto under applicable law).

10.24     Conflicts.  Notwithstanding any provision herein or in any Credit Document to the contrary, in the event of any conflict between the terms hereof or thereof, on the one hand, and the terms of the DIP Order, on the other hand, the terms of the DIP Order shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GOLDMAN SACHS INTERNATIONAL BANK,
as Senior LC Facility Administrative Agent, Issuing Bank, an Additional Collateral Agent and Shared Collateral Agent

By:	/s/ Himanshu Bagchi
Name:	Himanshu Bagchi
Title:	Authorized Signatory

[Signature Page to WeWork DIP Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Issuing Bank and an Additional Collateral Agent

By:	/s/ Austin Garrison
Name:	Austin Garrison
Title:	MD

[Signature Page to WeWork DIP Credit Agreement]

Junior TLC Facility Administrative Agent

SOFTBANK VISION FUND II-2 L.P.,
acting by its manager, SB Global Advisers Limited

By:	/s/ Navneet Govil
Name:	Navneet Govil
Title:	Director

SB GLOBAL ADVISERS LIMITED in its capacity as manager of SoftBank Vision Fund II-2 L.P.

By:	/s/ Navneet Govil
Name:	Navneet Govil
Title:	Director

SVF II GP (JERSEY) LIMITED
in its capacity as general partner of SoftBank Vision Fund II-2 L.P.

By:	/s/ Michael Johnson
Name:	Michael Johnson
Title:	Director

SVF II GP (JERSEY) LIMITED
in its own corporate capacity

By:	/s/ Michael Johnson
Name:	Michael Johnson
Title:	Director

[Signature Page to WeWork DIP Credit Agreement]

Junior TLC Facility Lender

SOFTBANK VISION FUND II-2 L.P.,
acting by its manager, SB Global Advisers Limited

By:	/s/ Navneet Govil
Name:	Navneet Govil
Title:	Director

SB GLOBAL ADVISERS LIMITED in its capacity as manager of SoftBank Vision Fund II-2 L.P.

By:	/s/ Navneet Govil
Name:	Navneet Govil
Title:	Director

SVF II GP (JERSEY) LIMITED
in its capacity as general partner of SoftBank Vision Fund II-2 L.P.

By:	/s/ Michael Johnson
Name:	Michael Johnson
Title:	Director

SVF II GP (JERSEY) LIMITED
in its own corporate capacity

By:	/s/ Michael Johnson
Name:	Michael Johnson
Title:	Director

[Signature Page to WeWork DIP Credit Agreement]

WEWORK COMPANIES U.S. LLC,
as the Borrower

By:	/s/ Kurt Wehner
Name:	Kurt Wehner

Title:	Chief Financial Officer

[Signature Page to WeWork DIP Credit Agreement]